Exhibit 2.1
EXECUTION COPY
Stock Purchase Agreement
by and among
Leon Medical Centers Health Plans, Inc.,
The Stockholders of Leon Medical Centers Health Plans, Inc.,
as Sellers,
and
NewQuest, LLC,
as Buyer,
and
HealthSpring, Inc.
August 9, 2007

TABLE OF CONTENTS

SECTION 1.	DEFINITIONS	1
1.1.	Certain Defined Terms	1
1.2.	Other Definitions	7
SECTION 2.	PURCHASE AND SALE OF STOCK	9
2.1.	Purchase and Sale of Company Stock	9
2.2.	Transfer of Stock	9
SECTION 3.	PURCHASE PRICE AND ESCROW MATTERS	9
3.1.	Purchase Price	9
3.2.	Payment of Purchase Price	9
3.3.	Adjustment to Purchase Price for Medical Claims Reserve	10
3.4.	Additional Leon Centers	11
3.5.	CMS Payments	12
3.6.	Pre-Closing Distribution	13
SECTION 4.	CLOSING	14
SECTION 5.	REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY	14
5.1.	Organization and Qualification	14
5.2.	Authorization	14
5.3.	Capitalization	14
5.4.	Real Property	15
5.5.	Contracts and Commitments	15
5.6.	Permits	17
5.7.	Compliance Matters	17
5.8.	Governmental Audits and Investigations	18
5.9.	No Conflict or Violation; Third Party and Governmental Consents	18
5.10.	Financial Statements	19
5.11.	Absence of Certain Changes	20
5.12.	Litigation	21
5.13.	Undisclosed Liabilities	21
5.14.	Compliance with Law	21
5.15.	Proprietary Rights	22
5.16.	Employees	22
5.17.	Employee Benefit Plans	22

5.18.	Labor Relations	24
5.19.	Environmental, Health, and Safety	24
5.20.	Tax Matters	25
5.21.	Insurance, Banks, Powers of Attorney	26
5.22.	Subsidiaries; Affiliate Transactions	26
5.23.	Title to and Condition of Assets	26
5.24.	Change in Control Payments	26
5.25.	Brokers	26
5.26.	Books and Records	27
5.27.	Rate Caps and Guarantees	27
5.28.	IBNR Report	27
SECTION 6.	REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS	27
6.1.	Authorization	27
6.2.	No Conflict or Violation	27
6.3.	Company Stock	28
6.4.	Litigation	28
6.5.	Investment	28
SECTION 7.	REPRESENTATIONS AND WARRANTIES RELATING TO HEALTHSPRING AND BUYER	28
7.1.	Organization	28
7.2.	Authorization	29
7.3.	Capitalization	29
7.4.	No Conflict or Violation	29
7.5.	Consents	29
7.6.	Litigation	29
7.7.	Authorization of Shares	29
7.8.	SEC Reports	30
7.9.	Compliance with Law	30
7.10.	Governmental Audits and Investigations	30
7.11.	Financing	30
7.12.	Brokers	30
7.13.	Investment	30
SECTION 8.	AGREEMENTS PENDING THE CLOSING	31
8.1.	Conduct of the Business Pending the Closing	31

8.2.	Full Access; Diligence Matters	31
8.3.	Notices and Consents	32
8.4.	Further Assurances	32
8.5.	Errors and Omissions Insurance	32
8.6.	Financial Statements	32
8.7.	Notice of Investigations, Audits, Status of Approvals and Filings, etc	32
8.8.	Employee Matters	33
8.9.	Tax Matters	33
8.10.	Exclusivity	34
8.11.	Notice of Developments	34
SECTION 9.	OTHER COVENANTS AND AGREEMENTS	34
9.1.	Further Action	34
9.2.	Expenses	34
9.3.	Publicity	35
9.4.	Tax Matters	35
9.5.	Non-Compete; Non-Solicitation	36
9.6.	Transition	38
9.7.	Disclosure of Confidential Information	38
9.8.	Access to Information Following Closing	38
9.9.	Certificates Representing Shares	38
9.10.	Directorship	39
9.11.	Employee Matters	39
SECTION 10.	CONDITIONS TO CLOSING	40
10.1.	Conditions to Obligations of Each Party	40
10.2.	Additional Conditions to Obligations of HealthSpring and Buyer	40
10.3.	Additional Conditions to Obligations of Sellers	43
10.4.	Extension of Closing; Deposit Release Condition	44
SECTION 11.	INDEMNIFICATION	45
11.1.	Indemnification by the Parties	45
11.2.	Procedure for Indemnification Claims — Third Party Claims	46
11.3.	Effect of Waiver of Closing Condition	48
11.4.	Additional Limitations on Indemnification	48
11.5.	Manner of Payment	49
11.6.	Survival of Obligations	49

11.7.	Survival of Claims	50
11.8.	Representations and Warranties	50
11.9.	Certain Waivers; etc	50
11.10.	Exclusive Remedy	51
11.11.	Adjustment to Purchase Price	51
11.12.	Resolution of Disputes Regarding Indemnification	51
SECTION 12.	TERMINATION	52
12.1.	Right to Terminate	52
12.2.	Effect of Termination	52
SECTION 13.	MISCELLANEOUS	53
13.1.	Notices	53
13.2.	Binding Effect; Benefits	54
13.3.	Entire Agreement	54
13.4.	Governing Law	55
13.5.	Jurisdiction; Jury Trial Waiver	55
13.6.	Counterparts	55
13.7.	Waivers	55
13.8.	Survival	56
13.9.	Schedules and Exhibits	56
13.10.	Interest	56
13.11.	Severability	56
13.12.	Assignability	56
13.13.	Participation in Drafting	57
13.14.	Interpretation	57

Table of Schedules and Exhibits

Schedules

3.2	Allocation of Shares
5.2	Authorization
5.3	Capitalization
5.4	Real Property
5.5	Contracts and Commitments
5.5-A	Provider List
5.5-B	Member List
5.6	Permits
5.7	Compliance Matters
5.8	Governmental Audits and Investigation
5.9	No Conflict or Violation: Third Party and Governmental Consents
5.10	Financial Statements
5.11	Absence of Certain Changes
5.12	Litigation
5.13	Undisclosed Liabilities
5.14	Compliance with Law
5.15	Proprietary Rights
5.16	Employees
5.17	Employee Benefit Plans
5.20	Tax Matters
5.21	Insurance, Banks, Powers of Attorney
5.22	Subsidiaries; Affiliate Transactions
5.23	Title to and Condition of Assets
5.26	Books and Records
5.27	Rate Caps and Guarantees
5.28	IBNR Report
6.3	Company Stock
7.5	Buyer Consents
7.8	SEC Reports
8.1	Conduct of the Business Prior to Closing
9.5	Allocation of Purchase Price

Exhibits

A	Deposit Agreement
10.2(ii)	Medical Services Agreement
10.2(iii)	Employment Agreement
10.2(iv)	License Agreement
10.2(v)	Office Space Agreement
10.2(vii)	Registration Rights Agreement
10.2(viii)	Escrow Agreement

v

STOCK PURCHASE AGREEMENT
     THIS STOCK PURCHASE AGREEMENT (the “Agreement”), dated as of August 9, 2007 (the “Signing Date”), is by and among Leon Medical Centers Health Plans, Inc., a Florida corporation (the “Company”), the stockholders of the Company listed on the signature pages to this Agreement (collectively the “Sellers” and each individually a “Seller”), HealthSpring, Inc., a Delaware corporation (“HealthSpring”), and NewQuest, LLC, a Texas limited liability company and wholly-owned subsidiary of HealthSpring (“Buyer”). For purposes of this Agreement, the “Parties” shall mean the Sellers and the Company, on the one hand, and HealthSpring and Buyer, on the other hand (each individually a “Party”).
     WHEREAS, the Company is a health maintenance organization operating pursuant to Section 641.21 of the Florida Statutes and currently conducts business as a Medicare health maintenance organization;
     WHEREAS, the Sellers own, beneficially and of record, all of the issued and outstanding capital stock of the Company (the “Company Stock”);
     WHEREAS, the Buyer desires to purchase from Sellers, and Sellers desire to sell to Buyer, all of the Company Stock, on the terms and subject to the conditions set forth herein;
     WHEREAS, as a condition and material inducement to each Party’s willingness to enter into this Agreement and consummate the transactions contemplated hereby, the applicable parties shall execute and deliver the Medical Services Agreement and certain other agreements contemplated hereby at the Closing; and
     WHEREAS, each of HealthSpring, the Sellers and the Escrow Agent have executed and delivered that certain Deposit Escrow Agreement, dated as of the Signing Date, in the form attached hereto as Exhibit A (the “Deposit Agreement”), and HealthSpring has delivered to the Escrow Agent the Financing Deposit, in each case on the date hereof.
     NOW, THEREFORE, in consideration of the foregoing and the mutual covenants, representations, warranties, and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which hereby are acknowledged, and intending to be legally bound hereby, the Parties agree as follows:
SECTION 1.
DEFINITIONS
     1.1. Certain Defined Terms. As used herein, the terms below shall have the following meanings. Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.
     “Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.
     “Affiliate” of any particular Person means any other Person controlling, controlled by or under common control with such Person. For purposes of this definition, “control” (including the terms “controlling,” “controlled by” and “under common control with”) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

     “Affiliated Group” means an affiliated group as defined in Section 1504(a) of the Code or any similar provision of state or local Law.
     “Audited Financial Statements” means the GAAP Audited Financial Statements and the Statutory Audited Financial Statements.
     “Claim” means any claim for indemnification or to be held harmless by an Indemnitee pursuant to Section 11.
     “CMS” means the Centers for Medicare and Medicaid Services.
     “Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder, and all citations to the Code, or to the treasury regulations promulgated thereunder, shall include any amendments or any substitute or successor provisions thereto; provided, however, that any references to the Code in any representation or warranty in this Agreement shall be deemed to refer to the Code as it existed on the date on which such representation or warranty is made or deemed to have been made, as applicable.
     “Company MAC” means any event, change, circumstance, effect or development that, either individually or in the aggregate, is or has been, during the Pre-Closing Period, materially adverse to the Company’s business, operations, assets, liabilities, financial condition, ability to deliver services, operating results, cash flow or net worth or employee, plan member, provider or supplier relations; provided, that, to the extent such events, changes, circumstances, effects or developments are quantifiable, the same has impacted the Company during the Pre-Closing Period, either individually or in the aggregate, by a dollar amount in excess of Twelve Million Dollars ($12,000,000); provided, further that the foregoing shall be determined excluding any such event, change, circumstance, effect or development arising out of or relating to: (i) the public announcement or pendency of the transactions contemplated by this Agreement; (ii) changes to capitation rates or premium payments paid by CMS to Medicare Advantage health plans, but not changes that affect such Party in any materially more adverse manner or degree than health maintenance organizations generally operating in the geographic area in which such Party operates, (iii) changes to business or economic conditions generally affecting the national, regional or local business or economic markets as a whole or the market area or industry of such Party, in each case not affecting such Party in any materially more adverse manner or degree than health maintenance organizations generally operating in the geographic area in which such Party operates, (iv) any legislative action or change in Law generally affecting health maintenance organizations and not affecting such Party in a materially more adverse manner or degree from health maintenance organizations generally operating in the geographic area in which such Party operates, (v) changes to the provisions of GAAP or the accounting practices prescribed or permitted by any state insurance department applicable to such Party, or (vi) any action taken or not taken at the express direction of the other Party or otherwise taken expressly in accordance with this Agreement.
     “Confidential Information” means, with respect to each of the Buyer Parties (constituting, individually and collectively, one Party for purposes of this definition) and each of the Sellers and Leon Medical Centers (constituting, individually and collectively, one Party for purposes of this definition) all information of such Party of a confidential or proprietary nature (whether or not specifically labeled or identified as “confidential”), in any form or medium, that relates to or is used in connection with the business, operations, products, financial condition or services of such Party or its respective suppliers, providers, plan members, patients, customers, Affiliates, independent contractors or other business relations. Confidential Information includes, but is not limited to, the following: (i) internal business and financial information (including information relating to strategic and staffing plans and practices, business, finances, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures and accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, such Party’s and its Affiliates’ suppliers, providers, plan members, independent contractors or other business relations and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information that would constitute Proprietary Rights. Notwithstanding the foregoing, the term “Confidential Information” shall not include information that (x) is or becomes generally known or available to the public through no action or omission on the part of the disclosing Party or any of its respective officers, directors or Affiliates; (y) becomes known to the disclosing Party (or one of its Affiliates) from and after the Effective Date without any restriction on disclosure, which has not been disclosed to the disclosing Party in violation of any agreement of which the disclosing Party has Knowledge; or (z) is required to be disclosed by Law or Order or any rule or regulation of the NYSE, provided, however, that (1) such disclosure shall only be made to those Persons and to the extent required by such Law or Order based upon the advice of such Party’s counsel and (2) notice of said requirement shall have been given to the other Party promptly after the disclosing Party becomes aware that the disclosure is legally required. The disclosing Party shall, if so requested and at the sole cost and expense of the other Party, cooperate with the other Party to obtain an appropriate protective order with respect to the Confidential Information. For purposes of this definition, references to the “disclosing Party” means the Party that has disclosed the other Party’s Confidential Information.
     “Damages” means the dollar amount of any and all liabilities, damages, losses, claims, Taxes, deficiencies, demands, settlements, costs or expenses (including interest computed at the Applicable Rate), fines, penalties, reasonable attorneys’ fees and expenses, investigation expenses, court costs and fees of expert witnesses), in each case, that is sustained, suffered or incurred by a Party, but excluding any exemplary, punitive or special damages, other than awards of exemplary, punitive or special damages paid or payable by any Party to a third party under a third party claim.
     “Disclosure Schedule” means the schedules executed and delivered by Company and Sellers to HealthSpring and Buyer that set forth the exceptions to the representations and warranties contained in Section 5 and Section 6 hereof and certain other information called for by this Agreement. Unless otherwise specified, each reference in this Agreement to any schedule designated by a letter or number is a reference to the schedule designated by such letter or number which is included in the Disclosure Schedule, except that Schedule 3.2, Schedule 7.5, Schedule 8.1 and the Indemnification Schedule shall not be part of the Disclosure Schedule.
     “Dollars” or “$” means U.S. dollars.
     “Employee Benefit Plan” means (a) any “employee benefit plan” (as defined in Section 3(3) of ERISA), whether a single employer, a multiple employer or a multiemployer plan, for the benefit of employees or former employees, contractual employees (or any dependent or beneficiary thereof) or (b) any other plan, policy, program, practice or arrangement providing compensation (other than salary and wages) or benefits to any employee or former employee (or any dependent or other beneficiary thereof), including, without limitation, any cafeteria, incentive, bonus, vacation, paid leave, holiday, severance, health, life, disability, death, deferred compensation, stock option or purchase or other similar benefit, whether written or unwritten.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

     “ERISA Affiliates” means each entity that is treated as a single employer with the Company for purposes of Section 414 of the Code.
     “Escrow Agent” means SunTrust Bank, Miami Office.
     “GAAP” means accounting principles generally accepted in the United States of America.
     “GAAP Audited Financial Statements” means the restated audited balance sheets of the Company as of December 31, 2006 and 2005 and the related restated audited statements of operations, restated statements of stockholder’s equity and restated statements of cash flows of the Company for each of the two (2) years ended December 31, 2006 and 2005 prepared in accordance with GAAP applied on a consistent basis throughout the periods covered thereby.
     “Governmental Authority” means any U.S. federal, state or local government, governmental agency, regulatory body, court, tribunal, or other U.S. federal, state or local governmental authority of any nature.
     “Health Care Law” means all Laws relating to Medicare health maintenance organizations and other health care matters, in each case applicable to the Company.
     “HealthSpring Stock” means the common stock, par value $0.01 per share, of HealthSpring.
     “HMO Statute” means Part I and Part III, Chapter 641, of the Florida Statutes and the applicable published rules and regulations promulgated thereunder, as amended from time to time.
     “HSR Act” means Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
     “Immediate Family Member” means, with respect to the Sellers, such Seller’s spouse, parents, children, siblings, mothers and fathers-in-law, sons and daughters-in-law, brothers and sisters-in-law, and anyone (other than domestic employees) who shares such person’s home.
     “Indebtedness” means all outstanding obligations for borrowed money or in respect of loans, including all accrued interest, prepayment premiums or penalties related to any of the repayment of such Indebtedness, but specifically excluding all capital and other leases for equipment and other personal property.
     “Interim Balance Sheet” means the restated unaudited balance sheet of the Company as of the Interim Financial Statement Date.
     “Interim Financial Statement Date” means June 30, 2007.
     “Interim Financial Statements” means the Interim Balance Sheet and the related restated unaudited statements of operations of the Company for the period then ended.
     “Knowledge” means, when any representation or warranty is based upon a Party’s knowledge, (i) with respect to Sellers, their actual knowledge, (ii) with respect to the Company, the actual knowledge of any of the Sellers, Ann Mary Pardo, Maritza Pereira, Luis Fernandez, Julio Mendez, Manuel Chica, Alina Campos Vega, Sandra Rivera, Marcus Gomez, Jennifer Puglisi, Juan Carlos Sanchez and Henry Hernandez, and (iii) with respect to HealthSpring and Buyer, the actual knowledge of any of Herbert A.

Fritch, Gerald V. Coil, Kevin M. McNamara, David L. Terry, Jr., Mark A. Tulloch, J. Gentry Barden, J. Lankford Wade and Philip S. Clark.
     “Law” means any U.S. federal, state or local law (including principles of common law), statute, rule, regulation, constitution, treaty, ordinance or other provisions having the force or effect of law.
     “Leon Medical Centers” means Leon Medical Centers, Inc., a Florida corporation.
     “Lien” means any charge, claim, community property interest, equitable interest, lien (statutory or other), encumbrance, option, pledge, hypothecation, assignment, security interest, right of first refusal, or similar restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership; provided, however, that Liens shall not include restrictions generally imposed by applicable Law that does not affect the Company Stock or the Company’s assets in a materially more adverse manner or degree than other Persons.
     “Material Adverse Effect” means, with respect to HealthSpring and Buyer, on the one hand, and the Company and Sellers, on the other hand, any untruth or error in any representation or warranty of such Party (without giving effect to any materiality qualifications or any disclosure pursuant to the first sentence of Section 8.11) or any breach or failure to fully perform any covenant or agreement of such Party hereunder (without regard to any disclosure pursuant to the first sentence of Section 8.11) that would reasonably be expected to result in Damages to the other Party in excess of Twelve Million Dollars ($12,000,000); excluding any such untruth, error, breach or failure arising out of or relating to: (i) the public announcement or pendency of the transactions contemplated by this Agreement; (ii) changes to capitation rates or premium payments paid by CMS to Medicare Advantage health plans, but not changes that affect such Party in any materially more adverse manner or degree than health maintenance organizations generally operating in the geographic area in which such Party operates, (iii) changes to business or economic conditions generally affecting the national, regional or local business or economic markets as a whole or the market area or industry of such Party, in each case not affecting such Party in any materially more adverse manner or degree than health maintenance organizations generally operating in the geographic area in which such Party operates, (iv) any legislative action or change in Law generally affecting health maintenance organizations and not affecting such Party in a materially more adverse manner or degree from health maintenance organizations generally operating in the geographic area in which such Party operates, (v) changes to the provisions of GAAP or the accounting practices prescribed or permitted by any state insurance department applicable to such Party, or (vi) any action taken or not taken at the express direction of the other Party or otherwise taken expressly in accordance with this Agreement.
     “Medical Claims” means, with respect to any measurement period, the aggregate dollar amount incurred by the Company with respect to medical services provided to the Company’s members during such period.
     “NYSE” means the New York Stock Exchange.
     “Order” means any award, decision, injunction, judgment, order, writ, decree, ruling, subpoena or verdict entered, issued, made or rendered by any court or other Governmental Authority or by any arbitrator.
     “Ordinary Course of Business” means the ordinary course of business consistent with past custom and practice.

     “Permits” means all licenses, permits, franchises, approvals, authorizations, consents or orders of, or filings with, any Governmental Authority necessary for the conduct of, or relating to the operation of, the Company.
     “Permitted Liens” means (i) materialmen’s, mechanics’, carriers’, workmen’s, repairmen’s or other like Liens arising in the Ordinary Course of Business for amounts not yet due or which are being contested in good faith by appropriate proceedings, (ii) Liens for current Taxes or special assessments not yet due or any Taxes being contested in good faith by appropriate proceedings, (iii) Liens, easements, rights of way, encroachments, restrictions or similar conditions affecting or burdening the Company’s assets which individually or in the aggregate do not detract materially from the use or value of the assets, and (iv) purchase money Liens and Liens securing rental payments under capital or equipment lease arrangements.
     “Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or governmental entity (whether federal, state, county, city or otherwise and including any instrumentality, division, agency or department thereof).
     “Proprietary Rights” means all (i) patents, patent applications, patent disclosures and inventions, (ii) Internet domain names, trademarks, service marks, trade dress, trade names, logos and corporate names and registrations and applications for registration thereof together with all of the goodwill associated therewith, (iii) copyrights (registered or unregistered) and copyrightable works and registrations and applications for registration thereof, (iv) computer software, data, databases and documentation thereof, and (v) other intellectual property rights.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
     “Securities Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
     “Statutory Audited Financial Statements” means the restated audited balance sheets of the Company as of December 31, 2006 and 2005 and the related restated audited statements of operations, restated statements of capital and unassigned surplus (deficit) and restated statements of cash flows of the Company for each of the two (2) years ended December 31, 2006 and 2005 prepared in conformity with accounting practices prescribed or permitted by the Florida Office of Insurance Regulation applied on a consistent basis throughout the periods covered thereby.
     “Statutory Net Worth” means the excess, if any, of the value of the Company’s aggregate cash and cash equivalents as of the Effective Date over the Company’s total liabilities (including the Medical Claims Reserve) as of the Effective Date, as reflected on the statutory financial statements of the Company for the period ended on the day prior to the Effective Date (as adjusted, if necessary, to exclude the early receipt of the CMS payment for the period immediately following the Effective Date).
     “Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, environmental, customs, duties, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other tax, of any kind whatsoever, including any interest, penalties or additions to taxes imposed by any Governmental Authorities.
     “Transaction Document” means each, and “Transaction Documents” means, collectively, any two or more of any of the Sellers Transaction Documents, the Company Transaction Documents and/or the HealthSpring Transaction Documents.
     1.2. Other Definitions. The following terms are defined in the Sections hereof listed below:

Defined Term	Section

“Actions”	5.12
“Actuary”	3.3(iii)
“Additional Leon Centers”	3.4(i)
“Agreement”	Preamble
“Applicable Rate”	13.10
“Arbitrator”	11.12
“Buyer”	Preamble
“Buyer Parties”	11.1(i)
“Cash Purchase Price”	3.1
“Change in Control Agreement”	5.17(xi)
“Closing”	4
“Closing Date”	4
“Closing Deadline”	12.1(iv)
“Company”	Preamble
“Company Employee Benefit Plan”	5.17(i)
“Company Stock”	Preamble
“Company Transaction Documents”	5.2
“Company’s 18 Month Loss Experience”	3.3(ii)
“Company’s 180 Day Loss Experience”	3.3(i)
“Confidentiality Agreement”	8.2
“Consideration”	9.5(vii)
“Disclosing Party”	9.7
“Distribution”	3.6
“Effective Date”	4
“Employees”	5.16
“Employment Agreement”	10.2(iii)
“Environmental and Safety Requirements”	5.19
“Escrow Agreement”	10.2(viii)
“Escrow Account”	3.2(i)
“Financing Deposit”	10.4
“Deposit Agreement”	Preamble
“Deposit Release Condition”	10.4
“HealthSpring”	Preamble
“HealthSpring SEC Reports”	7.8
“HealthSpring Transaction Documents”	7.2
“HIPAA”	5.7(ii)
“Indemnification Cap”	11.1(i)
“Indemnification Threshold”	11.1(i)
“Indemnitee”	11.2(i)

Defined Term	Section

“Indemnitor”	11.2(i)
“Leon”	9.10
“License Agreement”	10.2(iv)
“Licensed Proprietary Rights”	5.15
“Material Contracts”	5.5
“Material Permits”	5.6
“Medical Claims Reserve”	3.3(i)
“Medical Services Agreement”	10.2(ii)
“Member List”	5.5
“NewQuest Management	10.2(iii)
“Office Space Agreement”	10.2(v)
“Parties”	Preamble
“Permitted Defense Assumption Refusal”	11.2(ii)
“Pre-Closing Period”	8.1
“Preferred Stock”	7.3
“Purchase Price”	3.1
“Real Property Lease”	5.4(ii)
“Receiving Party”	9.7
“Registration Rights Agreement”	10.2(vii)
“Restrictive Covenants”	9.5(iv)
“Sellers”	Preamble
“Seller Parties”	11.1(ii)
“Sellers Transaction Documents”	6.1
“Share Release Condition”	3.4(ii)
“Share Release Deadline”	3.4(ii)
“Shares”	3.1
“Signing Date”	Preamble
“Statutory Amount”	3.6

SECTION 2.
PURCHASE AND SALE OF STOCK
     2.1. Purchase and Sale of Company Stock. Upon the terms and subject to the conditions contained herein, at the Closing, Sellers shall sell, convey, transfer, assign and deliver to Buyer all of their right, title and interest in the Company Stock, and Buyer will purchase and acquire the Company Stock from Sellers.
     2.2. Transfer of Stock. At the Closing, the Company Stock shall be transferred by Sellers to Buyer free and clear of any and all Liens.
SECTION 3.
PURCHASE PRICE AND ESCROW MATTERS
     3.1. Purchase Price. Subject to the adjustments set forth in Sections 3.3 and 3.4 and the fulfillment or waiver of the conditions set forth in Section 10, HealthSpring and Buyer agree to pay or cause to be paid to Sellers, at Closing, a purchase price for the Company Stock consisting of (i) Three Hundred Fifty-Five Million Dollars ($355,000,000) in cash (the “Cash Purchase Price”) and (ii) 2,666,667 shares of HealthSpring Stock (the “Shares”) (collectively, the “Purchase Price”). In the event that, at any time from and after the Signing Date and prior to the Effective Date, (I) the outstanding shares of HealthSpring Stock are changed into a different number or kind of shares, securities or other consideration by reason of any reorganization, reclassification, recapitalization, stock split, merger, consolidation, share exchange, combination, or any similar transaction, and/or (II) any dividend payable in stock or other securities shall be declared thereon with a record date from and after the Signing Date and prior to the Effective Date, then the Shares shall be equitably adjusted to provide the Sellers the same economic effect as contemplated by this Agreement prior to such reclassification, reorganization, recapitalization, stock split, merger, consolidation, share exchange, combination, transaction or dividend, and any and all securities or other consideration that may be issued, paid or delivered in respect of, in exchange for, or in substitution for the Shares, shall be deemed to constitute Shares for all purposes hereunder. For all purposes under this Agreement, the Shares shall be issued to and owned by the Sellers effective as of the Effective Date.
     3.2. Payment of Purchase Price. On the day of Closing, HealthSpring and Buyer shall deliver the Purchase Price as follows:
     (i) HealthSpring shall, effective as of the Effective Date, (A) issue the Shares to and in the record name of the Sellers in accordance with Schedule 3.2, (B) cause HealthSpring’s transfer agent to appropriately reflect such issuance in HealthSpring’s stock records such that, from and after the Effective Date, the Sellers will own the Shares beneficially and of record for all purposes in accordance with Schedule 3.2, (C) cause its transfer agent to prepare certificates representing the Shares prepared in accordance with Schedule 3.2, and (D) deposit the certificates representing the Shares with the Escrow Agent to fund the escrow account under the Escrow Agreement (the “Escrow Account”);
     (ii) Buyer shall pay all Indebtedness of the Company, if any, as of the Closing Date in accordance with the applicable payoff letters described in Section 10.2(ix)(i), unless the Sellers shall have delivered to Buyer evidence that all such Indebtedness has been paid in full prior to Closing;

     (iii) Buyer shall pay all unpaid amounts owing or to be owed by the Company to the Company’s and Sellers’ representatives and advisors in connection with the transactions contemplated by this Agreement, if any, in accordance with the applicable payoff letters described in Section 10.2(ix)(h), unless the Sellers shall have delivered to Buyer evidence that all such unpaid amounts have been paid in full prior to Closing; and
     (iv) HealthSpring shall cause Buyer to pay to the Sellers by wire transfer of immediately available funds according to instructions furnished by Sellers not later than two (2) business days prior to Closing an amount equal to the difference between (A) the Cash Purchase Price and (B) the amounts paid by Buyer pursuant to subsections (ii) and (iii) above, if any.
     The Shares will be issued to the Sellers on a pro rata basis as described on Schedule 3.2.
     3.3. Adjustment to Purchase Price for Medical Claims Reserve.
     (i) On or prior to three business (3) days prior to the Closing Date, the Company shall prepare and deliver to Buyer a schedule setting forth in detail the Company’s good faith best estimate of the Company’s Medical Claims incurred but not reported, and Medical Claims incurred and reported but pending or otherwise unpaid as of the Effective Date based upon the Company’s claims experience and sound accounting and actuarial practices, as applicable, consistently applied (such estimate is referred to herein as the “Medical Claims Reserve”). Within 210 days following the Effective Date, Buyer shall cause the Company to prepare and deliver to Sellers a reconciliation of the Medical Claims Reserve to the aggregate dollar amount (such aggregate dollar amount, the “Company’s 180 Day Loss Experience”) of: (a) all Medical Claims incurred before the Effective Date that are paid during the 180 day period immediately following the Effective Date; (b) the reserve estimate for Medical Claims incurred prior to the Effective Date but not reported as of the end of such 180 day period; and (c) the reserve estimate for Medical Claims incurred prior to the Effective Date and reported but pending or otherwise unpaid as of the end of such 180 day period. In the event the Company’s 180 Day Loss Experience is less than the Medical Claims Reserve, Buyer shall pay the difference to Sellers in cash or by wire transfer of immediately available funds within five (5) business days following final determination of such reconciliation (as described below). In the event the Company’s 180 Day Loss Experience exceeds the Medical Claims Reserve, Sellers shall pay the difference to Buyer in cash or by wire transfer of immediately available funds within five (5) business days following final determination of such reconciliation (as described below).
     (ii) Within 19 months following the Effective Date, Buyer shall cause the Company to prepare a second reconciliation of the Medical Claims Reserve to the aggregate dollar amount (such aggregate dollar amount, the “Company’s 18 Month Loss Experience”) of: (a) all Medical Claims incurred before the Effective Date and paid during the 18 month period immediately following the Effective Date; and (b) the reserve estimate for Medical Claims incurred prior to the Effective Date and reported but that remain pending or otherwise unpaid as of the end of such 18 month period. For the avoidance of doubt, the Company’s 18 Month Loss Experience will not include any reserve estimate for Medical Claims incurred prior to the Effective Date but not reported. In the event, as finally determined, (A) the Company’s 18 Month Loss Experience, plus the amount of any payment by Buyer to Sellers as described in (i) above or less the amount of any payment by the Sellers to Buyer as described in (i) above, as applicable, is less than (B) the Medical Claims Reserve, Buyer shall pay the difference to Sellers in cash or via wire transfer of immediately available funds within five (5) business days following final determination of such reconciliation. In the event, as finally determined, (A) the Company’s 18 Month Loss

Experience, plus the amount of any payment by Buyer to Sellers as described in (i) above or less the amount of any payment by the Sellers to Buyer as described in (i) above, as applicable, exceeds (B) the Medical Claims Reserve, Sellers shall pay the difference to Buyer in cash or via wire transfer of immediately available funds within five (5) business days following final determination of such reconciliation.
     (iii) If the Sellers disagree with either or both of the Company’s reconciliations of the Medical Claims Reserve, the Sellers and Buyer shall negotiate in good faith in an attempt to reach an agreement with respect to the applicable reconciliation. If the Parties cannot reach an agreement within 15 days following the Buyer’s delivery of any reconciliation, the Parties shall submit their respective calculations of the reconciliation to an independent nationally recognized actuary (the “Actuary”) for conclusive and binding resolution as promptly as practicable, but in no event later than 15 days following the Parties’ submission. Each Party hereby agrees to cooperate reasonably and in good faith with the Actuary and the other Parties (including providing any and all books, records and other documentation reasonably requested thereby) in order to promptly arrive at such determination. Upon the final determination of the reconciliation, whether by agreement of the Parties or determination by the Actuary, such determination shall be final, binding and non-appealable. For all purposes under this Agreement, the following shall apply with respect to the Actuary: (A) the Actuary shall be selected by agreement of the Parties or, if the Parties cannot agree on an Actuary, then each Party shall appoint a nationally recognized actuary and the two actuaries shall appoint a third nationally recognized actuary, who shall be the sole Actuary; and (B) if the Actuary’s determination is in agreement with the calculations submitted by one of the Parties, then the other Party shall pay, concurrently with any payments due under the preceding sentence, all costs and expenses with respect to the Actuary’s determination, or alternatively, if the Actuary’s determination is not in agreement with either Party’s calculations, then such costs and expenses shall be promptly paid, on a 50/50 basis, by both Parties.
     (iv) For the purposes of determining the Medical Claims Reserve, the Company’s 180 Day Loss Experience and the Company’s 18 Month Loss Experience and the validity of all Medical Claims shall be determined in accordance with GAAP and, to the extent consistent with GAAP, the guidelines and procedures that were prescribed by CMS at the time such services were provided and the Company’s past practices (including all Medical Claims being calculated net of any actual recoveries from reinsurance and stop-loss coverage for catastrophic claims recoveries, subrogation and coordination of benefits).
     (v) The Parties acknowledge and agree that the payments of the amounts, if any, required to be paid by the Parties pursuant to the provisions of Section 3.3(ii) shall be final and binding and no other payments shall be required to be made by the Parties under this Agreement with respect to Medical Claims incurred prior to Closing.
     3.4. Additional Leon Centers.
     (i) Prior to the Signing Date, Sellers have been engaged through Leon Medical Centers in planning and efforts to construct two additional medical centers (the 6th and 7th medical centers to be operated by Leon Medical Centers) that will provide services to the Company’s plan members on an exclusive basis (the “Additional Leon Centers”). Each such Additional Leon Center shall (i) contain at least 20,000 square feet of gross space for clinical operations (including space for hallways, bathrooms, closets, waiting areas and reception areas), (ii) be of a finish and quality, and provide medical facilities and services, consistent with the medical center operated by Leon Medical Centers located in West Hialeah, Florida and/or the medical center operated by Leon Medical Centers at 11501 SW 40th Street, Miami, Florida, in each case, as of the date of this Agreement, and (iii) be located within an Approved PLAN Operating Area (as defined in the Medical Services Agreement), but in no event within two (2) miles of another medical clinic operated by Leon Medical Centers (without the prior written consent of Buyer). The Parties acknowledge and agree that (A) a medical center opened by Leon Medical Centers that replaces a then existing medical center operated by Leon Medical Centers shall not constitute an Additional Leon Center for purposes of fulfillment of the Share Release Condition (as defined below) and (B) following the fulfillment of the Share Release Condition, the replacement or closure of medical centers operated by Leon Medical Centers may be effected as permitted in the Medical Services Agreement.
     (ii) Subject to the terms of the Escrow Agreement, the Shares shall be released from the Escrow Account and delivered to Sellers at such date as the two Additional Leon Centers have been constructed (as evidenced by the issuance of a temporary certificate of occupancy) as described above, received all material Permits necessary for operation, and commenced operating and treating the Company’s plan members (the “Share Release Condition”). Notwithstanding the foregoing, in the event that the Share Release Condition has not been satisfied on or prior to November 2, 2009 (the “Share Release Deadline”), the Shares shall be forfeited and the Escrow Agent shall deliver the Shares to HealthSpring in accordance with the terms of the Escrow Agreement; provided, however, that (i) the Share Release Deadline shall be extended (for a period of not more than 180 days) to the extent of the continuation of any and all effects of the following force majeure events: acts of God, floods, fires, explosions, storms, strikes, lockouts, riots, insurrections, war or acts of terrorism and similar events beyond the reasonable control of Leon Medical Centers, in each case, that prevent or delay the fulfillment of the Share Release Condition; and (ii) in the event that, on or prior to November 1, 2009, Leon Medical Centers has opened one Additional Leon Center and is engaged in commercially reasonable efforts to construct and open the second Additional Leon Center, the Share Release Deadline shall be extended until November 1, 2010; provided, further, that in the event the Share Release Deadline is extended to November 1, 2010 as described above and the Share Release Condition is satisfied after November 2, 2009 and on or prior to November 1, 2010, a number of Shares equal to the difference between (A) the number of Shares held in the Escrow Account on the date of such release of Shares and (B) 50% of the Shares initially placed in the Escrow Account shall be released from the Escrow Account and delivered to Sellers at such date as the Share Release Condition is satisfied and the remaining balance of the Escrow Account shall be released and delivered to Sellers on November 1, 2010. Any forfeiture of Shares as provided above shall be deemed for all relevant tax purposes to be an adjustment and reduction to the Purchase Price, except as otherwise required by Law. The Buyer Parties acknowledge and agree that no failure, in whole or in part, to meet the Share Release Condition shall constitute a breach, default or other violation of this Agreement by the Sellers. For purposes of this Section 3.4 (including subclause (B) above), references to the Shares shall include the Shares and any and all securities, cash and/or other property delivered to the Escrow Agent (whether in exchange for the Shares or otherwise), and any and all interest carried thereon, by reason of any reorganization, reclassification, recapitalization, stock split, merger, consolidation, share exchange, dividend (whether in cash, securities or otherwise), combination or any similar transaction with respect to HealthSpring Stock occurring from and after the Effective Date.
     3.5. CMS Payments. In the event that on or after the Effective Date CMS makes any retroactive adjustments, whether positive or negative, to the capitation reimbursement rates applicable to members of the Company’s Medicare plans that relate to periods of service prior to the Effective Date or

CMS makes any other payments or adjustments to amounts paid to the Company relating to the period prior to the Effective Date then Buyer shall give prompt written notice of such payment or adjustment to Sellers. Buyer shall pay to Sellers (if the payment or adjustment is positive) or Sellers shall pay to Buyers (if the adjustment is negative) the aggregate dollar amount of any such payment or adjustment within ten (10) business days of the payment or adjustment by wire transfer of immediately available funds. In the event of any disputes between the Parties relating to any such payment or adjustment, the Parties shall negotiate in good faith in an attempt to reach an agreement with respect to such dispute. If the Parties cannot reach an agreement within 15 days after a Party provides written notice to the other Party of such dispute, the Parties shall submit the dispute to the Actuary for conclusive and binding resolution as promptly as practicable, but in no event later than 15 days following the Parties’ submission. Each Party hereby agrees to cooperate reasonably and in good faith with the Actuary and the other Parties (including providing any and all books, records and other documentation reasonably requested thereby) in order to promptly arrive at a final determination with respect to such payment or adjustment. Upon the final determination with respect to such payment or adjustment, whether by agreement of the Parties or determination by the Actuary, such determination shall be final, binding and non-appealable. Any such payment or adjustment shall be treated as an adjustment, upwards or downwards, as applicable, to the Purchase Price, except as otherwise required by Law.
     3.6. Pre-Closing Distribution. HealthSpring and Buyer acknowledge that, prior to the Closing, the Board of Directors of the Company intends to declare and pay a cash dividend to the Sellers (the “Distribution”). HealthSpring, Buyer, the Company and Sellers hereby consent to the payment of the Distribution prior to Closing, provided that (i) the payment and the amount of the Distribution are approved by the Florida Office of Insurance Regulation, (ii) after giving effect to the Distribution and the payment of any Indebtedness or other expenses of the Company prior to the Closing, the representations and warranties of the Sellers and the Company contained in Section 5.7(i) of this Agreement remain true and correct, and (iii) the Company and Sellers give HealthSpring and Buyer at least five (5) business days written notice of the payment date and the amount of the Distribution. Within nine (9) months following the Effective Date, Buyer shall cause the Company to prepare and deliver to Sellers a reconciliation, after giving effect to the Distribution, of (i) the Company’s Statutory Net Worth as of the Effective Date to (ii) the product of (a) .02 and (b) the product of (1) the Company’s aggregate premiums received from CMS for the three month period immediately prior to the Effective Date (excluding any payments received in respect of adjustments relating to periods other than such three month period) and (2) four (the number derived from the calculation contained in this subsection (ii) is referred to herein as the “Statutory Amount”). In the event the Company’s Statutory Net Worth as of the Effective Date exceeds the Statutory Amount, Buyer shall pay the difference to Sellers in cash or by wire transfer of immediately available funds on or before the first anniversary of the Effective Date. In the event of any dispute between the Parties relating to the determination of the Company’s Statutory Net Worth or the Statutory Amount as of the Effective Date, the Parties shall negotiate in good faith in an attempt to reach an agreement with respect to such dispute. If the Parties cannot reach an agreement within 15 days after a Party provides written notice to the other Party of such dispute, the Parties shall submit the dispute to the Actuary for conclusive and binding resolution as promptly as practicable, but in no event later than 15 days following the Parties’ submission. Each Party hereby agrees to cooperate reasonably and in good faith with the Actuary and the other Parties (including providing any and all books, records and other documentation reasonably requested thereby) in order to promptly arrive at a final determination with respect to such amounts. Upon the final determination with respect to such amounts, whether by agreement of the Parties or determination by the Actuary, such determination shall be final, binding and non-appealable. The Parties acknowledge and agree that the payment by the Buyer of the excess, if any, of the Company’s Statutory Net Worth as of the Effective Date over the Statutory Amount shall be final and binding and no other payments shall be required to be made by the Parties under this Agreement with respect to the reconciliation of the Statutory Net Worth to the Statutory Amount.

SECTION 4.
CLOSING
     Subject to Section 10.4, the closing of the transactions contemplated herein (the “Closing”) shall be consummated within the first five (5) business days of the first month following the month in which all conditions to Closing described in Section 10 below (other than conditions that will be satisfied at the Closing) are satisfied (or waived, to the extent permitted by this Agreement), on such specific date (the “Closing Date”), and at such time and place, as may be mutually agreed upon by the Parties. Unless otherwise mutually agreed upon by the Parties, the Closing will be effective as of the first day of the month in which the Closing occurs (the “Effective Date”). Each of the Parties agree that, for federal, state and local income tax purposes, the consummation of the purchase, sale and transfer of the Company Stock will be deemed to have occurred at 11:59 p.m. on the day immediately prior to the Effective Date.
SECTION 5.
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANY
     Except as set forth in the Disclosure Schedule, Sellers and the Company hereby jointly and severally represent and warrant to Buyer with respect to the Company as follows:
     5.1. Organization and Qualification. The Company is a corporation duly organized, validly existing and in active status under the Laws of the State of Florida, with full corporate power and authority to conduct its business as it is presently being conducted, to own or use the properties and assets that it purports to own or use, and to perform all of its obligations under the Material Contracts. The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed and/or in good standing would not reasonably be expected to materially adversely impact the Company. The Company has delivered to Buyer a true and complete copy of its articles of incorporation and bylaws as currently in effect, and the Company is not in default under or in violation of any provision thereof.
     5.2. Authorization. The Company has all requisite corporate power and authority, and has taken all corporate action necessary, to execute and deliver this Agreement, the Medical Services Agreement and the other documents to be executed and delivered by the Company pursuant to Section 10.2 of this Agreement (if and when delivered) (collectively, the “Company Transaction Documents”), to consummate the transactions contemplated hereby and thereby and to perform its obligations hereunder and thereunder. This Agreement and the other Company Transaction Documents (if and when delivered) have been duly executed and delivered by the Company and are the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally. The Company is not a party to or bound by any written or oral agreement or understanding with respect to a transaction involving the sale of the stock or assets of the Company other than this Agreement and the Confidentiality Agreement, and the Company and its representatives have terminated all discussions with third parties (other than with HealthSpring and its Affiliates) regarding such a transaction.
     5.3. Capitalization. The entire authorized capital stock of the Company consists of two hundred fifty (250) shares of common stock, par value $0.01 per share, of which two hundred fifty (250)

shares are issued and outstanding and owned by Sellers. The Company Stock has been duly authorized and validly issued and is fully paid and nonassessable, free and clear of any preemptive rights or other Liens and is held of record by the Sellers in good and valid title. The Company Stock was not issued in violation of any federal or state securities Laws or other Laws or in violation of any Order. Except as set forth on Schedule 5.3, there are no preemptive or conversion rights or options, warrants or other rights, agreements, contracts, arrangements or commitments of any character relating to the issued or unissued capital stock of the Company or obligating the Company to issue, sell, transfer, purchase or redeem any shares of capital stock of, or other equity interests in, the Company.
     5.4. Real Property.
     (i) The Company does not own, and has never owned, any real property.
     (ii) Schedule 5.4 lists the only lease in effect pursuant to which the Company leases any real property (the “Real Property Lease”) and a summary description of the material terms of the Real Property Lease. No event of default has occurred (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) under the Real Property Lease on the part of the Company or the other party thereto. No event has occurred that (whether with or without notice, lapse of time or both or the happening or occurrence of any other event) would constitute a default under the Real Property Lease by the other party thereto. There is no challenge to the Company’s quiet enjoyment of all the leased real property covered by the Real Property Lease, and the Company has performed, in all material respects, all the obligations with respect to the Real Property Lease required to be performed by it.
     (iii) The Company does not use any real property in the operation of its business that is not leased by the Company pursuant to the Real Property Lease.
     5.5. Contracts and Commitments. Schedule 5.5 lists the following contracts, whether written or oral, to which the Company is a party (the “Material Contracts”):
     (i) contracts with any governmental payor (including Medicare);
     (ii) any provider agreement, including agreements with clinics, hospital providers, specialty or ancillary providers, independent physician associations or other medical groups, and, to the extent significant, individual providers (in each case that involved more than $75,000 in payments in 2006 or that is anticipated to involve more than $75,000 in payments in the current or any succeeding fiscal year of the Company);
     (iii) any individual or employer group subscription agreement, membership contract or agreement for network or physician rental providing for the participation by the Company in a network;
     (iv) any pharmacy benefit management agreement;
     (v) any broker or other marketing agreement;
     (vi) any guarantee agreement or other agreement by which the Company is or may become liable for the indebtedness or other obligations of another Person, including the Sellers, any Affiliate of the Company or Sellers or any other third party;

     (vii) any employment contracts and agreements (including noncompetition agreements and confidentiality agreements) applicable to any Employees of the Company;
     (viii) any contract, agreement or commitment that provides for the incurrence by the Company of Indebtedness or the placing of a Lien (other than a Permitted Lien) on any of the Company’s assets;
     (ix) any partnership or joint venture agreement;
     (x) any assignment, license or other agreement with respect to any form of intangible property, including with respect to any software used in or related to the Company’s business (other than license agreements with respect to “off-the-shelf” software), which is reasonably likely to involve the payment of more than $75,000 during the Company’s current or any succeeding fiscal year;
     (xi) any agreement under which the Company has limited or restricted its right to compete or contract with any Person in any respect or use or disclose any information in its possession (other than the Confidentiality Agreement and confidentiality agreements entered into the Ordinary Course of Business);
     (xii) any contract between the Company and Sellers or any Affiliates of the Company or Sellers not otherwise disclosed in this section; or
     (xiii) any other contract, agreement, commitment, understanding or instrument involving or reasonably likely to involve payment or receipt of more than $75,000 in the aggregate in the current or any succeeding fiscal year of the Company and that is not terminable without penalty by the Company on ninety (90) days’ or less notice, or upon which the operations of the Company are substantially dependent.
     All of the written Material Contracts are valid obligations of the Company and, to the Company’s and Sellers’ Knowledge, of the other parties thereto, and (except for any termination of a Material Contract after the Signing Date in accordance with its terms) are in full force and effect, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally and except as enforceability may be limited by general equitable principles, including those affecting the availability of specific performance and other equitable remedies. No event has occurred which (whether with or without notice, lapse of time or both) would constitute a material default under any Material Contract on the part of the Company. Neither the Company nor any of the Sellers has received written notice from any of the other parties to the Material Contracts of any intention to terminate its Material Contract, except any termination in the Ordinary Course of Business. Neither the Company nor any of the Sellers has Knowledge of the occurrence of any event which (whether with or without notice, lapse of time or both) would constitute a material default under any Material Contract by any other party thereto. The Company, and to the Company’s and Sellers’ Knowledge, each other party thereto, has in all material respects performed all of its obligations pursuant to the Material Contracts in accordance with the terms of the Material Contracts, and neither the Company nor any other party thereto has waived any incidence of material non-performance of the Material Contracts in accordance with their terms. Neither the Company nor Sellers have Knowledge of any anticipated breach or failure to fully perform by any party to any Material Contract. The Company has provided or made available to Buyer a true and correct copy of each written Material Contract and Schedule 5.5 sets forth a summary description of any oral Material Contract.

     In addition to the Material Contracts set forth on Schedule 5.5, Schedule 5.5-A constitutes the complete list of providers from the Company’s records as of August 7, 2007, and Schedule 5.5-B constitutes the most recent report of CMS regarding the members of the Company’s health plans as of July 1, 2007 (the “Member List”). To the Knowledge of the Company and the Sellers, the Member List is true and correct in all material respects as of the date thereof.
     5.6. Permits. The Company has, and is in compliance in all material respects with, all material Permits required to conduct the Company’s business as now being conducted (the “Material Permits”). All Material Permits of the Company are valid and in full force and effect and are listed on Schedule 5.6. There is not now pending nor, to the Knowledge of the Company or Sellers, threatened, any action by or before any Governmental Authority to revoke, cancel, rescind, modify or refuse to renew in the ordinary course any Material Permit.
     5.7. Compliance Matters.
     (i) The Company currently meets, and since the commencement of operations by the Company has met all applicable standards and conditions for operation and licensure under all Health Care Laws, including without limitation 42 CFR Part 422 and the applicable rules and regulations of CMS, any applicable rules and regulations of the Florida Office of Insurance Regulation, any applicable rules and regulations of the Florida Agency for Health Care Administration, and any applicable rules and regulations constituting Health Care Laws of other Governmental Authorities, except, in each case, to the extent as would not reasonably be expected to result in a material adverse impact on the Company. The Company is not subject to any variances or waivers with respect to such Health Care Laws. The Company has a valid contract with CMS and holds a valid Health Care Provider Certificate issued by the Florida Agency for Health Care Administration and a valid Certificate of Authority issued by the Florida Office of Insurance Regulation, each of which is in full force and effect. Neither CMS, the Florida Agency for Health Care Administration nor the Florida Office of Insurance Regulation has restricted or otherwise modified the terms of or the Company’s rights and obligations under such contract and certificates in a manner materially adverse to the Company. Neither Sellers nor the Company have received any notice of violation of any Health Care Laws by the Company, and neither Sellers nor the Company have Knowledge that any such notice will be received prior to the Closing. The Company is in full compliance with all deposit, reserve, capital, net worth and other financial requirements applicable to the Company, including, without limitation, all regulations, directives and orders with respect to such requirements issued by the Florida Office of Insurance Regulation and the Agency for Health Care Administration. Neither the Company nor the Sellers has any Knowledge of any impending increase in the funds required to meet any such requirements.
     (ii) The Company and each health plan maintained by the Company is receiving and transmitting, directly or through third parties, those standard transactions as defined in the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) regulations regarding electronic transactions and code sets (45 CFR Parts 160 and 162). Each such plan has, since the commencement of operations by the Company, been distributing notices of privacy practices in the appropriate form, obtaining acknowledgments of receipt to the extent required under HIPAA, training its workforce, administering a complaint system, and offering covered persons the records access, disclosure accounting and other rights, each, in all material respects, as required by the privacy rule (45 CFR Parts 160 and 164). To the Knowledge of Sellers and the Company, the Company has complied in all material respects with applicable rules and regulations relating to the use and disclosure of protected health information, notices of privacy practices and the privacy rules, and the maintenance and transmission of electronic protected health information (including the requirements of 45 CFR Part 164, Subpart C).
     (iii) None of the Company or any of its officers or directors nor the Sellers or their Affiliates have engaged in any activities that are prohibited under U.S. federal or state “fraud and abuse” statutes or regulations (including but not limited to 42 USC §§ 1320a-7, 1320 a-7a, 1320a-7b, 1395nn, 31 USC. §§ 3729-33, 18 USC §§ 1892, 1341, 1343, 1961-63, 286, 1001, 664, 666, 1510, 1516, 1347, 669, 1035, 1518, 3730) including but not limited to any of the following: (i) making or causing to be made a false statement, false claim, or representation of material fact in any application for any benefit or payment, (ii) making or causing to be made any false statement, false claim, or representation of a material fact for use in determining rights to any benefit or payment; (iii) failing to disclose knowledge by a claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on its behalf or on the behalf of another, with intent to fraudulently secure such benefit or payment; (iv) knowingly, willfully and unlawfully soliciting or receiving any remuneration (including kickback, bribe, or rebate), directly or indirectly, overtly or covertly, in cash or in kind or offering to pay such remuneration (a) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by any state or federal health care benefit program, or (b) in return for purchasing, leasing or ordering or arranging for or recommending the purchasing, leasing or ordering of any good, facility, service or item for which payment may be made in whole or in part by a state or federal health care benefit program.
     (iv) The Company maintains a compliance program that meets in all material respects the regulatory requirements of 42 CFR §422.501(b)(3)(vi) and applicable compliance program guidance issued by the Department of Health and Human Services Office of Inspector General.
     5.8. Governmental Audits and Investigations. There are no audits, investigations or other enforcement actions pending or, to the Knowledge of the Company or Sellers, threatened against the Company with respect to any contract involving Medicare or any other federally or state funded health care benefit program, and neither Sellers nor the Company has Knowledge that any such enforcement actions will arise out of the Company’s operations prior to the Closing. None of the Sellers, the Company or any officer or director of the Company has received notice of an, or is currently under, investigation for any violation of the various provisions of Health Care Laws, nor have the Sellers, the Company, or any officer or director been required to pay any civil monetary penalty regarding false, fraudulent or impermissible claims under, or payments to induce a reduction or limitation of health care services to beneficiaries of, any state or federal health care benefit program. With respect to Medicare or any other federally or state funded health care benefit program, none of the Sellers, the Company, or any officer or director of the Company has ever been excluded from participation in any such program, nor convicted of (A) any offense related to the delivery of an item or service under such program, (B) any offense related to such program; (C) a criminal offense relating to neglect or abuse of patients in connection with the delivery of a health care item or service; (D) fraud, theft, embezzlement or other financial misconduct in connection with the delivery of a health care item or service; (E) obstructing an investigation of any crime referred to in (A) or (C) above; and/or (F) unlawful manufacturing, distributing, prescribing, or dispensing of a controlled substance.
     5.9. No Conflict or Violation; Third Party and Governmental Consents. Except under the HSR Act and as set forth on Schedule 5.9 and Schedule 7.5, neither the consummation by the Company and Sellers of the transactions contemplated hereby and by the other Transaction Documents (in each case, to the extent a party thereto), nor compliance by the Company and Sellers with any of the provisions hereof or in any Transaction Document (in each case, to the extent a party thereto), will (i) violate or conflict with any provision of the articles of incorporation or bylaws of the Company; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or terminate, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien (other than Permitted Liens) upon any assets of the Company or any of the Company Stock under, any of the terms, conditions or provisions of any Material Contract, Real Property Lease, or Material Permit; or (iii) violate any Law or Order applicable to the Company or Sellers or their properties or assets. Except under the HSR Act, as set forth on Schedule 5.9 and Schedule 7.5, and any applicable Tax returns or other Tax related filings contemplated by Section 9.4, the execution, delivery and performance of this Agreement and the other Transaction Documents by the Company and Sellers (in each case, to the extent a party thereto) does not, and the consummation of the transactions contemplated by this Agreement and the other Transaction Documents by the Company and Sellers (in each case, to the extent a party thereto) will not, require the Company or Sellers to obtain any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority or other third party.
     5.10. Financial Statements.
     (i) The Audited Financial Statements and the Interim Financial Statements are attached hereto as Schedule 5.10. The Audited Financial Statements, the Interim Financial Statements and any interim financial statements delivered pursuant to Section 8.6, (a) have been or will be prepared based upon the books and records of the Company, (b) have been or will be prepared in accordance with GAAP (with respect to the GAAP Audited Financial Statements and any interim financial statements delivered pursuant to Section 8.6) or accounting practices prescribed or permitted by the Florida Office of Insurance Regulation (with respect to the Statutory Audited Financial Statements and the Interim Financial Statements), and, to the extent consistent with GAAP (with respect to the GAAP Audited Financial Statements and any interim financial statements delivered pursuant to Section 8.6) or accounting practices prescribed or permitted by the Florida Office of Insurance Regulation (with respect to the Statutory Audited Financial Statements and the Interim Financial Statements), have been or will be prepared consistent with the Company’s past accounting practices, and (c) fairly present, or will fairly present, in all material respects the financial position of the Company as of the respective dates thereof and the results of operations and cash flows of the Company for the periods covered thereby; provided, however, that (1) the Interim Financial Statements and any interim financial statements delivered pursuant to Section 8.6 are or will be subject to normal year-end adjustments and the absence of footnote disclosure and other presentation items, (2) neither the Interim Financial Statements nor the interim financial statements delivered pursuant to Section 8.6 present or will present the results of cash flows of the Company, and (3) the supplemental schedules of selected statutory basis financial data accompanying the Statutory Audited Financial Statements have been presented to comply with the National Association of Insurance Commissioners Annual Statement Instructions and are not a required part of the Statutory Audited Financial Statements and the information presented therein is fairly stated in all material respects in relation to the statutory basis financial statements taken as a whole.
     (ii) The Interim Balance Sheet includes all adjustments, which consist only of normal recurring accruals, necessary to fairly present, in all material respects, the financial position of the Company as of the date of the Interim Balance Sheet. Provision has been made on the Interim Balance Sheet for Medical Claims incurred but not reported, and reported but pending or otherwise unpaid, and for incentives, withholds, risk sharing liabilities and other related accruals, in each case, if any, as of the date of the Interim Balance Sheet.

     5.11. Absence of Certain Changes. Except as set forth on Schedule 5.11, or as expressly required or permitted by this Agreement, since December 31, 2006, there has not been:
     (i) any material damage, destruction or casualty loss (whether or not covered by insurance) affecting the Company;
     (ii) the incurrence of any Indebtedness or any cancellation of any material debts owed to or claims held by the Company;
     (iii) receipt by the Company of notice of the termination (except any termination of a Material Contract in accordance with its terms) of or occurrence of a default under any Material Contract, Material Permit or Real Property Lease;
     (iv) any labor union organizing activity, any actual or threatened employee strikes, work stoppages, slowdowns or lockouts;
     (v) any amendment of the Company’s articles of incorporation or bylaws;
     (vi) any issuance, sale, pledge, disposition, encumbrance, purchase or redemption, or authorization of the issuance, sale, pledge, disposition, encumbrance, purchase or redemption of, any shares of capital stock of the Company or any options, warrants, convertible securities or other rights of any kind to acquire any shares of capital stock or any other ownership interest in the Company;
     (vii) any material modification to any Material Contract or Real Property Lease entered into by the Company other than in the Ordinary Course of Business or any modification or termination of any contract that but for such modification or termination would constitute a Material Contract;
     (viii) any sale, assignment, transfer, conveyance, lease, mortgage, pledge or other disposition of or Lien on any of the assets of the Company, or any interests therein, except for Permitted Liens and sales, assignments, transfers, conveyances, leases, mortgages, pledges, dispositions or Liens in the Ordinary Course of Business involving less than $75,000;
     (ix) any cancellation of any of the insurance policies of the Company;
     (x) any declaration, set aside or payment of any dividend or any other distribution with respect to the capital stock of the Company, other than a cash dividend approved by the Florida Office of Insurance Regulation;
     (xi) the making of any loans or advances to any Person by the Company, except for expense reimbursements and advances to agents, Affiliates, directors, officers or employees in the Ordinary Course of Business;
     (xii) (a) any increase in the compensation payable or to become payable to the officers of the Company or Employees, (b) any severance or termination pay granted to, or any employment or severance agreement entered into with any current or former officer of the Company or Employee, or (c) the establishment, adoption, amendment or termination of any Employee Benefit Plan or any other collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, Employee Benefit Plan or any other collective bargaining, bonus, profit sharing, thrift, compensation, stock option, restricted stock, pension, retirement, deferred compensation, employment, termination, severance or other plan, trust fund, policy or arrangement for the benefit of any current or former directors or officers of the Company or Employees, except, in each case, in the Ordinary Course of Business or as required by Law or existing contracts;
     (xiii) any institution by or against the Company of, settlement of or any agreement to settle any Action before any Governmental Authority;
     (xiv) the entry by the Company or the Sellers into any agreement or arrangement that materially restricts the Company from engaging in the operation of its business, as such business is operated on the date hereof;
     (xv) any postponement, cancellation or waiver by the Company of any claims or rights with a value to the Company in excess of $75,000; or
     (xvi) the entry by the Company into any agreement, commitment or other obligation (oral or in writing) incurred by or on behalf of the Company to do any of the foregoing.
     5.12. Litigation. Except as disclosed in Schedule 5.12, there is no outstanding (and, except as set forth on Schedule 5.12, during the three years preceding the date hereof, there has not been any) action or Order, claim, suit, litigation, proceeding, labor dispute, arbitration action, governmental audit or investigation (collectively, “Actions”) to which the Company is a party or subject or to which any of its properties or assets is subject and, to the Company’s and Sellers’ Knowledge, there are no such Actions threatened.
     5.13. Undisclosed Liabilities. The Company does not have any liabilities, obligations or commitments of any nature (whether absolute, accrued, contingent or otherwise and whether matured or unmatured or known or unknown) except (i) liabilities that are reflected and reserved against on the Interim Balance Sheet that have not been paid or discharged since the date thereof; (ii) accounts payable, deferred revenue, accrued Taxes, accrued expenses, bonuses and payroll expenses and other costs or expenses incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet; (iii) liabilities listed in Schedule 5.13; (iv) liabilities arising in connection with the preparation, negotiation, consummation and/or performance of this Agreement and the other Company Transaction Documents (which shall be repaid in full prior to Closing); and (v) other current liabilities incurred in the Ordinary Course of Business since the date of the Interim Balance Sheet (none of which is a material liability for breach of contract, breach of warranty, tort, infringement, violation of Law, claim or lawsuit).
     5.14. Compliance with Law. The Company has not violated in any material respect any applicable Law or Order and the Company is in compliance, in all material respects, with all applicable Laws and Orders. Neither the Company nor Sellers have received any notice to the effect that the Company is not in compliance in all material respects with any applicable Laws or Orders. Neither the Company nor, to its Knowledge, anyone acting on the Company’s behalf, has directly or indirectly (i) in violation of any Law, made any contribution, gift, bribe, kickback payment or other similar payment of cash or other consideration to any person to obtain favorable treatment in securing business, to pay for favorable treatment for business secured, or to obtain special concessions, or (ii) engaged in any illegal or fraudulent marketing activities.
     5.15. Proprietary Rights. Schedule 5.15 lists all of the Proprietary Rights (other than packaged “off the shelf” software) that constitute patents, Internet domain names, trademarks, trade names, copyrights and applications therefor owned by or registered in the name of the Company or in which the Company has any rights as licensee, and which are presently used in the operation of the

Company. Except as set forth in Schedule 5.15, the Company owns, or is licensed or otherwise has sufficient rights to use the Proprietary Rights listed on Schedule 5.15. The Company’s Proprietary Rights contain only those items and rights that are: (i) owned solely and exclusively by the Company; or (ii) rightfully used by the Company pursuant to a valid and enforceable license or other agreement (the “Licensed Proprietary Rights”). The Company has all rights in its Proprietary Rights necessary for the conduct of its business as now being conducted. Except as set forth on Schedule 5.15, the Company does not owe any material royalties or other material payments to any third party in respect of the Company’s Proprietary Rights. The conduct of the Company’s business (including, without limitation, the use of the Company’s Proprietary Rights) as now being conducted does not infringe, misappropriate, misuse, conflict with or otherwise violate any Proprietary Rights of any Person in any material respect. Neither the Company nor Sellers have received any notice that the Company has interfered with, infringed upon, misappropriated, or violated any Proprietary Rights of third parties and no third party has asserted any competing Proprietary Rights against the Company’s Proprietary Rights, except as disclosed in Schedule 5.15. To the Company’s and Seller’s Knowledge, no third party has interfered with, infringed upon, misappropriated or violated, in any material respect, any of the Company’s Proprietary Rights.
     5.16. Employees. Schedule 5.16 sets forth the name of each employee of the Company or its Affiliates that provides services to the Company on an exclusive basis rather than providing services to both the Company and to the Company’s Affiliates (collectively, the “Employees”), in each case, as of the Signing Date. Schedule 5.16 also sets forth the annual rate of compensation paid (including bonus compensation) as of the Signing Date by the Company or its Affiliates to each Employee (including Employees on temporary or permanent disability leave). Schedule 5.16 also sets forth the name and annual rate of compensation (including bonus compensation) as of the Signing Date of employees of an Affiliate of the Company that provide services to both Leon Medical Centers and the Company. Except as set forth on Schedule 5.16, there are no employment agreements or severance or termination agreements to which the Company is a party or otherwise bound. Except as set forth on Schedule 5.16, no Employee of the Company is on temporary or permanent disability leave as of the Signing Date. Neither the Sellers, the Company, nor, to the Company’s Knowledge, any of the Employees are subject to any noncompete, nondisclosure, confidentiality, employment, consulting or similar agreements with any Person other than the Company that restrict or are in conflict with the present or proposed business activities of the Company.
     5.17. Employee Benefit Plans.
     (i) Except for the Employee Benefit Plans identified on Schedule 5.17(i) (the “Company Employee Benefit Plans”), the Company does not directly or indirectly maintain or contribute to, or have any liability under, any Employee Benefit Plans.
     (ii) Each Company Employee Benefit Plan (and each related trust, custodial account or insurance contract) and the administrator and fiduciaries of each Company Employee Benefit Plan have complied in all material respects with all applicable Laws and other governmental requirements, including ERISA and the Code (including reporting and disclosure obligations), and any contribution due under each such Company Employee Benefit Plan has been or will be made by the date such contribution is or was required to be made under the terms of the Company Employee Benefit Plan and applicable Law. The Company does not have any unfunded liabilities under any Company Employee Benefit Plan except for those properly reserved for in the Interim Balance Sheet and as set forth on Schedule 5.17(ii).
     (iii) Each Company Employee Benefit Plan, if intended to be “qualified” within the meaning of Section 401(a) of the Code, has received a favorable letter of determination from the

Internal Revenue Service indicating that it is so qualified and the related trusts are exempt from tax under Section 501(a) of the Code and nothing has occurred that has or could reasonably be expected to affect adversely such determination.
     (iv) Neither Company nor Sellers nor any of their respective ERISA Affiliates nor to the Knowledge of the Company or Sellers, any other “disqualified person” or “party in interest” (as such terms are defined in Section 4975 of the Code and Section 3(14) of ERISA, respectively) with respect to a Company Employee Benefit Plan has breached the fiduciary rules of ERISA or engaged in a prohibited transaction that could subject the Company to any tax or penalty imposed under Section 4975 of the Code or Section 502(i), (j) or (l) of ERISA.
     (v) Except as may be required under the Consolidated Omnibus Reconciliation Act of 1985 (“COBRA”) or similar state laws, none of the Company Employee Benefit Plans obligates the Company to provide any employee or former employee of the Company, or their spouses, family members or beneficiaries, any post-employment or post-retirement health or life insurance, accident or other “welfare-type” benefits.
     (vi) Each Company Employee Benefit Plan that is subject to the requirements of COBRA, the Family Medical Leave Act of 1993 (“FMLA”) and HIPAA has been maintained in all material respects in compliance with COBRA, FMLA and HIPAA, including all notice requirements, and no tax payable or penalty on account of Section 4980B or any other section of the Code has been or is expected to be incurred by Company.
     (vii) Schedule 5.17(vii) lists all former employees of the Company or any of its ERISA Affiliates and their beneficiaries who currently have elected or are currently eligible to elect COBRA continuation coverage under any Company Employee Benefit Plan offering health insurance or medical benefits.
     (viii) No benefit payable or that may or could under certain circumstance become payable by Company pursuant to any Company Employee Benefit Plan shall constitute an “excess parachute payment,” within the meaning of Section 280G of the Code, that is or may be subject to the imposition of an excise tax under Section 4999 of the Code or that would not be deductible by reason of Section 280G of the Code (excluding any agreement with Buyer or entered into with the Company after the Closing).
     (ix) Each Company Employee Benefit Plan that allows loans to plan participants, if any, has been operated in all material respects in accordance with its terms, the plan’s written loan policy and all applicable laws. In addition, all outstanding loans from such Company Employee Benefit Plans, if any, are current as of the Closing Date, and there are no such loans currently in default.
     (x) Except as set forth on Schedule 5.17(x), neither the execution and delivery of this Agreement and related documents, nor the consummation or performance of any of the transactions contemplated herein or therein, will (either alone or together with any other event): (a) result in any payment (including, without limitation, severance, parachute or otherwise) becoming due from the Company to any director or any employee of the Company under any Company Employee Benefit Plan or any employment or change in control agreement between the Company or Sellers and any employee of the Company (a “Change in Control Agreement”), (b) significantly increase any benefit otherwise payable by the Company to any employee of the Company under any Company Employee Benefit Plan or Change in Control Agreement, or

(c) result in any acceleration of the time of payment, vesting or funding, of any material benefits payable by the Company to any employee of the Company under any Company Employee Benefit Plan or Change in Control Agreement.
     (xii) Except as set forth on Schedule 5.17(xi) or pursuant to Section 8.8, the Company does not have any express or implied commitment, whether legally enforceable or not, to modify, change or terminate any Company Employee Benefit Plan, other than with respect to a modification, change or termination required by this Agreement, ERISA, the Code or applicable law.
     (xiii) No Action with respect to any Company Employee Benefit Plan (other than routine claims for benefits) is pending or, to the Company’s or Sellers’ Knowledge, threatened.
     (xiv) Except as set forth on Schedule 5.17(xiv), neither the Company, Sellers or any of their ERISA Affiliates (a) have ever contributed to, or been under any obligation to contribute to, any multiemployer plan (as defined in Section 3(37) of ERISA) and (b) are not liable, directly or indirectly, with respect to any such multiemployer plan for a complete or partial withdrawal (within the meaning of Title IV of ERISA) or due to the termination or reorganization of any such multiemployer plan.
     (xv) Except as set forth on Schedule 5.17(xv), neither the Company, Sellers or any of their ERISA Affiliates have ever maintained or contributed, or had an obligation to contribute, to a “defined benefit plan” (as defined in Section 414(j) of the Code) subject to Title IV of ERISA.
     5.18. Labor Relations. There are no collective bargaining agreements relating to the relationship of the Company with any employee thereof. The Company has never recognized any labor organization, nor has any such organization been certified, as the exclusive bargaining agent of any employees of the Company. There has been no demand on behalf of any labor organization to represent any employees of the Company and neither the Company nor Sellers has any Knowledge of any present efforts of any labor organization for authorization to represent any employees of the Company. There are no strikes, work stoppages or labor disputes pending or, to the Company’s or Sellers’ Knowledge, threatened, against the Company. There is no pending or, to the Company’s, or Sellers’ Knowledge, threatened discrimination or unfair labor practice Action against or involving the Company.
     5.19. Environmental, Health, and Safety. The Company has complied and is in compliance, in each case in all material respects, with all applicable Environmental and Safety Requirements as defined below (including without limitation all applicable Permits and licenses required thereunder). None of the Company or the Sellers have received any notice of any violation by the Company of, or any liability of the Company (contingent or otherwise) or corrective or remedial obligation required to be performed by the Company under, any Environmental and Safety Requirements. The Company has not generated, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released, or permitted persons to be exposed to, any hazardous substance, waste, pollutant, contaminant, noise, odor or radiation in a manner that has given or may reasonably be likely to give rise to liabilities under Environmental and Safety Requirements. “Environmental and Safety Requirements” means all U.S. federal, state and local statutes, regulations, ordinances and other provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law in each case concerning hazardous substances, public health and safety, and pollution or protection of the environment.
     5.20. Tax Matters.

     (i) The Company has timely filed with the appropriate taxing authorities all returns (including without limitation information returns and other material information) in respect of Taxes of the Company required to be filed through the date hereof (or timely filed extensions to file such returns) and will timely file any such returns (or extensions) required to be filed on or prior to the Closing Date. The returns and other information filed are complete and accurate in all material respects.
     (ii) All Taxes payable by the Company (whether or not shown on any Tax return), if any, in respect of periods beginning before the Effective Date to the extent attributable to the period prior to the Effective Date have been timely paid, or an adequate reserve has been established therefor, as set forth on the Interim Balance Sheet; no material deficiencies for any Taxes have been proposed, asserted or assessed in writing against or with respect to any Taxes due by the Company; and, to the Company’s and Sellers’ Knowledge, the Company has no liability for Taxes in excess of the amounts so paid or reserves so established.
     (iii) Except as set forth on Schedule 5.20, there are no pending or, to the Company’s or Sellers’ Knowledge, threatened, audits, investigations, claims or other Actions for or relating to any liability of the Company in respect of Taxes, and there are no matters under discussion between the Company and any Governmental Authority with respect thereto. The Company has not entered into any agreement with any Governmental Authority for the extension or tolling of any statute of limitations in respect of Taxes. There are no Tax Liens on any of the assets of the Company, except Permitted Liens.
     (iv) All Taxes required to be withheld, collected or deposited by or with respect to the Company have been timely withheld, collected or deposited as the case may be, and to the extent required, have been paid to the relevant taxing authority.
     (v) The Company is not a party to any Tax sharing or allocation agreement.
     (vi) The Company (a) has never been a member of an Affiliated Group filing a consolidated Tax return, and (b) has no liability for Taxes of any person arising from the application of Treasury Regulation Section 1.1502-6 or any analogous provision of state, local or foreign law, or as a transferee or successor, by contract or otherwise.
     (vii) The Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or portion thereof) ending after the Effective Date as a result of any (a) “Closing Agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign law) executed on or prior to the Effective Date; (b) installment sale or open transaction disposition made on or before the Effective Date; or (c) prepaid amount received on or before the Effective Date.
     5.21. Insurance, Banks, Powers of Attorney. Schedule 5.21 contains a complete and accurate list of:
     (i) All insurance policies of the Company (including insurance on the lives of any employees of the Company) and performance, surety and similar bonds presently in force and effect with respect to the Company, the operations and the assets of the Company. All of such policies and bonds are validly outstanding and in full force and effect and, to the Knowledge of the Company and Sellers, provide coverage in reasonable and customary amounts for all normal risks incident to the Company’s business (subject to reasonable deductibles). Neither the

Company nor Sellers has been advised that any insurer or surety intends or proposes to cancel any such policy or bond prior to the present expiration or termination date thereof or to materially increase the applicable premium rate, rate classification or charge therefor prior to or following such expiration or termination date or is not willing to renew or extend any such policy or bond following its normal expiration or termination date. The Company does not have any self-insurance or co-insurance programs.
     (ii) The names of each bank in which the Company maintains an account or safe deposit box and of each security broker with which the Company maintains an account (including, in each case, the name and account number or other designation thereof), the names of all Persons authorized to draw thereon or to give instructions with respect or having access thereto, and the amounts contained therein as of a date within thirty (30) days of the Signing Date.
     (iii) The names of all Persons, if any, holding powers of attorney from the Company and a brief description thereof.
     5.22. Subsidiaries; Affiliate Transactions. The Company does not have any subsidiaries and has no ownership interest or equity investment in any corporation, partnership, limited liability company, joint venture or other business entity or venture. Schedule 5.22 lists all current contracts or agreements between the Company, on the one hand, and any of the Sellers and/or any Affiliate of the Company or Sellers, on the other hand, other than the agreements listed in Schedule 5.5. Schedule 5.22 sets forth the amount and general description of each loan, advance, distribution or payment of any kind or character (excluding all payments made in the Ordinary Course of Business) in excess of $25,000 made by the Company since December 31, 2006 to any of the Sellers, any Affiliate of the Company or Sellers and any of their respective directors and officers.
     5.23. Title to and Condition of Assets. The Company is the owner of the assets reflected on the Interim Balance Sheet and all other assets that it purports to own and, except as set forth on Schedule 5.23, has good title to all such assets, free and clear of all Liens, other than Permitted Liens. All tangible assets owned or leased by the Company are in good operating condition, normal wear and tear excepted, fit for their current uses and sufficient for the continued operation of the Company’s business after the Closing in substantially the same manner as conducted prior to the Closing.
     5.24. Change in Control Payments. The Company does not have any plans, programs, agreements or arrangements to which it is a party, or to which it is subject, pursuant to which payments (or acceleration of benefits) by the Company may be required upon, or may become payable directly or indirectly as a result of, a change of control of the Company as contemplated by this Agreement.
     5.25. Brokers. No Person will be entitled to any brokerage commissions, finder’s fees or similar compensation based upon any agreement or understanding made by any such Person with the Company or Sellers in connection with the transactions contemplated by this Agreement. In any event, Buyer shall have no liability for any brokerage commission, finder’s fees or similar compensation arising out of or due to any action of the Company or Sellers in connection with the transactions contemplated by this Agreement.
     5.26. Books and Records. The books of account, minute books and stock record books of the Company, all of which have been made available to HealthSpring, are complete and correct in all material respects and have been maintained in all material respects in accordance with applicable Law and sound business practices.

     5.27. Rate Caps and Guarantees. Except as set forth on Schedule 5.27, the Company has not entered into any agreement for a term greater than 12 months providing for (i) fixed increases in payments required to be made thereunder by the Company to medical or ancillary service providers (including on a percentage or dollar amount basis); or (ii) payments required to be made thereunder by the Company to medical or ancillary service providers that are computed on the basis of a guaranteed minimum aggregate payment amount or guaranteed minimum number of members.
     5.28. IBNR Report. The historical Medical Claims paid data contained in the Company’s lag models as of December 31, 2006 and June 30, 2007 as set forth on Schedule 5.28 reflect substantially all Medical Claims paid by the Company as of the date(s) referenced therein.
SECTION 6.
REPRESENTATIONS AND WARRANTIES RELATING TO SELLERS
     Except as set forth in the Disclosure Schedule, Sellers hereby jointly and severally represent and warrant to Buyer with respect to Sellers as follows:
     6.1. Authorization. Sellers have full power, authority and legal capacity to enter into this Agreement (in their individual capacities) and the other documents to be executed and delivered by them pursuant to Section 10.2 of this Agreement (if and when delivered) (collectively, the “Sellers Transaction Documents”) and to perform his or her obligations hereunder and thereunder.
     6.2. No Conflict or Violation. Except under the HSR Act and as set forth on Schedule 5.9 and Schedule 7.5, the execution, delivery and performance of this Agreement and the Sellers Transaction Documents by the Sellers (in their individual capacities) have been duly authorized by any action required of such Seller, and no other act on the part of Sellers is necessary to authorize the execution, delivery or performance of this Agreement or the Sellers Transaction Documents by the Sellers (in their individual capacity) and the consummation of the transactions contemplated hereby or thereby. This Agreement has been duly executed and delivered by Sellers and constitutes a valid and binding obligation of Sellers, enforceable against Sellers in accordance with its terms (subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally), and each of the other Sellers Transaction Documents, when executed and delivered by the applicable Sellers, in accordance with the terms hereof and thereof, shall each constitute a valid and binding obligation of such Sellers, enforceable in accordance with its respective terms (subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally). Sellers are not a party to or bound by any written or oral agreement or understanding with respect to a transaction involving the sale of the stock or assets of the Company other than this Agreement, and Sellers have terminated all discussions with third parties (other than with HealthSpring and its Affiliates) regarding such a transaction.
     6.3. Company Stock. Sellers have good and valid title to the Company Stock, free and clear of all Liens (except restrictions on transfer under federal and state securities Laws). When the Company Stock is purchased and sold hereunder, and upon delivery by Sellers to Buyer of certificates for the Company Stock at the Closing pursuant to this Agreement, Buyer will have, as of the Closing Date, good and valid title to the Company Stock, free and clear of all Liens (except restrictions on transfer under federal and state securities Laws). There are no agreements with Sellers with respect to the voting or transfer of the Company Stock.

     6.4. Litigation. There is no Action pending or, to the Knowledge of Sellers, threatened against the Sellers or the Company that seeks to delay, limit or enjoin the transactions contemplated by this Agreement.
     6.5. Investment. Each of the Sellers (a) understands that the Shares have not been registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (b) is acquiring the Shares solely for such Seller’s own account for investment purposes, and not with a view to the distribution thereof, (c) is a sophisticated investor with knowledge and experience in business and financial matters, (d) has received certain information concerning HealthSpring and has had the opportunity to obtain additional information and ask questions as desired in order to evaluate the merits and the risks inherent in holding the Shares, (e) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (f) is an Accredited Investor.
SECTION 7.
REPRESENTATIONS AND WARRANTIES RELATING TO HEALTHSPRING AND BUYER
     HealthSpring and Buyer hereby jointly and severally represent and warrant to Sellers and the Company with respect to HealthSpring and Buyer as follows:
     7.1. Organization. HealthSpring is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is presently being conducted, and to own or use the properties and assets that it purports to own or use. HealthSpring is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed and/or in good standing would not reasonably be expected to have a material adverse impact on HealthSpring and its Affiliates, taken as a whole. HealthSpring is not in default under or in violation of any provision of its certificate of incorporation or bylaws. Buyer is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Texas, with full limited liability company power and authority to conduct its business as it is presently being conducted, and to own or use the properties and assets that it purports to own or use. Buyer is duly qualified or licensed as a foreign limited liability company to do business, and is in good standing, in each jurisdiction where the character of its properties and assets owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except where the failure to be so qualified, licensed and/or in good standing would not reasonably be expected to have a material adverse impact on HealthSpring and its Affiliates, taken as a whole. Buyer is not in default under or in violation of any provision of its articles of organization or operating agreement.
     7.2. Authorization. HealthSpring and Buyer have all requisite power and authority, and have taken all action necessary to execute and deliver this Agreement and the other documents to be executed and delivered by HealthSpring or Buyer pursuant to Section 10.2 of this Agreement (collectively, the “HealthSpring Transaction Documents”), to consummate the transactions contemplated hereby and thereby and to perform their obligations hereunder and thereunder. This Agreement and the HealthSpring Transaction Documents (if and when delivered) have been or will be duly executed and delivered by HealthSpring and Buyer and are the legal, valid and binding obligations of HealthSpring and Buyer, enforceable against HealthSpring and Buyer in accordance with their terms, subject to general principles of equity and except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium or other similar laws of general application relating to creditors’ rights generally.

     7.3. Capitalization. All of the authorized membership and other equity interests in Buyer are owned directly by HealthSpring. The entire authorized capital stock of HealthSpring consists of 180,000,000 shares of HealthSpring Stock and 5,000,000 shares of preferred stock, $0.01 par value per share (“Preferred Stock”). At May 10, 2007, there were 57,340,132 shares of HealthSpring Stock issued and outstanding and no shares of Preferred Stock issued and outstanding. All outstanding shares of HealthSpring Stock have been duly authorized and validly issued and are fully paid and nonassessable and have not been issued in violation of any preemptive or similar rights.
     7.4. No Conflict or Violation. None of HealthSpring’s or Buyer’s execution, delivery or performance of this Agreement or the other HealthSpring Transaction Documents, consummation of the transactions contemplated hereby or thereby, or compliance with any of the provisions hereof or thereof, will (i) violate or conflict with any provision of the certificate of formation or bylaws of HealthSpring or the articles of formation or regulations of Buyer; (ii) violate, conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or terminate, or accelerate the performance required by, or result in a right of termination or acceleration under, or result in the creation of any Lien upon any of the assets of HealthSpring or Buyer under, any of the terms, conditions or provisions of any contract, indebtedness, note, bond, indenture, security or pledge agreement, commitment, license, lease, franchise, permit, agreement or other instrument or obligation to which HealthSpring or Buyer is a party or by which HealthSpring’s or Buyer’s assets are bound; or (iii) violate any Law or Order applicable to HealthSpring or Buyer or their properties or assets.
     7.5. Consents. Except under the HSR Act and as set forth on Schedule 5.9 and Schedule 7.5, the execution, delivery and performance of this Agreement and the HealthSpring Transaction Documents by HealthSpring and Buyer does not, and the consummation of the transactions contemplated by this Agreement and the other HealthSpring Transaction Documents by HealthSpring and Buyer will not, require any consent, approval, authorization or permit of, or filing with or notification to any Governmental Authority or any other third party.
     7.6. Litigation. There is no Action pending or, to HealthSpring’s and Buyer’s Knowledge, threatened against HealthSpring or Buyer that seeks to delay, limit or enjoin the transactions contemplated by this Agreement. Except as disclosed in the HealthSpring SEC Reports, there are no Actions pending or, to the Knowledge of HealthSpring and Buyer, threatened against HealthSpring or its Affiliates that require disclosure by HealthSpring in the HealthSpring SEC Reports.
     7.7. Authorization of Shares. The Shares, when issued to Sellers at Closing in accordance with this Agreement, will be duly authorized, validly issued, fully paid and nonassessable, and will be approved for listing upon official notice of issuance on the NYSE. Upon issuance to the Sellers at Closing in accordance with this Agreement, the Sellers will acquire good and valid title to the Shares as of the Effective Date, free and clear of all Liens, other than Liens created by Sellers, if any and as expressly provided in Section 3.4 and Section 11 of this Agreement.
     7.8. SEC Reports. HealthSpring has made available to Sellers all reports and other documents filed by HealthSpring with, or furnished by HealthSpring to, the SEC pursuant to the Securities Act or the Securities Exchange Act (the “HealthSpring SEC Reports”). HealthSpring has timely filed all reports and other documents it is required to file pursuant to the Securities Act or the Securities Exchange Act. The HealthSpring SEC Reports have been prepared and filed in accordance with the applicable requirements of the Securities Act or the Securities Exchange Act, as applicable, and did not, as of their respective dates, contain any untrue statement of a material fact or omit to state a material fact required to be stated or incorporated by reference therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The financial statements of HealthSpring included in the HealthSpring SEC Reports (i) comply in all material respects with applicable rules and regulations of the SEC with respect thereto, (ii) have been prepared in accordance with GAAP, and (iii) fairly present in all material respects the financial position of HealthSpring as of the respective dates thereof and the results of operations and cash flows of HealthSpring for the periods covered thereby; provided, that all interim financial statements included in the HealthSpring SEC Reports are subject to normal year-end adjustments and the absence of footnote disclosure and other presentation items.
     7.9. Compliance with Law. Except as disclosed in the HealthSpring SEC Reports, HealthSpring and its Affiliates have not violated any applicable Law or Order, are in compliance with applicable Laws and Orders and have not received any notice alleging that HealthSpring or its Affiliates are not in compliance with applicable Laws or Orders, except, in each case, for any violation or non-compliance that would not require disclosure by HealthSpring in the HealthSpring SEC Reports.
     7.10. Governmental Audits and Investigations. Except as disclosed in the HealthSpring SEC Reports, there are no audits, investigations or other enforcement actions pending or, to the Knowledge of HealthSpring or Buyer, threatened against HealthSpring or its Affiliates with respect to any contract involving Medicare or any other federally or state funded health care benefit program that require disclosure in the HealthSpring SEC Reports. HealthSpring and its Affiliates have not received notice of an, and are not currently under, investigation for any violation of the various provisions of Laws governing Medicare or any federally or state funded health care benefit program, except in each case, for any violation or non-compliance that would not require disclosure by HealthSpring in the HealthSpring SEC Reports.
     7.11. Financing. Buyer will at Closing have sufficient immediately available funds to pay the Cash Purchase Price to Sellers in accordance with this Agreement.
     7.12. Brokers. Sellers and their Affiliates shall have no liability for any brokerage commission, finder’s fees or similar compensation arising out of or due to any action of HealthSpring, Buyer or any of their Affiliates in connection with the transactions contemplated by this Agreement.
     7.13. Investment. Each of HealthSpring and Buyer understand and agree that the Company Stock has not been registered under the Securities Act or under any state securities laws, and Buyer acknowledges that it is acquiring the Company Stock for its own account for investment purposes, and not with a view to the distribution thereof.
SECTION 8.
AGREEMENTS PENDING THE CLOSING
     8.1. Conduct of the Business Pending the Closing. From the date of this Agreement until the Closing or the earlier termination of this Agreement (the “Pre-Closing Period”), except as consented to in writing by Buyer or as expressly set forth in this Agreement, Sellers and the Company shall cause the Company to operate in the Ordinary Course of Business (including, without limitation, with respect to the collection of accounts receivable and payments of accounts payable). Without limiting the generality of the foregoing, except as set forth on Schedule 8.1 hereto or as otherwise specifically contemplated by this Agreement or consented to in writing by Buyer:
     (i) Sellers and the Company shall use commercially reasonable efforts to (a) preserve the business of the Company substantially intact, (b) to keep available the services of the

Employees, (c) to preserve the goodwill of suppliers, providers, plan members and others having business dealings or relations with the Company, (d) maintain its books and records consistent with past practices and applicable Law in all material respects, (e) pay all liabilities and obligations of the Company in the Ordinary Course of Business, and (f) maintain reserves and statutory net worth sufficient to be in compliance with all applicable Laws, including the HMO Statute;
     (ii) the Company shall maintain insurance coverage reasonably appropriate for the conduct of its business and consistent with past practices;
     (iii) Sellers and the Company shall not, directly or indirectly, engage in any act or omission that results in a breach of any of the representations, warranties, agreements or covenants made by Sellers or the Company in this Agreement as of the Signing Date or as brought down as of the Closing Date; and
     (iv) The Company shall not make a material capital expenditure, distribution or dividend, enter into or amend any Material Contract, enter into any management, administrative services or marketing contract with respect to its business, or enter into or amend a contract with the Sellers or an Affiliate of the Company or Sellers (other than the cash dividend described in Section 3.6).
     8.2. Full Access; Diligence Matters. During the Pre-Closing Period, the Company and Sellers covenant that they shall permit representatives of the Buyer (including Buyer’s attorneys, accountants, lenders and other advisors) to have full and complete access during normal business hours and upon reasonable notice to the Company to the Company’s books and records, properties, facilities, plan members, suppliers, providers, employees, representatives, consultants, and independent accountants in connection with the Buyer’s due diligence review of the Company (it being understood that, except as set forth in Section 11.3, such investigation, or any Knowledge of HealthSpring or Buyer acquired thereby, shall in no way affect or otherwise obviate or diminish any representations or warranties of the Sellers or the Company or any conditions to the obligations of HealthSpring and Buyer, in each case as set forth herein, or, except as set forth in Section 11.3, otherwise limit the Sellers’ indemnification obligations under Section 11); provided that Buyer shall use its reasonable best efforts not to disrupt the Company’s operations. During the Pre-Closing Period, Sellers and the Company will permit Buyer’s transition planning team on-site access at the Company’s offices during normal business hours and upon reasonable notice to the Company for purposes of developing an understanding of the decisions of the Company’s senior management and coordinating and planning the transition of the Company’s business consistent with the terms of applicable Law. The Sellers acknowledge and agree that the Buyer’s diligence review prior to the Closing Date shall include the performance by the Buyer of “information technology” diligence reasonably necessary to adequately assess the capabilities for successful data migration with the Buyer’s information systems, together with the requisite training, at Buyer’s option, for the Company’s employees on the Buyer’s information systems. The Buyer Parties and the Sellers acknowledge and agree that the terms and conditions of that certain Confidentiality Agreement, dated as of March 27, 2007, as amended, between the Company and HealthSpring (the “Confidentiality Agreement”) shall continue in full force and effect in accordance with its terms until (i) the earlier of the Closing, at which time the Confidentiality Agreement will terminate, or (ii) the expiration of the Confidentiality Agreement pursuant to its terms.
     8.3. Notices and Consents. Promptly following the execution of this Agreement, each of the Parties shall give any required notices to, make any other filings with, and use reasonable best efforts to obtain as promptly as practicable, any other authorizations, consents, Orders, and approvals of third parties and Governmental Authorities required to be given, made or obtained by such Party in connection with the matters contemplated by this Agreement (including, without limitation, any notifications and applications that it may be required to file with the Florida Office of Insurance Regulation and any notifications, applications and report forms and related materials that it may be required to file with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice under the HSR Act), and use all reasonable efforts to obtain an early termination of any applicable waiting periods, and make any further filings related to the foregoing filings that may be necessary, proper, or advisable. Buyer and Sellers shall jointly agree upon the form and substance of any pre-closing notices or announcements to payors, providers, plan members, Company employees or other third parties.
     8.4. Further Assurances. Upon the terms and subject to the conditions contained herein, each Party hereto agrees (i) to use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective the transactions contemplated by this Agreement; (ii) to execute any further documents, instruments or conveyances of any kind which may be reasonably necessary or advisable to carry out any of the transactions contemplated hereunder; and (iii) to cooperate with each other in connection with the foregoing. The Company shall make available to Buyer such information as Buyer may reasonably request relative to the business, assets and property of the Company as may be required to make any required filings hereunder, including, without limitation, providing Buyer with any additional information requested by the Florida Office of Insurance Regulation under the HMO Statute in connection therewith.
     8.5. Errors and Omissions Insurance. The Company shall purchase or obtain prior to Closing tail insurance coverage effective as of the Effective Date for a minimum of two years on terms and conditions consistent with the Company’s current insurance coverage and from the insurance companies providing such coverage to the Company prior to Closing.
     8.6. Financial Statements. During the Pre-Closing Period, the Company shall provide Buyer with interim, unaudited, Company-prepared financial statements of the Company for each calendar month, which shall include an income statement and balance sheet and supporting detail, within twenty (20) days following the end of each calendar month.
     8.7. Notice of Investigations, Audits, Status of Approvals and Filings, etc. The Company shall promptly deliver to Buyer any review, audit or investigation report issued by any Person with respect to the Company that occurs between the date hereof and Closing or any draft thereof that has been delivered to or otherwise obtained by the Company. Each of the Parties shall keep the other Parties informed, not less than weekly during the Pre-Closing Period, regarding the status of any of the notices, filings, authorizations, consents, Orders, and approvals required pursuant to Section 8.3 above and promptly deliver to the other Parties any material written correspondence relating thereto.
     8.8. Employee Matters. Prior to Closing, the Company shall, if requested by Buyer, terminate participation effective as of the Effective Date by the Employees in all existing Company Employee Benefit Plans, including any 401(k) plan and all severance policies, with no further liability to the Company arising from such termination. Notice of the termination, if so requested by Buyer, shall be provided to the Employees prior to Closing. No less than five (5) days prior to the Closing, the Company and Sellers will provide HealthSpring and Buyer with an update to Schedule 5.16 solely to reflect any additions or deletions (as of such delivery date) to the persons listed as Employees. Effective as of the Effective Date, Leon Medical Services, Inc. and its Affiliates shall release the Employees from their employment.
     8.9. Tax Matters.

     (i) As soon as practicable following the Signing Date, the Company shall file corporate income Tax returns reflecting its status as a C corporation as follows: (i) amended Federal corporate income tax returns for the years 2004 and 2005, (ii) a Federal corporate income tax return for the year 2006, and (iii) Florida corporate income tax returns for the years 2004, 2005 and 2006, and will pay (in any event prior to the Effective Date) all Taxes (whether or not shown on such amended or other returns) owed by the Company in connection with such returns. Sellers shall cause the Company to allow Buyer to review and comment on each such Tax return described in (i) to (iii) in the preceding sentence prior to filing. The Company will promptly notify other Governmental Authorities (including the Florida Office of Insurance Regulation) of the amendments to the Company’s tax returns and of any restatements of the Company’s financial statements in connection therewith, and will provide Buyer with copies of the documentation filed with the Internal Revenue Service and all other notices or communications sent by the Company to, or received by the Company from Governmental Authorities relating the Company’s status for Federal income tax purposes. The Parties agree that the foregoing will be reflected in updates to the Disclosure Schedules, and that such updates will not constitute breaches of the representations, warranties, covenants and/or agreements contained in this Agreement (including for purposes of Section 10.2 or Section 11). Notwithstanding anything set forth in this Agreement to the contrary, the Parties acknowledge and agree that, except for the failure to perform the immediately preceding covenants in this Section 8.9(i) or the failure to pay the dollar amount of any Taxes of the Company for all taxable periods ending before the Effective Date and the portion through the day prior to the Effective Date for any taxable period that includes (but does not end on) the Effective Date, no untruth or error in any representation or warranty or breach or failure to perform any agreement or covenant of Seller or the Company (including for purposes of Section 10.2 or Section 11) shall be deemed to have occurred in connection with, arising out of or otherwise relating to the Company’s status as an S corporation or a C corporation, including as a result of any Tax returns, financial statements, forms, certifications, applications, statements and other documentation relating thereto (including all amendments, supplements and restatements thereof (including as described above)) that has been filed with or provided to Governmental Authorities or other third parties by the Company or Sellers.
     (ii) Except as expressly described above, during the Pre-Closing Period, without the prior written consent of Buyer (not to be unreasonably withheld, conditioned or delayed), except as required by applicable Law (provided that prompt notice is provided to Buyer), neither Sellers nor the Company shall, with respect to the Company, make or change any election, change an annual accounting period, adopt or change any accounting method, file any amended Tax return, enter into any closing agreement, settle any Tax claim or assessment relating to the Company, surrender any right to claim a refund of Taxes, consent to any extension or waiver of the limitation period applicable to any Tax claim or assessment relating to the Company, or take any similar action, or omit to take any similar action, relating to the filing of any required Tax return or the payment of any required Tax, if such election, adoption, change, amendment, agreement, settlement, surrender, consent or similar action or omission would have the effect of increasing the present or future Tax liability or decreasing any present or future Tax benefit of the Company.
     8.10. Exclusivity. During the Pre-Closing Period, Sellers and the Company will not and will cause their representatives not to, directly or indirectly, (i) solicit, initiate or encourage the submission of any proposal or offer from any Person relating to the acquisition of the Company Stock, or any substantial portion of the assets, of the Company (including any acquisition structured as a merger, consolidation, share exchange, tender offer or otherwise), or any other reorganization, recapitalization or similar transaction involving the Company or its assets, or (ii) participate in any discussions or negotiations regarding, furnish any information with respect to, assist or participate in, or facilitate or encourage in any other manner any effort or attempt by any Person to do or seek any of the foregoing. Sellers and the Company shall notify Buyer promptly if any Person makes any proposal, offer, inquiry or contact with respect to any of the foregoing, including a description of the proposed transaction and the identity of the Person.
     8.11. Notice of Developments. Each Party shall promptly notify the other Parties in writing upon (a) the occurrence, or failure to occur, of any event, which occurrence or failure to occur has caused or could be reasonably likely to cause any representation or warranty of such party contained in this Agreement or any related document to be untrue or inaccurate at any time during the Pre-Closing Period (including, without limitation, notice by the Company to Buyer of any routine financial or other examinations of the Florida Office of Insurance Regulation, the Agency for Health Care Administration, CMS or any other applicable Governmental Authority, in each case, that is commenced or conducted following the Signing Date and prior to the Closing Date), (b) any breach or failure of any Party hereto or any officer, director, employee or Affiliate or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement or any related document, or (c) any other event or development affecting the ability of a Party to consummate the transactions contemplated by this Agreement or any related documents. During the Pre-Closing Period Sellers shall promptly provide Buyer with notice of any Company MAC. Notwithstanding the foregoing, except as described in Section 8.9 and Section 11.3, no disclosure shall be deemed to amend or supplement the Disclosure Schedules hereto, to prevent or cure any misrepresentation, breach of warranty or breach of covenant, to constitute or give rise to a waiver by the non-breaching party of any condition set forth in this Agreement, or to otherwise limit the remedies available to the non-breaching Party under this Agreement (whether prior to or after the Closing).
SECTION 9.
OTHER COVENANTS AND AGREEMENTS
     9.1. Further Action. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each of the Parties will take such further action (including the execution and delivery of such further instruments and documents) as the other Party reasonably may request.
     9.2. Expenses. Except as otherwise specified in this Agreement, each Party hereto shall pay its own legal, accounting, out-of-pocket and other expenses incident to this Agreement and to any action taken by such Party in preparation for carrying this Agreement into effect. All costs and expenses incurred by the Company in connection with the transactions contemplated by this Agreement shall be paid prior to or at the Closing. Notwithstanding the foregoing, Buyer and the Company shall share equally the fees associated with any filings under the HSR Act and the fees and expenses of the Escrow Agent.
     9.3. Publicity. Except as may otherwise be required under applicable Law (including, in the case of HealthSpring, federal securities Laws), or, with respect to HealthSpring, recommended by counsel, prior to the Closing (i) neither Sellers, the Company, HealthSpring nor Buyer shall make any public announcement with respect to this Agreement or the transactions contemplated hereby without the express prior consent of the other Party, and (ii) each Party shall hold in confidence and use its reasonable efforts to have all of their officers, directors, employees, trustees and agents hold in confidence the terms of this Agreement and the transactions contemplated hereby. Notwithstanding the foregoing, (i) each Party may discuss the terms of this Agreement and the transactions contemplated hereby without the prior approval of the other Party to the extent the same are publicly available through the filings with the SEC and the Florida Office of Insurance Regulation contemplated hereby and (ii) HealthSpring may disclose the terms of this Agreement and the transactions contemplated hereby in reports filed with the Securities and Exchange Commission and to the extent appropriate under applicable Law. HealthSpring shall provide Sellers with a reasonable opportunity to review and comment upon any such reports filed with the SEC or the NYSE.
     9.4. Tax Matters.
     (i) Tax Returns. Buyer shall cause the Company, which related cost and expense shall be accrued on the Company’s financial statements prior to the Effective Time, to prepare or cause to be prepared and file or cause to be filed all Tax returns of the Company for all periods ending on or prior to the Effective Date that are filed after the Closing Date. Buyer shall cause the Company to allow Sellers to review and comment on each such Tax return described in the preceding sentence prior to filing and shall adopt in such returns all comments of the Sellers so long as: (i) such comments (a) do not result in a finding or admission of any violation by the Company of any Law or Order or the rights of any Person or (b) have any material adverse effect on any claims that may be made against the Company, (ii) the Sellers pay all Taxes that are required to be paid in accordance with such returns, and (iii) the Buyer will have no liability with respect to such returns, and (iv) such comments do not increase the amount of Taxes that will be owed by, or decrease any Tax benefits of, the Company for any period beginning on or after the Effective Date (as compared to Taxes owed for such period assuming the returns prepared by Buyer were filed). The Buyer will use commercially reasonable efforts to cause the Company to incorporate other comments of the Sellers into such returns.
     (ii) Control of Contest. Sellers shall have the right, at their own expense, to control any audit, investigation or examination by any taxing authority, initiate any claim for refund or amended Tax return and contest, resolve and defend against any assessment, deficiency or other adjustment or proposed adjustment of Taxes for any taxable period ending prior to the Effective Date for which Sellers are charged with liability for payment of Tax under this Agreement; provided, that Buyer shall have the right to participate on the Company’s behalf, at its sole cost and expense, and (a) Buyer’s consent (not to be unreasonably withheld, conditioned or delayed) shall be required for any settlement of such matter, except that such consent shall not be required if (1) there is no finding or admission of any violation by the Company of any Law or Order or of the rights of any Person and no material adverse effect on any other claims that may be made against the Company, and (2) the sole relief provided is monetary damages that are paid in full by the Sellers and (b) the Sellers will have no liability with respect to any settlement of such matters effected without their consent (not to be unreasonably withheld, conditioned or delayed). Each Party will allow the other and its counsel and its accountants (at its own expense) to be represented during any audits of Tax returns to the extent that disputed items therein relate to the Company. The Buyer Parties shall undertake or authorize actions of the Company as reasonably requested by Sellers with respect to this Section 9.4(ii).
     (iii) General. Each of the Buyer Parties and Sellers shall provide the other with the right to have reasonable access to personnel, and to copy and use, any records or information that may be relevant in connection with the preparation of any Tax returns, any audit or other examination by any taxing authority or any litigation relating to liability for Taxes. Information required in the filing of any Tax return shall be provided to the other Party not less than thirty (30) days before such Tax return is due. Sellers and the Buyer Parties shall retain all records relating to Taxes for as long as the statute of limitations with respect thereto shall remain open.

     9.5. Non-Compete; Non-Solicitation.
     (i) Each Seller hereby acknowledges that such Seller is familiar with the Company’s trade secrets and with other Confidential Information of the Company. Each Seller acknowledges and agrees that the Company would be irreparably damaged (including a significant loss of goodwill by the Company) if such Seller were to breach the provisions of this Section 9.5. Each Seller further acknowledges and agrees that the covenants and agreements set forth in this Section 9.5 were a material inducement to Buyer to enter into this Agreement and to perform its obligations hereunder, and that none of Buyer or its Affiliates would obtain the benefit of the bargain set forth in this Agreement as specifically negotiated by the parties hereto if such Seller breached the provisions of this Section 9.5. Therefore, in further consideration of the amounts to be paid hereunder for such Seller’s Company Stock and the goodwill of the Company sold by Sellers, each Seller covenants and agrees that he or she will not, and will cause his or her Affiliates and parents, spouse and children (except if the same is also a Seller) not to, directly or indirectly (including, without limitation, by providing any financing, consulting or other assistance to any Person (including an Immediate Family Member of Seller) to), own, control, operate, manage, underwrite, administer and/or have any financial interest (including indirectly through any Person) in any health maintenance organization, preferred provider product, other health insurance product or any other similar form of health insurance or risk-based or pre-paid health benefit plan, including without limitation, through the operation of a rental network, or direct consumer contracting, for a period of five (5) years following the Effective Date in any state in which the Company, Buyer or their Affiliates, as of the time such Sellers or Affiliates or parents, spouses or children commence engaging in such restricted activities in such state, operate a Medicare Advantage health plan or other managed care organization.
     (ii) Nothing contained herein shall limit the right of any Seller or his or her Affiliates or Immediate Family Members to (i) maintain any ownership interest of two percent (2%) or less of the outstanding equity securities of any publicly traded corporation, (ii) exercise his or her rights under the Medical Services Agreement (including with respect to the PROVIDER HMO, as defined therein) or (iii) take any action at the direction or with the written consent of, or in connection with the performance of services for, any of the Buyer Parties and/or their Affiliates.
     (iii) Each Party agrees that such Party shall not (and each Party shall cause such Party’s Affiliates not to) (i) make any negative or derogatory statement or communication regarding another Party or any of their respective Affiliates or employees with the intent to harm such Party or (ii) make any disparaging statement or communication regarding another Party or any of their respective Affiliates or employees. Nothing in this Section 9.5(v) will prohibit the making of any truthful statements made by any Person in response to a lawful subpoena or legal proceeding or to enforce such Person’s rights under this Agreement and the other related documents, or in connection with any Action by or investigation or audit by a Governmental Authority.
     (iv) If, at the time of enforcement of the covenants and agreements contained in this Section 9.5 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the Parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by Law. Each Seller has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company’s business and the substantial investment in the Company made by Buyer hereunder. Each Seller further acknowledges and agrees that the Restrictive Covenants are being entered into by it in connection with the sale by such Seller of such Seller’s Company Stock and the goodwill of the Company’s business and not directly or indirectly in connection with any other relationship with the Company.
     (v) If any Party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the non-breaching Party shall have, in addition to, and not in lieu of, any other rights and remedies available to it, the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the non-breaching Party and that money damages would not provide an adequate remedy. In addition, in the event that any Seller or an Affiliate or Immediate Family Member of any Seller breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the Company shall have the right and remedy to require such Seller, Affiliate or Immediate Family Member to account for and pay over to the Company any profits, monies, accruals, increments or other benefits derived or received by such Person as the result of any transactions constituting a breach of the Restrictive Covenants from the date such Seller was actually aware or was notified that such Seller was in breach of any of the Restrictive Covenants.
     (vi) In the event of any breach or violation by Sellers of any of the Restrictive Covenants, the time period of such covenant shall be tolled until such breach or violation is resolved.
     (vii) For Federal, state and local Tax purposes, the Parties will allocate the portion of the Purchase Price (the “Consideration”) identified on Schedule 9.5 to the Restrictive Covenants of the Sellers set forth in this Section 9.5. The Parties will report the purchase of the Company Stock and the Restrictive Covenants of the Sellers in accordance with Schedule 9.5 on all Federal, state and local Tax returns and reports, and will not take any position that is inconsistent with this Schedule 9.5 during any Tax examination, appeal or related judicial proceeding without the prior written consent of the other Party. The Sellers agree and acknowledge that a breach or threatened breach of the Restrictive Covenants would cause irreparable damage to Buyer and HealthSpring that is materially greater than the Consideration and accordingly, the Sellers hereby agree that the Consideration is set for Tax purposes only and is not intended to and shall not be deemed to limit in any way the monetary Damages that may be asserted or collected by the Buyer Parties upon any breach of the Restrictive Covenants. The Sellers further agree that in any Action regarding a breach of the Restrictive Covenants by the Buyer Parties, the Sellers will not in any manner introduce the amount of the Consideration into the litigation or use the amount of the Consideration to attempt to limit the amount of Damages which the Buyer Parties may be entitled to recover as a defense to or to limit the Damage which may be awarded to the Buyer Parties.
     9.6. Transition. Except as expressly set forth in the Medical Services Agreement, the Sellers will not take any action that is designed or intended to have the effect of discouraging any plan member, payor, vendor, provider or other business associate of the Company from maintaining the same business relationship with the Company after the Closing as it maintained with the Company prior to Closing.
     9.7. Disclosure of Confidential Information. During the Pre-Closing Period, the Company and each Seller agrees to use its commercially reasonable efforts to protect, maintain and safeguard the confidentiality of the Confidential Information of the Company. From and after the Closing, each Party (the “Receiving Party”) agrees to use its commercially reasonable efforts to protect, maintain and safeguard the confidentiality of the Confidential Information of the other Party (the “Disclosing Party”) using at least the same level of care (but no less than reasonable care) that such Receiving Party uses to protect, maintain and safeguard the confidentiality of its own Confidential Information. At the request of the Disclosing Party at any time or from time to time, the Receiving Party shall, as promptly as practicable, deliver to Disclosing Party all Confidential Information of the Disclosing Party then in the Receiving Party’s possession or under the Receiving Party’s control; provided, however, that, (i) in lieu thereof, the Receiving Party may destroy all of the Receiving Party’s copies and information stored by electronic means of such Confidential Information and certify to the Disclosing Party in writing that such destruction has been accomplished, and (ii) the Receiving Party shall be allowed access to the Confidential Information of the Disclosing Party as provided in this Agreement (including in Section 9.8).
     9.8. Access to Information Following Closing. Prior to the Closing, the Sellers may, at their expense, make copies of any and all records of the Company which the Sellers are required to maintain by Law. The Parties acknowledge that, subsequent to the Closing, Sellers may need access to information, documents, or computer data in the control or possession of the Company or the Buyer, and Sellers may need to review and/or copy documents or other information relating to the Company for purposes of concluding or evidencing the transactions contemplated herein and for audits, investigations, compliance with requirements, rules and requests of Governmental Authorities, and the prosecution or defense of third-party claims. Accordingly, after the Closing Date, Buyer agrees that it will make available, during normal business hours and in such manner as will not unreasonably disrupt the operations of the Company, to Sellers and its agents and independent auditors such documents and information as may be available relating to the Company in respect of periods prior to the Effective Date and will permit Sellers to make copies thereof at Sellers’ expense.
     9.9. Certificates Representing Shares. Each stock certificate representing the Shares will be imprinted with legends substantially in the following form:
The shares represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Securities Act”). Such shares have been acquired for investment purposes and may not be offered for sale, sold, delivered after sale, transferred, pledged, or hypothecated in the absence of an effective registration statement filed by the issuer with the Securities and Exchange Commission covering such shares under the Securities Act or an opinion of counsel satisfactory to the issuer that such registration is not required.
The shares represented by this certificate are subject to forfeiture and certain rights of set-off as set forth in that certain Stock Purchase Agreement, dated as of August 9, 2007, among the issuer and certain persons. A copy of such forfeiture provisions and set-off rights shall be furnished by the issuer to the holder hereof upon written request and without charge.
Subject to the provisions of the Registration Rights Agreement, every Person desiring to transfer the Shares other than pursuant to an effective registration statement filed by the Company pursuant to the Securities Act, first must furnish HealthSpring (or HealthSpring must otherwise be provided by its counsel) with (a) a written opinion reasonably satisfactory to HealthSpring in form and substance from counsel reasonably satisfactory to HealthSpring by reason of experience to the effect that the holder may transfer the Shares as desired without registration under the Securities Act and (b) a written undertaking executed by the desired transferee reasonably satisfactory to HealthSpring in form and substance agreeing to be bound by the restrictions on transfer contained herein and in the Escrow Agreement.

     9.10. Directorship. Subject to the completion by Leon (as defined below) of HealthSpring’s standard director and officer questionnaire (a copy of which has been provided to Leon prior to the Signing Date) and other assurances by Leon that existing violations of Law identified by HealthSpring, if any, have been corrected or remediated, in each case to the reasonable satisfaction of HealthSpring’s Board of Directors, effective immediately following the Closing, the Board of Directors of HealthSpring shall be enlarged and Benjamin Leon, Jr. (“Leon”) shall be appointed to serve as a Class II director of HealthSpring. Until the earlier of (i) such time as Leon and his Affiliates no longer beneficially own greater than fifty percent (50%) of the Shares, (ii) the death of Leon, or (iii) September 30, 2010, HealthSpring shall use its reasonable best efforts to cause Leon to be nominated and recommended to HealthSpring’s stockholders for election as a Class III director at each annual meeting of HealthSpring’s stockholders at which Class III directors stand for reelection, or at each annual meeting of HealthSpring’s stockholders in the event HealthSpring ceases to have a classified Board of Directors. In the event Leon ceases to serve as a director of HealthSpring as a result of the death, resignation or removal of Leon from the Board of Directors of HealthSpring or because the stockholders of HealthSpring fail to elect Leon as a director, the provisions of this Section 9.10 shall be of no further force or effect. At all times that Leon serves as a member of the Board of Directors of HealthSpring, Leon shall be covered by HealthSpring’s director and officer indemnification arrangements and directors and officers’ insurance policies to the same extent as the other non-employee directors.
     9.11. Employee Matters. On or prior to Closing, Buyer or one of its Affiliates shall offer to employ each of the Employees listed on the updated Schedule 5.16 delivered to Buyer by Sellers and the Company pursuant to Section 8.8. Such employment shall be (i) effective as of the Effective Date, (ii) at a level of salary or hourly compensation (as applicable) that is no less than the level of such compensation being paid to such Employees by an Affiliate of the Company immediately prior to Closing, (iii) with bonus compensation that is reasonably comparable to the bonus compensation being provided to such Employees by an Affiliate of the Company immediately prior to Closing, and (iv) with benefits that are reasonably comparable, in the aggregate, to the benefits being provided to such Employees by an Affiliate of the Company immediately prior to Closing. Nothing in this Section 9.11 shall affect the right of Buyer and its Affiliates to terminate the employment of or alter the employment terms of an Employee following the Closing. Following the Closing, the Employees shall be eligible, as of the Effective Date, to participate in the applicable Employee Benefit Plans in which similarly situated employees of Buyer and its Affiliates participate, to the same extent as similarly situated employees of Buyer and its Affiliates; provided, however, that the foregoing shall in no event obligate the Company to continue the employment of such persons for any period following the Closing Date. With respect to each Buyer Employee Benefit Plan that is an “employee benefit plan,” as defined in ERISA, for purposes of determining eligibility to participate, vesting, and entitlement to benefits (but not for purposes of benefit accrual), service with the Company shall be treated as service with Buyer to the extent permitted by Law; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits.
SECTION 10.
CONDITIONS TO CLOSING
     10.1. Conditions to Obligations of Each Party. The obligations of each Party to consummate the transactions contemplated herein are subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:
     (i) No Injunctions or Restraints; Illegality. No Law or Order shall have been enacted, entered, promulgated, enforced or issued by any Governmental Authority or shall otherwise be in effect which prohibits, restrains, enjoins or restricts the consummation of the transactions provided for hereby.
     (ii) Approvals and Consents. All applicable waiting periods under the HSR Act shall have expired or been terminated, and the Parties shall have received all authorizations, Permits, consents, bonds, certificates, registrations, accreditations, Orders and approvals of Governmental Authorities and other third parties listed on Schedule 5.9 and Schedule 7.5.
     10.2. Additional Conditions to Obligations of HealthSpring and Buyer. The obligations of HealthSpring and Buyer to consummate the transactions contemplated herein are also subject to the satisfaction, on or prior to the Closing, of each of the following conditions:
     (i) Representations, Warranties and Covenants. All representations and warranties of Sellers and/or the Company contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date (without giving effect to any materiality qualifications contained therein or any disclosure pursuant to the first sentence of Section 8.11) and the Company and Sellers shall have performed, complied with and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date (without giving effect to any disclosure pursuant to the first sentence of Section 8.11) or, in the event that the representations and warranties of Sellers and/or the Company are not true and correct as described above or the Company and the Sellers have not performed, complied with and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date as described above, the aggregate of all such breaches shall not constitute a Material Adverse Effect. The Sellers and a duly authorized officer of the Company shall have delivered to Buyer a certificate dated the Closing Date to such effect.
     (ii) Medical Services Agreement. Leon Medical Centers and the Company shall have executed and delivered the Medical Services Agreement, including any and all exhibits thereto, in substantially the form attached hereto as Exhibit 10.2(ii) to be effective as of the Effective Date (the “Medical Services Agreement”);
     (iii) Employment Agreement. Albert R. Maury shall have executed and delivered to NewQuest Management of Florida, LLC, a Florida limited liability company and wholly-owned subsidiary of HealthSpring (“NewQuest Management”), an Employment Agreement in substantially the form attached hereto as Exhibit 10.2(iii) to be effective as of the Effective Date (the “Employment Agreement”);
     (iv) License Agreement. Leon Medical Centers and the Company shall have executed and delivered the Trademark License Agreement in substantially the form attached hereto as Exhibit 10.2(iv) to be effective as of the Effective Date (the “License Agreement”);
     (v) Office Space Agreement. Leon Medical Centers and the Company shall have executed and delivered the Office Space Agreement in substantially the form attached hereto as Exhibit 10.2(v) to be effective as of the Effective Date (the “Office Space Agreement”);
     (vi) No Claim Regarding Stock Ownership or Sale Proceeds. There must not be pending or threatened in writing by any Person any claim asserting that such Person is the holder or the beneficial owner of, or has the right to acquire or to obtain beneficial ownership of, any Company Stock of, or any other voting, equity, or ownership interest in, the Company.

     (vii) Registration Rights Agreement. Each of the Sellers and HealthSpring shall have executed and delivered the Registration Rights Agreement in substantially the form attached hereto as Exhibit 10.2(vii) to be effective as of the Effective Date (the “Registration Rights Agreement”).
     (viii) Escrow Agreement. Each of the Sellers and the Escrow Agent shall have executed and delivered the Escrow Agreement in substantially the form of Exhibit 10.2(viii) to be effective as of the Effective Date (the “Escrow Agreement”);
     (ix) Closing Documents and Deliveries. Sellers shall have delivered (or provided) to Buyer (or, if applicable, the Escrow Agent) the following:
     (a) certificates representing the Company Stock, properly endorsed in blank for transfer, together with any stock transfer powers or other instruments, appropriately executed, as may be necessary to transfer the Company Stock to Buyer or an Affiliate of Buyer as designated by Buyer;
     (b) a copy of the Company’s articles of incorporation certified by the Secretary of State of Florida;
     (c) a copy of the Company’s corporate bylaws certified by its secretary;
     (d) a certificate of good standing of the Company from the State of Florida dated as of a recent date;
     (e) a certified copy of the resolutions and other requisite corporate actions of the Company, authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant to this Agreement, and the consummation of the transactions contemplated hereby and thereby;
     (f) a certificate, in form and substance reasonably satisfactory to Buyer, of each of Sellers and a duly authorized officer of the Company in accordance with Section 10.2(i);
     (g) separate letters of resignation signed by each director and officer of the Company as designated by the Buyer, to be effective as of the Effective Date;
     (h) evidence (in form and substance reasonably satisfactory to Buyer) that all amounts required to be paid by the Company to the Company’s and Sellers’ legal counsel, investment bankers, brokers and other agents and representatives, in each case, with respect to the transactions contemplated by this Agreement, have been paid in full and that the Company does not have any liability to any of the foregoing Persons with respect thereto or, to the extent any such amounts are being paid by Sellers at Closing, delivered to Buyer payoff letters with respect to all such unpaid amounts (on terms and conditions reasonably satisfactory to Buyer);
     (i) evidence (in form and substance reasonably satisfactory to Buyer) that the Company’s outstanding Indebtedness, if any, has been paid in full and Sellers shall have obtained releases of all Liens relating to the assets and properties of the Company, if any, other than Permitted Liens or, to the extent such Indebtedness is being repaid by

Sellers at Closing, delivered to Buyer payoff letters with respect to all such Indebtedness outstanding as of the Closing (in each case on terms and conditions reasonably satisfactory to Buyer);
     (j) each Seller shall have delivered to Buyer a non-foreign affidavit dated as of the Effective Date and in form and substance required under the U.S. Treasury regulations issued pursuant to Section 1445 of the Code so that Buyer is exempt from withholding any portion of the Purchase Price hereunder;
     (k) evidence (in form and substance reasonably satisfactory to Buyer) that the Company has obtained and fully paid for the errors and omissions insurance described in Section 8.5;
     (l) each Seller shall have executed and delivered to the Escrow Agent stock powers with respect to the Shares as required by the Escrow Agreement;
     (m) the Company shall have delivered to Buyer the consent of the Company’s independent public accountants, in form and substance reasonably acceptable to Buyer, to the inclusion of the GAAP Audited Financial Statements, and such accountant’s written report thereon, in the Current Report on Form 8-K to be filed by HealthSpring with respect to the transactions contemplated by this Agreement and to the incorporation by reference of the GAAP Audited Financial Statements into all effective registration statements of HealthSpring;
     (n) all corporate books and records and other property of the Company in their possession, if any; and
     (x) There shall not have occurred a Company MAC.
     (a) All proceedings to be taken by Sellers or the Company in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by Sellers or the Company to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Buyer. Any condition specified above may be waived if such waiver is set forth in a writing duly executed by the Buyer.
     10.3. Additional Conditions to Obligations of Sellers. The obligations of Sellers to consummate the transactions contemplated herein are also subject to the satisfaction, on or prior to the Closing Date, of each of the following conditions:
     (i) Representations, Warranties and Covenants. All representations and warranties of HealthSpring and/or Buyer contained in this Agreement shall be true and correct at and as of the date of this Agreement and at and as of the Closing Date (without giving effect to any materiality qualifications contained therein or any disclosure pursuant to the first sentence of Section 8.11) and HealthSpring and Buyer shall have performed, complied with and satisfied all agreements and covenants required hereby to be performed by them prior to or on the Closing Date (without giving effect to any disclosure pursuant to the first sentence of Section 8.11) or, in the event that the representations and warranties of HealthSpring and Buyers are not true and correct as described above or HealthSpring and Buyer have not performed, complied with and satisfied all agreements and covenants required hereby to be performed by them prior to or on the

Closing Date as described above, the aggregate of all such breaches shall not constitute a Material Adverse Effect. A duly authorized officer of HealthSpring and Buyer shall have delivered to Sellers a certificate dated the Closing Date to such effect.
     (ii) Closing Documents and Deliveries. HealthSpring and Buyer shall have delivered to Sellers (or, if applicable, the Escrow Agent) the following:
     (a) wire transfers of immediately available funds of the Cash Purchase Price in accordance with Section 3.2;
     (b) HealthSpring shall have delivered the certificates representing the Shares to the Escrow Agent as required by Section 3.2 and the Escrow Agreement;
     (c) a copy of the resolutions and other requisite actions of HealthSpring and Buyer authorizing the execution and delivery of this Agreement and the other documents and instruments to be executed and delivered pursuant to this Agreement, and the consummation by HealthSpring and Buyer of the transactions contemplated hereby and thereby, which copies have been certified by HealthSpring’s and Buyer’s secretary;
     (d) a certificate of a duly authorized officer of HealthSpring and Buyer in accordance with Section 10.3(i);
     (e) a copy of HealthSpring’s Amended and Restated Certificate of Incorporation certified by the Delaware Secretary of State;
     (f) a copy of Buyer’s Articles of Formation certified by the Texas Secretary of State;
     (g) a copy of HealthSpring’s bylaws certified by its Secretary;
     (h) a copy of Buyer’s Amended and Restated Regulations as certified by its Secretary;
     (i) a certificate of good standing of HealthSpring issued by the Secretary of State of the State of Delaware;
     (j) certificates of good standing for Buyer issued by the Secretary of State of the State of Texas and the Office of the Comptroller of the State of Texas; and
     (k) NewQuest Management shall have delivered to Albert R. Maury the Employment Agreement;
     (l) HealthSpring shall have executed and delivered to Sellers the Registration Rights Agreement;
     (m) the Company shall have executed and delivered the License Agreement and the Medical Services Agreement;
     (n) evidence of the appointment of Leon to the Board of Directors of HealthSpring effective immediately following the Closing Date; and

     (o) HealthSpring, Buyer and the Escrow Agent shall have executed and delivered the Escrow Agreement.
     All proceedings to be taken by HealthSpring and Buyer in connection with the consummation of the transactions contemplated hereby and all documents required to be delivered by HealthSpring and Buyer to effect the transactions contemplated hereby shall be reasonably satisfactory in form and substance to the Sellers. Any condition specified above may be waived if such waiver is set forth in a writing duly executed by the Sellers.
     10.4. Extension of Closing; Deposit Release Condition. In the event that all of the conditions to Closing described in Sections 10.1, 10.2 and 10.3 (other than conditions that will be satisfied at the Closing) are satisfied and the Closing cannot occur solely as a result of Buyer’s failure to have sufficient funds to pay the Cash Purchase Price on the scheduled Closing Date (the “Deposit Release Condition”), the Escrow Agent shall deliver to the Sellers on a pro rata basis within three (3) business days Twelve Million Dollars ($12,000,000) in cash (the “Financing Deposit”), as further described in the Deposit Agreement; provided that the Escrow Agent shall thereupon distribute to HealthSpring any interest or other earnings with respect to the Financing Deposit. Notwithstanding anything set forth in this Agreement to the contrary, the Escrow Agent shall deliver the Financing Deposit, together with any interest or other earnings with respect thereto, to HealthSpring within three (3) business days in the event the Agreement is terminated for any reason prior to the satisfaction of the Deposit Release Condition. Upon the release of the Financing Deposit upon the satisfaction of the Deposit Release Condition, Buyer may, at its sole option, delay the Closing by up to 30 days to permit Buyer additional time to obtain the financing required for Buyer to consummate the transactions contemplated by this Agreement. In the event Buyer determines to delay the Closing as described in this Section 10.4, Buyer shall deliver written notice to Sellers and the Company of its exercise of its option to delay the date of the Closing. In the event that the Parties consummate the transactions contemplated by this Agreement, the Financing Deposit shall be credited towards, and shall reduce dollar for dollar, the Cash Purchase Price to be paid by Buyer at Closing. In the event that the Buyer pays the Financing Deposit and the Parties do not consummate the transactions contemplated by this Agreement other than as a result of an intentional breach of this Agreement by Sellers or the Company, Sellers shall retain the Financing Deposit as liquidated damages, this Agreement shall terminate and all further rights and obligations of the Parties under this Agreement will terminate except with respect to Section 9.2 and Section 13. The Parties acknowledge and agree that it would be impracticable or extremely difficult for any Party to determine the actual damages resulting from any such breach or failure to perform by Buyer and HealthSpring hereunder and, therefore, the Parties have agreed upon the foregoing remedy as liquidated damages which shall not be deemed to be in the nature of a penalty. In the event Buyer elects to delay the Closing as described herein, the Closing shall be consummated within the first five (5) business days of the first month following the expiration of the 30-day delay period.
SECTION 11.
INDEMNIFICATION
     11.1. Indemnification by the Parties.
     (i) Indemnification by Sellers. Subject to the other provisions of this Section 11, Sellers, shall jointly and severally indemnify and hold HealthSpring and Buyer and their Affiliates (including the Company after the Closing), officers, directors, members, successors and assigns (collectively, the “Buyer Parties”) harmless from and against:

     (a) except as set forth in (d) below, any and all Damages that Buyer Parties shall suffer or incur connected with, arising out of or otherwise relating to any untruth or error in any representation or warranty, or any breach, default or failure to fully perform any covenant or agreement of Sellers or the Company, hereunder (without regard to any materiality qualifications and without regard to any disclosures pursuant to the first sentence of Section 8.11;
     (b) any Taxes of the Company for all Taxable periods ending before the Effective Date and the portion through the day prior to the Effective Date for any Taxable period that includes (but does not end on) the Effective Date;
     (c) any Indebtedness of the Company incurred prior to the Closing Date and any other unpaid costs or expenses of the Company incurred in connection with the transactions contemplated by this Agreement; and
     (d) any and all Damages that Buyer Parties shall suffer or incur connected with, arising out of or otherwise relating to any untruth or error in the representations or warranties of Sellers or the Company contained in Sections 5.2 or 5.3 (without regard to any materiality qualifications and without regard to any disclosures pursuant to the first sentence of Section 8.11).
     Notwithstanding the foregoing, except with respect to matters specified in subsections (b), (c), or (d) above or as any of the Claims relate to post-Closing covenants and agreements of the Sellers contained herein, the Sellers shall not be liable for any indemnification obligations hereunder unless and until the aggregate amounts of Buyer Parties’ Damages hereunder exceed Two Million Dollars ($2,000,000) (the “Indemnification Threshold”). Once the Indemnification Threshold is exceeded, the Buyer Parties shall, in all events, be entitled to recover for Buyer Parties’ Damages only the excess of the Buyer Parties’ Damages over the Indemnification Threhhold. Except with respect to matters specified in subsections (b), (c), or (d) above or as any of the Claims relate to post-Closing covenants and agreements of the Sellers contained herein, in no event shall the aggregate liability of Sellers for any indemnification obligations pursuant to this Section 11 exceed Fifty Million Dollars ($50,000,000) (the “Indemnification Cap”). For avoidance of doubt, the aggregate indemnification payments to be made by the Sellers shall in no event exceed with respect to any Claim the difference of (i) Fifty Million Dollars ($50,000,000) minus (ii) the aggregate amount of all indemnification payments previously made by or on behalf of Sellers (or any of them) in respect of any and all Claims. Notwithstanding any provision to the contrary (including the Indemnification Threshold and the Indemnification Cap), nothing in this Agreement shall limit or restrict the Buyer Parties’ rights to maintain or recover any amounts in connection with any Claim based upon fraudulent misrepresentation with respect to any of the representations and warranties of Sellers or the Company contained in this Agreement.
     (ii) Indemnification by HealthSpring and Buyer. Subject to the other provisions of this Section 11, HealthSpring and Buyer jointly and severally shall indemnify and hold harmless Sellers and their Affiliates, successors and assigns (collectively, the “Seller Parties”) from and against any and all Damages which Seller Parties shall suffer or incur connected with, arising out of or otherwise relating to any untruth or error in any representation or warranty made by HealthSpring or Buyer (without regard to any materiality qualifications and without regard to any disclosures pursuant to the first sentence of Section 8.11) or any breach, default or failure to fully perform any covenant or agreement of HealthSpring or Buyer, hereunder (without regard to any materiality qualifications and without regard to any disclosures pursuant to the first sentence of Section 8.11). Notwithstanding any provision to the contrary, nothing in this Agreement shall limit or restrict the Seller Parties’ rights to maintain or recover any amounts in connection with any Claim based upon fraudulent misrepresentation with respect to any of the representations and warranties of HealthSpring or Buyer contained in this Agreement.
     11.2. Procedure for Indemnification Claims — Third Party Claims.
     (i) Promptly after receipt by a Party entitled to indemnification under Section 11.1 (the “Indemnitee”) of notice of the commencement of any Action against it, such Indemnitee will, if a Claim is to be made against a Party obligated to indemnify under such Section (the “Indemnitor”), give notice to the Indemnitor of the commencement of such Action, but the failure to notify the Indemnitor will not relieve the Indemnitor of any liability that it may have to any Indemnitee, except to the extent that the Indemnitor demonstrates that the defense of such Action is materially prejudiced by the Indemnitee’s failure to give such notice. Each such notice shall specify in reasonable detail the basis for Indemnitee’s Claim.
     (ii) If any Action is brought against an Indemnitee and it gives notice to the Indemnitor of the commencement of such Action, the Indemnitor will be entitled to participate in such Action and, to the extent that it wishes (unless (a) the Indemnitor is also a party to such Action and the Indemnitee reasonably determines in good faith that joint representation of both parties by the same counsel would be materially adverse to the Indemnitee, or (b) the Indemnitor fails to provide, if requested by the Indemnitee, reasonable evidence to the Indemnitee of its financial capacity to defend such Action and provide indemnification with respect to such Action (any refusal of such assumption by the Indemnitee on the basis of either (a) or (b) is referred to herein as a “Permitted Defense Assumption Refusal”)) to assume the defense of such Action with counsel reasonably satisfactory to the Indemnitee and, after notice from the Indemnitor to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will not, as long as it diligently conducts such defense, be liable to the Indemnitee under this Section 11 for any fees or expenses of any other counsel or any other expenses with respect to the defense of such Action, in each case incurred by or on behalf of the Indemnitee, including any such fees or expenses incurred prior to the Indemnitor’s delivery of notice of assumption of the defense to the Indemnitee; provided, however, that the Indemnitee may, prior to the date on which it receives such notice of assumption of the defense, (I) retain counsel, whose reasonable fees and expenses shall (subject to the remainder of this Section 11.2(ii)) be at the expense of the Indemnitor, (II) file any motion, answer or other pleading and (III) take such other action that it reasonably shall deem necessary to protect its interests or those of the Indemnitor until the date on which the Indemnitee receives such notice from the Indemnitor. If the Indemnitor assumes the defense of an Action, (A) it will be conclusively established for purposes of this Agreement that the claims made in that Action are within the scope of and subject to indemnification, and (B) the Indemnitor, so long as it diligently conducts such defense, shall have full and exclusive control of the conduct of such defense and the compromise and/or settlement of such Action; provided, however, that no compromise or settlement of such Action may be effected by the Indemnitor without the Indemnitee’s consent (such consent not to be unreasonably withheld, conditioned or delayed) unless (1) there is no finding or admission of any violation by the Indemnitee of any Law or Order or any violation by the Indemnitee of the rights of any Person and no material adverse effect on any other claims that may be made against the Indemnitee, and (2) the sole relief provided is monetary damages that are paid in full by the Indemnitor (subject to the remainder of this Section 11.2(ii)). If the Indemnitor assumes the defense of an Action, or if the Indemnitor elects to assume such defense but Indemnitee effects a Permitted Defense Assumption

Refusal, then the Indemnitor will have no liability with respect to any compromise or settlement of such Action effected without its consent (such consent not to be unreasonably withheld, conditioned or delayed). If notice is given to an Indemnitor of the commencement of any Action and the Indemnitor does not, within ten business days after the Indemnitee’s notice is given, give notice to the Indemnitee of its election to assume the defense of such Action, the Indemnitor will be bound by any determination made in such Action or any compromise or settlement effected by the Indemnitee (subject to the Indemnification Threshold and Indemnification Cap, if applicable). The Parties agree that, notwithstanding the assumption of the defense of any such Action by Sellers, as the Indemnitor, all fees or expenses of its counsel or any other reasonable expenses with respect to the defense of such Action, in each case, incurred by or on behalf of the Sellers in connection with the defense of such Action, shall (x) be reimbursed to Sellers by HealthSpring promptly upon invoice, as and when the same are incurred, unless and until the Indemnification Threshold has been exceeded, and (y) be deemed to constitute indemnifiable Damages for purposes of calculation of the Indemnification Threshold and indemnification payments made by or on behalf of Sellers for purposes of calculation of the Indemnification Cap.
     (iii) Notwithstanding the foregoing, if an Indemnitee reasonably determines in good faith that there is a reasonable probability that an Action would materially and adversely affect it and its Affiliates (taken as a whole), the Indemnitee may, by notice to the Indemnitor, assume joint control (together with the Indemnitor) of the conduct, compromise or settlement of the defense of such Action; provided, however, that (a) the Indemnitor will have no liability with respect to any compromise or settlement of such Action effected without its consent (which may not be unreasonably withheld, conditioned or delayed), (b) the Indemnitor shall not be required to change its legal representation with respect to such defense, and (c) all fees or expenses of the Indemnitee’s counsel or any other expenses with respect to the Indemnitee’s participation in the defense of such Action shall be borne exclusively by the Indemnitee.
     11.3. Effect of Waiver of Closing Condition. Except as expressly described in the following sentences of this Section 11.3, the waiver, in accordance with Section 10 above, of any condition based on the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or agreement, will not affect the right to indemnification based on such representation, warranty, covenant or agreement. In the event that a Party determines that it has unintentionally breached the representations and warranties contained in this Agreement or failed to perform the covenants and agreements contained in this Agreement and such breaches or failures to perform give the other Party the right to terminate this Agreement as described in Section 12.1(ii) or Section 12.1(iii), as applicable, the breaching Party shall give the non-breaching Party written notice of such breaches or failures to perform specifying the provisions of this Agreement that have been breached, providing reasonable detail regarding the facts, events or circumstances giving rise to such breaches or failures to perform, and stating that the non-breaching Party has the right to terminate this Agreement pursuant to Section 12.1(ii) or Section 12.1(iii), as applicable. In the event that the non-breaching Party receives the written notice described above and elects to waive such termination right and consummates the Closing, the non-breaching Party shall have no right to indemnification under Section 11.1(i)(a), 11.1(i)(d) or Section 11.1(ii), as applicable, with respect to the breaches and failures to perform that arise out of and are reasonably apparent from the facts, events or circumstances identified in such written notice delivered by the breaching Party.
     11.4. Additional Limitations on Indemnification. The Parties liability for indemnification under this Section 11 shall be further limited and be subject to the following:

     (i) In determining the amount of the Buyer Parties’ Damages for purposes of this Section 11, such Damages shall not include any amounts finally determined by the Parties pursuant to the procedures set forth in Section 3.3, Section 3.5 or Section 3.6 that is paid by Sellers to the Buyer Parties.
     (ii) In determining an Indemnitee’s Damages hereunder, to the extent that any Claim is covered by insurance, the Indemnitee shall be entitled to indemnification with respect to the amount of any Claim that is in excess of the cash proceeds actually received by such Indemnitee (after deducting reasonable costs and expenses incurred in connection with the recovery of such insurance proceeds, including premium increases) pursuant to such insurance.
     (iii) Each Claim shall be reduced by any indemnity, contribution or other similar payment received by any Indemnitee from any third party with respect to such Claim and, if any Indemnitee recovers from third parties all or any part of any indemnification payments previously paid to it by the Indemnitor (and even if such recovery occurs after the expiration of the time limit for the survival of such Claim set forth in Section 11.5 or 11.6, as applicable), the applicable Indemnitee shall, within ten (10) business days, pay over to the Indemnitor the amount so recovered.
     (iv) Each Claim shall be reduced by an amount equal to any cash reduction of the Taxes paid by an Indemnitee attributable to such Claim.
     (v) No Party shall have any obligation to indemnify any other Parties for any Claim to the extent such Claim results from a breach of a representation or warranty that would not have occurred but for the passing of, or any change in, after the Closing, any Law or Order, even if such change in Law or Order has a retroactive effect.
     (vi) Notwithstanding anything contained herein to the contrary, the Sellers shall be severally, and not jointly, liable for any violation of the provisions of Section 9.5, such that no Seller shall be liable (whether under this Section 11 or otherwise) for any breach of such Section 9.5 by any other Seller.
     11.5. Manner of Payment. Any indemnification payment pursuant to this Section 11 shall be made within ten (10) business days after the submission of the Claim to the Indemnitor by the Indemnitee or, with respect to third party claims or any Claim that is disputed by the Indemnitor, the final determination thereof. The Sellers shall, except as set forth in the next sentence, have the option, in their sole discretion, to pay and satisfy any Claim (other than a Claim related to Taxes) made by the Buyer Parties that is either undisputed or finally resolved in favor of the Buyer Parties either (i) by payment in cash by Sellers directly to HealthSpring, (ii) by the tender to HealthSpring of Shares held in the Escrow Account, or (iii) any combination of the methods identified in the preceding clauses (i) and (ii), in each case, so long as the aggregate amount delivered to HealthSpring (including the value of any tendered Shares) pursuant to any of the preceding methods equals the amount of such Claim as finally determined and all Sellers must make the same elections with respect to the satisfaction of a Claim. All Claims for indemnification by Buyer pursuant to Section 11.(i)(b) or otherwise related to Taxes shall be paid by the Sellers in cash. If Sellers elect the release of Shares from the Escrow Account as one of the methods for satisfying any such Claim, Sellers shall give written notice of such election to the Buyer Parties and the Escrow Agent and direct the Escrow Agent to release Shares from the Escrow Account. Any Shares so released from the Escrow Account will be released by all Sellers pro rata based upon their relative ownership of the Shares held in the Escrow Account. For purposes of any satisfaction of a Claim, in whole or in part, with the tender of Shares pursuant to clauses (ii) or (iii) above, (A) the value of each

Share constituting a publicly traded security shall be deemed to be equal to the average closing price of such security as reported by the NYSE (or on such other primary exchange or market in which such security is traded at such time) for the twenty (20) trading days immediately preceding the date Sellers deliver written notice to the Buyer Parties and the Escrow Agent of their election to so tender Shares held in the Escrow Account, and (B) the value of each Share not constituting cash or a publicly traded security shall be the fair market value of such Share as determined by the HealthSpring board of directors in good faith. In the event that Sellers elect to satisfy any Claim, in whole or in part, by tendering Shares held in the Escrow Account and, subsequently, the Share Release Condition is not satisfied and the Shares are forfeited as described in Section 3.4, Sellers shall, within five (5) business days of the failure of the Share Release Condition, deliver to Buyer in cash or via wire transfer of immediately available funds, an amount equal to the dollar value of the portion of any Claim satisfied by the Sellers by tendering Shares as described above. For purposes of this Section 11.5, references to the Shares shall include the Shares and any and all securities, cash and/or other property delivered to the Escrow Agent (whether in exchange for the Shares or otherwise), and any and all interest carried thereon, by reason of any reorganization, reclassification, recapitalization, stock split, merger, consolidation, share exchange, dividend (whether in cash, securities or otherwise), combination or any similar transaction with respect to HealthSpring Stock occurring from and after the Effective Date.
     11.6. Survival of Obligations.
     (i) The Buyer Parties’ right to assert a Claim for indemnity pursuant to Section 11.1(i)(a) arising out of any untruth or error in any representation or warranty of Sellers or the Company hereunder or out of any breach of a covenant or agreement of the Sellers or the Company to be performed prior to the Closing shall survive the Closing for eighteen months following the Effective Date, except that the Buyer Parties’ right to assert a Claim for any untruth or error in any of the representations and warranties (a) contained in Sections 5.7, 5.8 or 5.19 shall survive for three years following the Effective Date and (b) contained in Sections 5.2, 5.3 or 5.20 shall survive until the expiration of the applicable statutes of limitation, if any.
     (ii) The Buyer Parties’ right to assert a Claim for indemnity pursuant to Section 11.1(i)(b), (c) or (d) or to assert a Claim pursuant to Section 11.1(i)(a) arising out of the breach of a post-Closing covenant or agreement of the Sellers shall survive until the expiration of the applicable statutes of limitation, if any.
     (iii) The Seller Parties’ right to assert a Claim for indemnity pursuant to Section 11.1(ii) arising out of any untruth or error in any representation or warranty of HealthSpring or Buyer hereunder or out of any breach of a covenant or agreement of HealthSpring or Buyer to be performed prior to the Closing shall survive for eighteen months following the Effective Date, except that the Seller Parties’ right to assert a Claim for any untruth or error in any of the representations and warranties contained in Sections 7.2 or 7.7 shall survive until the expiration of the applicable statutes of limitation, if any. The Seller Parties’ right to assert a Claim for indemnity pursuant to Section 11.1(ii) arising out of any breach of a post-Closing covenant or agreement of HealthSpring or Buyer shall survive until the expiration of the applicable statutes of limitation, if any.
     11.7. Survival of Claims. No Claim (including any third party Claim) shall be brought under this Section 11, and no Party shall have any liability under this Section 11 with respect thereto, unless the Indemnitee, at any time prior to the applicable survival date, if any, gives the Indemnitor written notice of the existence of any such Claim (including any third party Claim). Upon the giving of written notice of a Claim prior to the applicable survival date, the Indemnitor’s obligations with respect thereto shall survive the time at which it would otherwise terminate pursuant to this Section 11 (regardless of when the Damages in respect thereof may actually be incurred) until such Claim is finally resolved and the Indemnitee shall have the right to commence legal proceedings subsequent to the survival date for the enforcement of their rights under this Section 11.
     11.8. Representations and Warranties. For all purposes under this Agreement, including for purposes of indemnity under this Section 11, the representations and warranties of the Parties set forth in this Agreement shall be deemed to be made herein on and as of the Signing Date (unless any such representation or warranty provides that it speaks as of a different date) and on and as of the Closing Date (unless any such representation or warranty provides that it speaks as of the Signing Date or any other date, which shall be true and correct as of such date on the Closing Date).
     11.9. Certain Waivers; etc. Without limiting any remedies against Sellers hereunder, the representations, warranties, covenants and agreements of the Company set forth herein with respect to a Claim hereunder by a Seller shall terminate effective upon the Closing and shall be of no further force or effect. Each Seller hereby agrees that, from and after the Closing, such Seller shall not make any claim for indemnification or otherwise against HealthSpring, Buyer, the Company or any of their respective Affiliates by reason of the fact that such Seller was, at any time prior to the Closing Date, an equityholder, director or officer of the Company or was, at any time prior to the Closing Date, serving at the request of the Company as a partner, trustee, manager, member, officer, director or agent of another entity (whether such claim is for judgments, damages, penalties, fines, costs, amounts paid in settlement, losses, expenses or otherwise and whether such claim is pursuant to any statute, charter document, bylaw, agreement or otherwise) with respect to any Action brought by the Buyer Parties against Sellers pursuant to this Agreement or applicable law or otherwise, and each Seller hereby acknowledges and agrees that such Seller shall not have any claim or right to contribution or indemnity from the Company with respect to any amounts paid by it pursuant to this Agreement or otherwise. Following the Closing Date, the Company will continue to indemnify and hold harmless each Seller, to the same extent historically provided in the Articles of Incorporation or Bylaws of the Company, for any Action brought against such Seller by reason of the fact that such Seller was an officer or director of the Company prior to Closing or was serving at the request of the Company as a partner, trustee, manager, member, officer or director of another Person unless such Action is (i) a derivative action brought by the shareholders or former shareholders of the Company or (ii) an Action that is subject to indemnification pursuant to this Section 11. In no event shall the Company or any of its Affiliates have any liability whatsoever to any of the Sellers for any breaches of the representations, warranties, agreements or covenants of the Company hereunder, and in any event none of the Sellers may seek contribution from the Company in respect of any payments required to be made by any of the Sellers pursuant to this Agreement.
     11.10. Exclusive Remedy. Except in cases of fraudulent misrepresentation, or as otherwise expressly set forth in this Agreement, Buyer, Sellers and the Company acknowledge and agree that from and after the Closing Date the indemnification provisions of this Section 11 shall be the exclusive remedy of HealthSpring, Buyer, Sellers and the Company with respect to any and all instances of non-performance, defaults, breaches, and/or other violations of any representations, warranties, covenants or agreements contained in this Agreement or in any certificate delivered pursuant hereto. Notwithstanding anything in this Agreement to the contrary, neither Party shall, after the Closing, have a right to rescind this Agreement or any of the transactions contemplated hereby.
     11.11. Adjustment to Purchase Price. Amounts paid by Sellers for indemnification Claims pursuant to this Section 11 shall be deemed for all relevant tax purposes to be an adjustment and reduction to the Purchase Price, except as otherwise required by Law.

     11.12. Resolution of Disputes Regarding Indemnification. If any of the Indemnitors with respect to any Claim disputes all or any portion of such Claim, Buyer and Sellers will in good faith attempt to resolve such dispute. If on or before the thirtieth (30th) day after the date the Indemnitee gives the Indemnitor notice of the Claim as to which a dispute exists, the aforementioned Parties have not resolved such dispute, then either Buyer or Sellers, as the case may be, may apply to the American Arbitration Association for resolution of such Claim, in which case the resolution of such Claim and the disposition of the amount specified therein shall be determined by an arbitration proceeding in accordance with the commercial arbitration rules of the American Arbitration Association by one (1) arbitrator selected by agreement of the Parties or, if the Parties cannot agree on an arbitrator, then each Party shall appoint an arbitrator and the two arbitrators shall appoint a third arbitrator who shall be the sole Arbitrator (the “Arbitrator”). Each such arbitration shall be held in Miami-Dade County, Florida. Each Party shall cooperate with the Arbitrator and provide the Arbitrator such information, documents and records as he or she may request. All decisions of the Arbitrator shall be final, binding on the Parties and non-appealable. The Arbitrator shall issue a written order stating the resolution of the Claim (including the amount, if any, to be paid to the Indemnitee or Indemnitor, as the case may be) which order may be enforced in any court of the United States having jurisdiction. With respect to each dispute submitted to the Arbitrator, if the Arbitrator’s determination is in agreement with the position submitted by one of the Parties, then the other Party shall promptly pay all costs and expenses with respect to the Arbitrator’s determination (together with reasonable legal fees and expenses of the prevailing Party). Alternatively, if the Arbitrator’s determination is not in agreement with either Party’s position, then such costs and expenses shall be borne equally by Buyer and Sellers (and each side shall then bear its own legal fees and expenses), unless the Arbitrator determines that, in the interest of equity, the costs and expenses of such arbitration (including reasonable legal fees and expenses of counsel) must be apportioned differently.
SECTION 12.
TERMINATION
     12.1. Right to Terminate. This Agreement may be terminated at any time prior to the Closing either as provided in Section 10.4 or as follows:
     (i) by mutual written agreement of Sellers and Buyer;
     (ii) by Buyer, if there has been a failure of the condition set forth in Section 10.2(i) that has not been waived in writing by Buyer or, in the case of any failure of such condition as a result of a breach of representation, warranty or covenant which is curable, has not been cured to Buyer’s reasonable satisfaction within thirty (30) days after written notification thereof by Buyer to Sellers or the Company;
     (iii) by Seller, if there has been a failure of the condition set forth in Section 10.3(i) that has not been waived in writing by Sellers or, in the case of any failure of such condition as a result of a breach of representation, warranty or covenant which is curable, has not been cured to Sellers’ reasonable satisfaction within thirty (30) days after written notification thereof by Sellers to Buyer;
     (iv) by Buyer, if any condition to Buyer’s obligation to proceed with the Closing set forth in Sections 10.1 and 10.2 has not been fully satisfied (or waived, to the extent permitted by this Agreement) by the one year anniversary of the Signing Date (the “Closing Deadline”) or becomes impossible to satisfy prior to the Closing Deadline (and has not been waived), unless the failure of such condition results primarily from the breach of a representation, warranty or covenant of Buyer or HealthSpring; or

     (v) by Sellers, if any condition to Sellers’ obligation to proceed with the Closing set forth in Sections 10.1 and 10.3 has not been fully satisfied (or waived, to the extent permitted by this Agreement) by the Closing Deadline or becomes impossible to satisfy prior to the Closing Deadline (and has not been waived), unless the failure of such condition results primarily from the breach of a representation, warranty or covenant of Sellers.
     Notwithstanding the foregoing, Buyer may extend the Closing Deadline by up to thirty (30) days upon written notice to Seller in the event the failure to close on or before the Closing Deadline is solely as a result of any delays associated with obtaining the requisite regulatory approvals by the Florida Office of Insurance Regulation or CMS (except if such delays are attributable to any breach of Buyer’s obligations under this Agreement).
     12.2. Effect of Termination. The Parties acknowledge and agree that, notwithstanding any other provision in this Agreement to the contrary or otherwise, prior to the Closing, each Party’s sole and exclusive remedy with respect to any untruth or error in any representation or warranty, or any breach, default or failure to fully perform any covenant or agreement, set forth in this Agreement or any other Transaction Document or directly or indirectly in connection with the transactions contemplated hereunder shall be, except as provided in Section 10.4, termination under Section 12.1 and payment of the amounts set forth in this Section 12.2. In the event this Agreement is terminated pursuant to Section 12.1(i), all further obligations of the parties under this Agreement will terminate except with respect to Section 9.2, Section 12.2 and Section 13. If this Agreement is terminated by Buyer pursuant to Section 12.1(ii) or Section 12.1(iv) or by Sellers pursuant to Section 12.1(iii) or Section 12.1(v), in each case, as a result of any unintentional breach of the representations, warranties, covenants or agreements set forth in this Agreement or an unintentional failure to perform of the other Party, then the breaching Party shall pay to the other Party, as liquidated damages and as such other Party’s sole and exclusive remedy, a termination fee equal to Two Million Dollars ($2,000,000.00), by wire transfer of immediately available funds to an account specified to such breaching Party by the other Party, within ten (10) business days of the effective date of such termination. The Parties acknowledge and agree that it would be impracticable or extremely difficult for any Party to determine the actual damages resulting from any such unintentional breach or failure to perform hereunder and, therefore, the Parties have agreed upon the foregoing remedy as liquidated damages which shall not be deemed to be in the nature of a penalty. If this Agreement is terminated by Buyer pursuant to Section 12.1(ii) or Section 12.1(iv) or by Sellers pursuant to Section 12.1(iii) or Section 12.1(v), in each case, as a result of any wilfull or intentional breach of the representations, warranties, covenants or agreements set forth in this Agreement or any wilfull or intentional failure to perform of the other Party, then the non-breaching Party(ies) shall be entitled to recover from the breaching Party(ies), jointly and severally, any and all Damages that the non-breaching Party(ies) shall suffer or incur connected with, arising out of or otherwise relating to such breach or failure to perform, including, but not limited to, all out-of-pocket fees and expenses incurred before or after the date of this Agreement by such non-breaching Party(ies) related to the transactions contemplated hereby, including reasonable fees and expenses of legal counsel, accountants and other consultants and advisors retained by such non-breaching Party(ies) in connection with the transactions contemplated hereby.
SECTION 13.
MISCELLANEOUS
     13.1. Notices. Any notice, consent, demand or other communication required or permitted hereunder must be in writing to be effective and shall be deemed delivered and received (i) upon delivery if personally delivered, including by a nationally recognized overnight delivery service such as FedEx, or (ii) if delivered by mail or facsimile transmission (with confirmation via mail), when received, each addressed or sent by facsimile transmission as follows (or to such other address as any Party shall specify by written notice so given):
If to Buyer:
HealthSpring, Inc.
9009 Carothers Parkway
Building B, Suite 501
Franklin, TN 37607
Attention: J. Gentry Barden
                 Senior Vice President, Corporate General Counsel and Secretary
                 Fax (615) 401-4566
with a copy (which shall not constitute notice) to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, TN 37238
Attention: J. James Jenkins, Jr.
                 Fax (615) 742-2736
If to Sellers or the Company (if prior to Closing):
Leon Medical Centers Health Plans, Inc.
11501 SW 40th Street
Miami, Florida 33165
Attention: Benjamin Leon, Jr.
                 Fax (305) 642-1658
with a copy (which shall not constitute notice) to:
Bilzin Sumberg Baena Price & Axelrod LLP
200 S. Biscayne Boulevard, Suite 2500
Miami, Florida 33131
Attention: Samuel C. Ullman
                 Fax (305) 351-2299
If to Sellers after the Closing:
Leon Medical Centers, Inc.
11501 SW 40th Street
Miami, Florida 33165
Attention: Benjamin Leon, Jr.
                 Fax (305) 642-1658

with a copy (which shall not constitute notice) to:
Bilzin Sumberg Baena Price & Axelrod LLP
200 S. Biscayne Boulevard, Suite 2500
Miami, Florida 33131
Attention: Samuel C. Ullman
                 Fax (305) 351-2299
     13.2. Binding Effect; Benefits. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors and permitted assigns. Notwithstanding anything contained in this Agreement to the contrary, nothing in this Agreement, except where expressly provided, is intended to confer on any Person other than the Parties hereto or their respective successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.
     13.3. Entire Agreement. This Agreement, together with the Disclosure Schedules, exhibits, attachments and other documents contemplated hereby and the Confidentiality Agreement, constitute the final written expression of all of the agreements among the Parties, and is a complete and exclusive statement of those terms and supersedes all understandings and negotiations concerning the matters specified herein. The Parties specifically represent, each to the other, that there are no additional or supplemental agreements among them related in any way to the matters herein contained unless specifically included or referred to herein. Each Party hereby acknowledges and agrees that, except for the representations and warranties of the other Parties expressly set forth in this Agreement, none of such other Parties has made any representation or warranty, express or implied, and all such other representations and warranties are hereby expressly disclaimed. No addition to or modification of any provision of this Agreement shall be binding upon any Party unless made in writing and signed by all Parties.
     13.4. Governing Law. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, THIS AGREEMENT, AND ALL QUESTIONS RELATING TO ITS VALIDITY, INTERPRETATION, PERFORMANCE AND ENFORCEMENT (INCLUDING, WITHOUT LIMITATION, PROVISIONS CONCERNING LIMITATIONS OF ACTION), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUSIVE OF THE CONFLICT OF LAW PROVISIONS THEREOF) APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED ENTIRELY WITHIN SUCH STATE.
     13.5. Jurisdiction; Jury Trial Waiver. Except as set forth in Section 11.12 with respect to disputes regarding indemnification pursuant to Section 11 (other than any disputes with respect to breaches of Section 9.5, which shall in all events be adjudicated in any federal court located within Miami-Dade County in the State of Florida), and except for any matters required or permitted hereunder to be submitted to the Actuary, each of the Parties irrevocably consents to the exclusive jurisdiction of any federal court located within Miami-Dade County in the State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such Persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process. The Parties hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise; provided, however, that no such waiver shall apply to any lawsuit or proceeding brought by any Buyer Party against Sellers in which such Buyer Party alleges fraudulent conduct by Sellers or their Affiliates, in which case, such lawsuit or proceeding shall be adjudicated with any and all applicable jury trial rights. The Parties agree that any of them may file a copy of this paragraph with any court of competent jurisdiction as written evidence of the knowing, voluntary and bargained-for agreement among the Parties irrevocably to waive trial by jury (except as hereinabove provided) and that any action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury (except as hereinabove provided).
     13.6. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when one or more counterparts hereof have been executed by each of the Parties hereto and delivered to the other Parties hereto, it being understood that all Parties need not sign the same counterpart. Delivery by facsimile or e-mail transmission in PDF format to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the requirements of the previous sentence and to constitute good and effective delivery for all purposes.
     13.7. Waivers. Any Party hereto may, by written notice to the other Party hereto, (i) extend the time for the performance of any of the agreements or other covenants of the other Party under this Agreement, or (ii) waive compliance with any of the representations, warranties, agreements, conditions, covenants or actions of the other Party contained in this Agreement. Except as provided in the preceding sentence or as provided in Section 11.3, no action taken pursuant to this Agreement, including without limitation any investigation by or on behalf of any Party, shall be deemed to constitute a waiver by the Party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any Party hereto of a breach of any provisions hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.
     13.8. Survival. Except as otherwise expressly provided in this Agreement, the covenants, agreements, representations and warranties in this Agreement shall not merge on, and shall survive, the Closing in accordance with the express terms of this Agreement, notwithstanding the Closing or any investigation made by or on behalf of any party, and shall continue in full force and effect. Notwithstanding the foregoing, and without limiting any remedies against Sellers hereunder, the representations, warranties, covenants and agreements of the Company set forth herein shall terminate effective upon the Closing and shall be of no further force or effect.
     13.9. Schedules and Exhibits. All schedules, including the Disclosure Schedule, and exhibits attached hereto are by this reference incorporated herein and made a part hereof for all purposes as if fully set forth herein. Nothing in any schedule attached hereto shall be adequate to disclose an exception to a representation or warranty made in this Agreement unless such schedule identifies the Section of this Agreement where such representation or warranty is set forth; provided, however, that, unless otherwise specified in such schedule, any schedule designated by a letter or number shall be deemed to identify the Section in this Agreement designated by such letter or number, and any disclosures set forth in such schedule shall be deemed for all purposes to be disclosures and exceptions with respect to the representations and warranties set forth in such Section. No exceptions to any representations or warranties disclosed on one schedule shall constitute an exception to any other representations or warranties made in this Agreement unless the exception is disclosed as provided herein on each such other applicable schedule or cross-referenced in such other applicable section or schedule.
     13.10. Interest. Amounts not paid when due hereunder shall bear interest from the date originally due (notwithstanding the date of any applicable court order or other resolution) until paid at an annualized interest rate equal to the Prime Rate as of the end of each calendar quarter, as in effect from time to time and as listed in The Wall Street Journal, compounded quarterly (the “Applicable Rate”).

     13.11. Severability. If for any reason whatsoever, any one or more of the provisions of this Agreement shall be held or deemed to be illegal, inoperative, unenforceable or invalid as applied to any particular case or in all cases, such circumstances shall not have the effect of rendering such provision illegal, inoperative, unenforceable or invalid in any other case or of rendering any of the other provisions of this Agreement illegal, inoperative, unenforceable or invalid. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.
     13.12. Assignability. Neither this Agreement nor any of the Parties’ rights or obligations hereunder shall be assignable or delegable by any Party hereto (whether directly or indirectly, by operation of law, change of control or otherwise) without the prior written consent of the other Parties hereto, except that HealthSpring and Buyer shall be entitled to (i) freely assign its rights and obligations hereunder in connection with the acquisition of all or substantially all of the stock or assets of HealthSpring (including by merger, share exchange, reorganization or other similar transaction) and (ii) collaterally assign its rights hereunder to any financial institution providing financing in connection with the transactions contemplated by this Agreement, provided, in each case, that no such assignment or delegation will relieve HealthSpring or Buyer from any of its obligations hereunder.
     13.13. Participation in Drafting. Each Party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the Parties in connection herewith shall be construed as if drafted jointly by Buyer and HealthSpring, on the one hand, and Sellers and the Company, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the Parties in connection herewith.
     13.14. Interpretation. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. In this Agreement, unless a clear contrary intention appears:
     (i) references in this Agreement to Sections, Exhibits, Schedules or Preamble refer to the sections, exhibits, schedules or main preamble and recitals, respectively, of this Agreement;
     (ii) the words “include,” “includes” and “including” when used herein shall be deemed in each case (unless already stated) to be followed by the words “without limitation”;
     (iii) when a reference is made in this Agreement to a certain number of days, such reference shall be deemed to refer to “calendar” days unless the reference expressly indicates that the reference is being made with respect to business days;
     (iv) the phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the Signing Date;
     (v) the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires;

     (vi) words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement as a whole and not to any particular Section or other provision hereof;
     (vii) references to documents, instruments or agreements shall be deemed to refer as well to all addenda, exhibits, schedules or amendments thereto;
     (viii) with respect to the determination of any period of time, “from” means “from and including” and “to” means “to but excluding”; and
     (ix) reference to any Person includes such Person’s permitted successors and assigns, and reference to a Person in a particular capacity excludes such Person in any other capacity or individually.
[Remainder of page intentionally left blank]

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered as of the Signing Date.

LEON MEDICAL CENTERS HEALTH PLANS, INC.
By:	/s/ Benjamin Leon, Jr.
	Name:	Benjamin Leon, Jr.
	Title:	Chief Executive Officer

SELLERS
/s/ Benjamin Leon, Jr.
Name:	Benjamin Leon, Jr,

/s/ Silvia Leon
Name:	Silvia Leon

/s/ Benjamin Leon, III
Name:	Benjamin Leon, III

/s/ Lourdes Leon
Name:	Lourdes Leon

/s/ Silvia Maury
Name:	Silvia Maury

/s/ Albert R. Maury
Name:	Albert R. Maury

/s/ Stuart Eiseman
Name:	Stuart Eiseman

/s/ Carlos Nuñez
Name:	Carlos Nuñez
[First Signature Page to Stock Purchase Agreement. Signatures continue on the next page.]

NEWQUEST, LLC
By:	/s/ J. Gentry Barden
	Name:	J. Gentry Barden
	Title:	Vice President

HEALTHSPRING, INC.
By:	/s/ J. Gentry Barden
	Name:	J. Gentry Barden
	Title:	Senior Vice President, Corporate General Counsel, and Secretary
[Second and Final Signature Page to Stock Purchase Agreement.]

Exhibit 10.2(ii)
MEDICAL SERVICES AGREEMENT
     This MEDICAL SERVICES AGREEMENT (this “Agreement”) is hereby made and entered into effective as of                     , 2007 (the “Effective Date”), by and between Leon Medical Centers Health Plans, Inc., a Florida corporation (“PLAN”), and Leon Medical Centers, Inc., a Florida corporation (“PROVIDER”).
RECITALS
     WHEREAS, PLAN is a duly licensed health maintenance organization (“HMO”);
     WHEREAS, PLAN offers an option to its Medicare Advantage members to receive services from a Clinic Model Provider (as defined in Section 1.1 below);
     WHEREAS, PROVIDER operates clinics, known as “medical centers,” and provides certain medical services to PLAN’s Medicare Advantage members as a Clinic Model Provider;
     WHEREAS, as of immediately prior to the Effective Date, PROVIDER is providing Services (defined below) as a Clinic Model Provider to PLAN’s Medicare Advantage members pursuant to that certain Agreement by and between PROVIDER and PLAN, dated September 15, 2004 (the “Current Agreement”);
     WHEREAS, immediately prior to the execution of this Agreement, HealthSpring, Inc., a Delaware corporation (“HealthSpring”), and NewQuest, LLC, a Texas limited liability company and wholly owned subsidiary of HealthSpring “NewQuest”) acquired PLAN from certain affiliates of PROVIDER pursuant to the terms of that certain Stock Purchase Agreement, dated August 9, 2007, by and among HealthSpring, NewQuest, PLAN and such affiliates of PROVIDER (the “Stock Purchase Agreement”);
     WHEREAS, the execution and delivery of this Agreement by PROVIDER was a material inducement and condition to the consummation of the purchase of PLAN by HealthSpring and NewQuest pursuant to the Stock Purchase Agreement;
     WHEREAS, PLAN and PROVIDER desire that, subject to the terms and conditions of this Agreement, PROVIDER provide or arrange for the provision of certain primary care medical services, specified specialty care services, pharmacy services and specified ancillary services (each and any of such services, “Services”), as a Clinic Model Provider through PROVIDER’S medical centers and/or through Affiliated Providers (as defined in Section 11.5) to PLAN’s Medicare Advantage members who (i) reside in Approved PLAN Operating Areas (as defined in Section 1 below) and (ii) select or are assigned to a Clinic Model Provider for delivery of Services;
     WHEREAS, concurrently with the execution of this Agreement, PROVIDER, as licensor, and PLAN, as licensee, have entered into a certain Trademark License Agreement (the “License Agreement”) and such parties have also entered into the Office Space Agreement; and

     WHEREAS, PLAN and PROVIDER desire to hereby provide for their mutual rights and obligations with respect to the arrangement contemplated by the preceding recitals.
AGREEMENT
     NOW, THEREFORE, for and in consideration of the mutual covenants and promises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Application of this Agreement & Approved PLAN Operating Areas.
     1.1 Application of this Agreement. PROVIDER and PLAN agree that the Current Agreement is hereby terminated and extinguished for all purposes and is hereby superseded by this Agreement. This Agreement applies to the relationship between PROVIDER and PLAN with respect to the provision of Services by PROVIDER, including, without limitation, through the PROVIDER-operated medical centers that now or hereafter service the Approved PLAN Operating Areas (the “PROVIDER Medical Centers”) and/or through Affiliated Providers (as defined in Section 11.5), to (i) PLAN’s Medicare Advantage members who (A) reside in Approved PLAN Operating Areas and (B) select or are assigned to PLAN’s Clinic Model Provider for delivery of Services (“PROVIDER Medicare Members”), and (ii) PROVIDER HMO Members (as defined in Section 7.1(d)). For the purposes of this Agreement, “Clinic Model Provider” means a medical services provider (1) that employs, or contracts on an exclusive basis with, two or more primary care physicians; and (2) that provide services to persons who are eligible for Medicare; and (3) at a clinic or other common facility; and (4) either (a) provides services on an exclusive basis to the members of a single HMO or similar managed care organization, or (b) if providing services not exclusively to the members of a single HMO or similar managed care organization, the services provided are not normally and customarily provided by primary care physician practices.
     1.2 Approved PLAN Operating Areas. As used in this Agreement, the term “PLAN Operating Area” means a geographic area (x) that is located in the Restricted Area (as defined in Section 7.1(a)) and (y) that is served by a single zip code. As used in this Agreement, the term “Approved PLAN Operating Areas” means the PLAN Operating Areas listed on Exhibit 4, as amended from time to time in order to incorporate any expansions, if any, to the Approved PLAN Operating Areas in accordance with Section 7.1(b) below. Notwithstanding anything set forth in this Agreement to the contrary, the parties acknowledge and agree that (1) PROVIDER shall in no event have any obligation to provide or deliver Services, or to cause the provision or delivery of Services, to any Medicare Advantage members who do not reside in an Approved PLAN Operating Area, (2) Medicare Advantage members who do not reside in an Approved PLAN Operating Area shall in no event constitute PROVIDER Medicare Members, (3) in the event that any of PLAN’s Medicare Advantage members selects or is assigned to one of PROVIDER’s primary care physicians that cannot accommodate such member because it would cause such physician to exceed his or her availability, as determined in good faith by PROVIDER in accordance with its historical practices and guidelines communicated by PROVIDER to PLAN from time to time, PLAN, with the assistance and recommendation of PROVIDER, shall assign or cause such member to select another of PROVIDER’s primary care

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physicians at the same PROVIDER Medical Center, and (4) in the event that any of PLAN’s Medicare Advantage members selects or is assigned to one of PROVIDER’s primary care physicians that practices at a PROVIDER Medical Center that has exceeded its designated capacity (as set forth on Exhibit 5), then PLAN shall not permit such member to assign or select such PROVIDER Medical Center without the prior written consent of PROVIDER and shall, if directed by PROVIDER (i) assign or cause such member to select one of PROVIDER’s primary care physicians practicing at a PROVIDER Medical Center that has not exceeded or reached its designated capacity or at an Affiliated Provider (if and to the extent directed by PROVIDER), or (ii) if and only to the extent that PLAN is unable to effectuate the alternative described in the preceding clause (i), assign or cause such member to select one of PLAN’s non-Clinic Model Provider products. In no event will the failure of a PROVIDER Medical Center or Affiliated Provider to have capacity to admit one of PLAN’s Medicare Advantage members give rise to a right on the part of PLAN to contract with, or direct or permit any of its PLAN’s Medicare Advantage members to select, a Clinic Model Provider operating in the Restricted Area other than PROVIDER. The parties acknowledge and agree that in no event will PROVIDER have any obligation to expand or modify the designated capacity of any of its PROVIDER Medical Centers or Affiliated Providers. For the avoidance of doubt, references in this Agreement to “Medicare Advantage” shall be deemed to include any and all successor Medicare plans to Medicare Advantage.
2. Contract Year. References throughout this Agreement to a “Contract Year” shall be deemed to refer to a specific calendar year (i.e., January 1 — December 31) during the Term (as defined in Section 10.1 hereof), except that the period commencing on the Effective Date and ending on December 31, 2007 shall be deemed to constitute the first Contract Year (i.e., Contract Year 2007).
3. Provision of Services.
     3.1 PROVIDER Covered Services. During the Term, PROVIDER shall provide to the PROVIDER Medicare Members the Services set forth, together with their respective CPT codes and/or definitions (as applicable) and their respective Core Non-Pharmacy Payments (as defined in Section 4.1(a) below), on Exhibit 1, as the same may be amended from time to time in accordance with Section 4.5(c) (the “PROVIDER Core Services”); provided, however, that, notwithstanding anything in this Agreement to the contrary, if any PROVIDER Medicare Member selects or is assigned as their primary care physician a physician who primarily practices in an Affiliated Provider, or in a PROVIDER Medical Center that does not provide transportation to the Approved PLAN Operating Area where such PROVIDER Medicare Member resides, then PROVIDER shall have the right, in its sole discretion, to withhold the transportation benefit that is part of the PROVIDER Core Services with respect to such PROVIDER Medicare Member unless and until either (i) such PROVIDER Medicare Member selects or is assigned as their primary care physician a physician who practices at the PROVIDER Medical Center(s), if any, that provides transportation to the Approved PLAN Operating Area where such PROVIDER Medicare Member resides, as designated by PROVIDER and communicated to PLAN in writing from time to time, or (ii) the physician selected by or assigned to such PROVIDER Medicare Member as their primary care physician relocates his or her practice to a PROVIDER Medical Center, if any, that provides transportation to the Approved PLAN Operating Area where such PROVIDER Medicare Member resides.

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Except as specifically set forth in Section 4.5(c) or as expressly agreed to in a writing executed by each of PLAN and PROVIDER, the PROVIDER Core Services shall in no event be expanded, curtailed or otherwise modified at any time during the Term. In addition to the PROVIDER Core Services, PROVIDER shall provide to the PROVIDER Medicare Members the Services set forth, together with their respective CPT codes and/or definitions (as applicable) and their respective Additional Services Capitation Payments (as defined in Section 4.2 below), on Exhibit 2, as the same may be amended from time to time in accordance with Section 3.2 below (the “PROVIDER Additional Services”). The PROVIDER Core Services and PROVIDER Additional Services are referred to together as the “PROVIDER Covered Services.”
     3.2 Revisions to PROVIDER Additional Services. During the Contract Years 2007 and 2008, PROVIDER shall provide to the PROVIDER Medicare Members the PROVIDER Additional Services set forth in Exhibit 2. For each Contract Year subsequent to Contract Year 2008, PLAN and PROVIDER shall determine what additional Services, if any, PROVIDER shall provide as PROVIDER Additional Services, as well as the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to any and all PROVIDER Additional Services, and whether any changes are appropriate to the CPT codes and/or the definitions (as applicable) of the PROVIDER Additional Services set forth on the then current version of Exhibit 2, all subject to Section 4 below. The parties shall make such determination in accordance with the following procedures:
     (a) PROVIDER shall, with respect to each Contract Year beginning with the Contract Year 2008, not later than March 1 of such Contract Year, provide to PLAN a list of Services that it proposes to provide as the PROVIDER Additional Services during the following Contract Year. In response, PLAN shall, not later than April 15 of such Contract Year, provide PROVIDER with a revised Exhibit 2 reflecting those of such proposed Services that PLAN desires PROVIDER provide as the PROVIDER Additional Services during the following Contract Year, such revised Exhibit to include the CPT codes and/or proposed definitions (as applicable) with respect to any proposed additions to the PROVIDER Additional Services, any revisions to the CPT codes and/or definitions (as applicable) of the PROVIDER Additional Services then being provided, and the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Additional Services (together, the “Revisions to Additional Services”).
     (b) PROVIDER and PLAN shall negotiate in good faith and attempt to reach agreement on such Revisions to Additional Services by May 1 of such Contract Year. The Revisions to Additional Services so agreed, if any (as evidenced by an amended Exhibit 2 executed by PROVIDER and PLAN), shall (i) constitute, with respect to such following Contract Year, the PROVIDER Additional Services, the CPT codes and/or definitions (as applicable) with respect to such PROVIDER Additional Services and the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Additional Services, and (ii) be attached hereto and deemed for all purposes to have, with respect to such following Contract Year, amended, restated and superseded Exhibit 2 in its entirety.

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     (c) Notwithstanding the foregoing, PROVIDER shall (including upon the failure of PLAN and PROVIDER to reach agreement on the Revisions to the Additional Services within the time periods provided in the preceding sub-section (b)), have the option (the “Additional Services Option”), but not the obligation, during each of the Contract Years, of either: (i) not providing or arranging for the provision of any PROVIDER Additional Services during the following Contract Year, or (ii) providing or arranging for the provision during the following Contract Year of any one or more Services (as selected by PROVIDER in its sole discretion) as PROVIDER Additional Services by selecting such Services from among: (A) the Revisions to Additional Services proposed by PLAN for the following Contract Year, and/or (B) the PROVIDER Additional Services being provided in the then current Contract Year, on the same terms as set forth on the Exhibit 2 then in effect, except (i) subject to any adjustments pursuant to Section 4.5 below, (ii) if CMS no longer requires Medicare Advantage plans to provide to Medicare Advantage plan members a Service that is a PROVIDER Additional Service, such Service shall be eliminated as a PROVIDER Additional Service unless otherwise mutually agreed by PROVIDER and PLAN (other than hearing aids and after hours answering service, which are currently listed on Exhibit 2 and shall remain PROVIDER Additional Services compensated at the Additional Services Capitation Payments set forth therein) and (iii) if CMS revises, adds or eliminates CPT codes or definitions with respect to any of the PROVIDER Additional Services set forth on Exhibit 2, the parties shall modify Exhibit 2 accordingly. The parties shall proceed to negotiate in good faith in an attempt to agree on any revisions to Exhibit 2, including the amount of any adjustments to the Additional Services Capitation Payments to reflect any changes to PROVIDER Additional Service or such revisions, additions or elimination of CPT codes or definitions, as applicable. If the parties cannot agree on such revisions to Exhibit 2 within fifteen (15) days following commencement of the negotiations with respect thereto, then the revisions to Exhibit 2, including the calculation of the adjustment, shall be submitted to an independent nationally recognized actuary (the “Actuary”) for final resolution in accordance with the provisions of Section 4.5(a). Upon the exercise by PROVIDER of such Additional Services Option, a revised version of Exhibit 2 shall be prepared by PROVIDER and PLAN reflecting PROVIDER’s selection under the Additional Services Option and shall be executed by PLAN and PROVIDER and attached hereto and deemed for all purposes with respect to such following Contract Year, to (X) have amended, restated and superseded the then current Exhibit 2 in its entirety, and (Y) reflect the PROVIDER Additional Services (if any), the CPT codes and/or definitions (as applicable) with respect to such PROVIDER Additional Services and the Additional Services Capitation Payments to be paid by PLAN to PROVIDER with respect to such PROVIDER Additional Services (if any).
     3.3 CMS Bid. Not less than ninety (90) days prior to PLAN’s making its annual CMS bid (the “Bid”) with the Center for Medicare and Medicaid Services (“CMS”), the parties will meet and discuss the merits of filing an alternative benefit schedule for PROVIDER Medicare Members as part of such Bid filing. PROVIDER shall have the right, with respect to each such Bid, in its sole discretion, to direct PLAN to include as benefits or alternative benefits in such Bid (A) transportation and/or (B) no co-payment for Part D Pharmaceuticals (as hereinafter defined), and PLAN hereby agrees to comply with each such direction; provided, that (i) if the most recently calculated MLR (as calculated pursuant to the Final Settlement (as

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defined in Exhibit 3)) reflects an MLR Deficit (defined in Exhibit 3) greater than 5%, then, only with respect to the Bid submitted during such Contract Year, PLAN shall not be obligated to include no co-payment for Part D Pharmaceuticals as part of the Bid, and (ii) all other terms of PLAN’s Bid, including rates, shall be in the sole discretion of PLAN; and provided further, that such proposed alternative benefit schedule (X) would fully comply with all applicable federal and state laws and regulations and (Y) is substantially complete on or before thirty (30) days prior to the filing deadline for the Bid. Except as mandated by CMS, no PROVIDER Core Services currently being provided by PROVIDER to the PROVIDER Medicare Members shall be withdrawn from or otherwise materially diminished in any benefit schedule filed as part of PLAN’s annual Bid filing with CMS without PROVIDER’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed. As used in this Agreement, the term “Part D Pharmaceuticals” means pharmaceuticals subject to the Medicare Part D prescription drug benefit under the Medicare Prescription Drug, Improvement, and Modernization Act of 2003, as amended from time to time.
4. Compensation.
     4.1 PROVIDER Core Services.
     (a) PROVIDER Core Services Other than Part D Pharmaceuticals. From and after the Effective Date, PLAN shall make and deliver to PROVIDER, with respect to each calendar month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month), a payment (each, a “Core Non-Pharmacy Payment”) with respect to each PROVIDER Core Service (other than Part D Pharmaceuticals) equal to the product obtained by multiplying (i) the amount delineated for such PROVIDER Core Service in Exhibit 1 under the heading “Core Services Payment” times (ii) the Adjusted Members (as hereinafter defined) for such month. The term “Adjusted Members” means, with respect to each month during the Term, the number of PROVIDER Medicare Members reflected on the Plan Payment Report delivered to PLAN by CMS for such month (currently reflected on line item 1 thereof under the A payment line item), as adjusted to reflect prior period deaths of beneficiaries, retroactive accretion and retroactive deletions. Together with each Core Non-Pharmacy Payment, PLAN shall deliver to PROVIDER copies of the monthly Plan Payment Report (and any successor reports thereto) delivered to PLAN by CMS reflecting the amounts of the CMS capitation reimbursement rates and the number of PROVIDER Medicare Members used in computing the Core Non-Pharmacy Payment for such month. The Core Non-Pharmacy Payment with respect to each month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month) shall be paid and delivered by PLAN to PROVIDER no later than the fifteenth (15th) day of such month (or the next business day if the same shall not fall on a business day), by wire transfer of immediately available funds in accordance with wire instructions provided by PROVIDER to PLAN from time to time.
     (b) Pharmacy. From and after the Effective Date, PLAN shall make and deliver to PROVIDER a payment (each, a “Core Pharmacy Payment”; the Core Non-Pharmacy Payments and the Core Pharmacy Payments are also referred to, individually and collectively, as “Core Services Payments”) equal to one hundred and five percent

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(105%) of the actual cost (including the effect of any rebates, adjustments, or similar payments received or to be received by PROVIDER) incurred by PROVIDER with respect to Part D Pharmaceuticals (other than Injectable Drugs) that are delivered to the PROVIDER Medicare Members during such month. The Core Pharmacy Payments shall be paid and delivered to PROVIDER, either directly by PLAN or through pharmacy benefits managers, at such time(s) as the parties shall agree but in no event less frequently than every two weeks. With each request for a Core Pharmacy Payment, PROVIDER shall provide PLAN with a schedule of Part D Pharmaceuticals dispensed that are covered by such Core Pharmacy Payment. If so requested by PLAN, PROVIDER will provide PLAN with such records and information relating to the Part D Pharmaceuticals dispensed by PROVIDER and PROVIDER’s costs with respect to such Part D Pharmaceuticals as PLAN shall reasonably request to permit PLAN to verify the accuracy of the Core Pharmacy Payment. If the parties disagree with respect to the amount of any Core Pharmacy Payment, then either party may submit the disputed amount to the Actuary for final resolution in accordance with the provisions of Section 4.5(a).
     4.2 PROVIDER Additional Services. From and after the Effective Date, PLAN shall make and deliver to PROVIDER, with respect to each calendar month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month), a payment (each, an “Additional Services Capitation Payment”) with respect to each PROVIDER Additional Service equal to the product obtained by multiplying (i) the amount delineated for such PROVIDER Additional Service in Exhibit 2 under the heading “Additional Services Capitation Payment” times (ii) the number of Adjusted Members for such month. Together with each Additional Services Capitation Payment, PLAN shall deliver to PROVIDER copies of the monthly Plan Payment Report (and any successor reports thereto) delivered to PLAN by CMS reflecting the number of PROVIDER Medicare Members used in computing the Additional Services Capitation Payment for such month. The Additional Services Capitation Payment with respect to each month during the Term (or portion thereof if the Term shall end earlier than on the last day of a calendar month) shall be paid and delivered by PLAN to PROVIDER no later than the fifteenth (15th) day of such month (or the next business day if the same shall not fall on a business day), by wire transfer of immediately available funds in accordance with wire instructions provided by PROVIDER to PLAN from time to time. The Core Services Payments and the Additional Services Capitation Payments are collectively referred to throughout this Agreement as the “Covered Services Payments”).
     4.3 Additional Reports. In addition to the monthly Plan Payment Reports required to be delivered by PLAN to PROVIDER together with the Covered Services Payments as hereinabove provided, PLAN shall deliver to PROVIDER copies of the Monthly Membership Reports. PLAN shall deliver to PROVIDER such other reports relating to CMS capitation rates, the PROVIDER Covered Services and/or the PROVIDER Medicare Members as may be reasonably requested in writing by PROVIDER from time to time, in each case, once such written request has been made, within five (5) business days of the date such report is received by PLAN.
     4.4 Co-payments. In addition to the Covered Services Payments, PROVIDER shall be entitled to collect from PROVIDER Medicare Members, and retain for its own account, any

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co-payments payable by such PROVIDER Medicare Members with respect to the Services rendered by PROVIDER under this Agreement; provided such co-payments are approved as part of the terms of PLAN’s Bid.
     4.5 Adjustments to Covered Services Payments. Except as specifically set forth in Section 3.2 and this Section 4.5, none of the Covered Services Payments shall be adjusted or otherwise modified at any time during the Term.
     (a) Annual Adjustments. The parties acknowledge and agree that the Core Non-Pharmacy Payments and Additional Services Capitation Payments reflected in Exhibits 1 and 2 as of the Effective Date constitute 2007 rates and that such Covered Services Payments shall apply only until the CMS capitation reimbursement rates applicable to the PROVIDER Medicare Members for 2008 are known. Accordingly, beginning with Contract Year 2008, the Core Non-Pharmacy Payments and any Additional Services Capitation Payments that were not subject to any Revisions to Additional Services shall be adjusted annually as follows:
     (i) Effective January 1 of each Contract Year, the Core Non-Pharmacy Payments and any Additional Services Capitation Payments that were not subject to any Revisions to Additional Services shall be increased or decreased by the aggregate percentage increase or decrease, respectively, in the CMS capitation reimbursement rates applicable to the PROVIDER Medicare Members for such Contract Year as compared to the preceding Contract Year (i.e., CMS capitation reimbursement rates applicable to January compared to the CMS capitation reimbursement rates applicable to the immediately preceding December for all PROVIDER Medicare Members enrolled in December that are still enrolled with PLAN in January). Promptly after the CMS capitation reimbursement rates applicable to each Contract Year are known, the parties shall in good faith attempt to arrive at an agreement with respect to the amount of such adjustment.
     (ii) If the parties cannot agree on the amount of such adjustment within fifteen (15) days following commencement of such negotiations, then the calculation of the adjustment shall be submitted to an Actuary for analysis and calculation, together with each party’s respective calculations of the adjustment that each believes should be made. The determination of the Actuary shall be final, binding and non-appealable. For all purposes under this Agreement, the following shall apply with respect to the Actuary: (i) the Actuary shall be selected by agreement of the parties or, if the parties cannot agree on an Actuary, then each party shall appoint an actuary and the two actuaries shall appoint a third actuary which shall be the sole Actuary; and (ii) if the Actuary’s determination is in agreement with the calculations submitted by one of the parties, then the other party shall promptly pay all costs and expenses with respect to the Actuary’s determination, or alternatively, if the Actuary’s determination is not in agreement with either party’s calculations, then such costs and expenses shall be promptly paid, on a 50/50 basis, by both parties.

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     (iii) Upon determination of the annual adjustment to the Core Non-Pharmacy Payments and Additional Services Capitation Payments, whether by agreement of the parties or determination by the Actuary, revised versions of Exhibits 1 and 2 shall be prepared by PROVIDER and PLAN reflecting the Core Non-Pharmacy Payments and Additional Services Capitation Payments as revised pursuant to such determination. Such revised Exhibits shall be executed by PROVIDER and PLAN and be attached hereto and deemed for all purposes with respect to such Contract Year, to (a) have amended, restated and superseded the then current Exhibits 1 and 2 in their entirety, and (b) reflect the Core Non-Pharmacy Payments and Additional Services Capitation Payments to be paid by PLAN to PROVIDER.
     (iv) As part of the determination of the annual adjustment, whether by the parties or the Actuary, all Core Non-Pharmacy Payments and Additional Services Capitation Payments that have been paid to PROVIDER during such Contract Year after the effective date of such adjustment shall be recalculated to reflect such adjustment. PLAN or PROVIDER shall, within three (3) business days following such determination, pay and deliver to the other party, by wire transfer of immediately available funds, the aggregate amount of any underpayment or overpayment, respectively, with respect to such prior Core Non-Pharmacy Payments and Additional Services Capitation Payments following such recalculation.
     (b) Intra-year Adjustments. If at any time during the Term, CMS effectuates an adjustment to the capitation reimbursement rates applicable to PROVIDER Medicare Members (other than the annual adjustments addressed in the immediately preceding sub-section (a)), whether upwards or downwards, and whether effective immediately, retroactively or prospectively for such Contract Year, then the Core Non-Pharmacy Payments and the Additional Services Capitation Payments shall be adjusted as follows:
     (i) Effective as of the effective date of such adjustment, the Core Non-Pharmacy Payments and Additional Services Capitation Payments shall be increased or decreased by the aggregate percentage increase or decrease, respectively, in the CMS capitation reimbursement rates applicable to the PROVIDER Medicare Members (i.e., the CMS capitation reimbursement rates applicable to the calendar month, or portion thereof, commencing on the effective date of such adjustment compared to the CMS capitation reimbursement rates applicable to the calendar month or portion thereof immediately preceding such effective date, in each case, for all PROVIDER Medicare Members enrolled in such preceding month or portion thereof that are still enrolled in the month or portion thereof commencing on such effective date). Promptly after any such intra-year adjustment in CMS capitation reimbursement rates is known, the parties shall attempt to arrive at an agreement with respect to the amount of such adjustment.

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     (ii) If the parties cannot agree on the amount of such adjustment within fifteen (15) days following the applicable party’s request therefor, then the calculation of the adjustment shall be submitted to the Actuary for analysis and calculation, together with each party’s respective calculations of the adjustment that each believes should be made. The determination of the Actuary shall be final, binding and non-appealable.
     (iii) Upon determination of any such intra-year adjustment to the Core Non-Pharmacy Payments and Additional Services Capitation Payments, whether by agreement of the parties or determination by the Actuary, revised versions of Exhibits 1 and 2 shall be prepared by PROVIDER and PLAN reflecting the Core Non-Pharmacy Payments and Additional Services Capitation Payments as revised pursuant to such determination. Such revised Exhibits shall be executed by PROVIDER and PLAN and be attached hereto and deemed for all purposes with respect to such Contract Year, to (a) have amended, restated and superseded the then current Exhibits 1 and 2 in their entirety, and (b) reflect the Core Non-Pharmacy Payments and Additional Services Capitation Payments to be paid by PLAN to PROVIDER.
     (iv) With respect to any such intra-year adjustments having immediate or retroactive effective dates, all Core Non-Pharmacy Payments and Additional Services Capitation Payments that have been paid to PROVIDER during such Contract Year after the effective date of such adjustment shall be recalculated as part of the determination of such intra-year adjustment, whether by the parties or the Actuary, to reflect such adjustment. PLAN or PROVIDER shall, within three (3) business days following such determination, pay and deliver to the other party, by wire transfer of immediately available funds, the aggregate amount of any underpayment or overpayment, respectively, with respect to such prior Core Non-Pharmacy Payments and Additional Services Capitation Payments following such recalculation.
     (c) Revisions to Core Services. In the event that CMS or any other governmental agency of competent jurisdiction at any time (i) requires that a Service that is not then currently being provided as part of the PROVIDER Core Services be provided as part of the PROVIDER Core Services, (ii) requires that PROVIDER discontinue providing a Service that is then currently being provided as part of the PROVIDER Core Services (other than the PCP Management Fee), or (iii) changes the CPT code for any PROVIDER Core Service or changes the definition or breadth of, or otherwise modifies, services for any PROVIDER Core Service (other than the PCP Management Fee), then PROVIDER and PLAN shall, promptly following such modifications being known, jointly prepare a revised Exhibit 1 reflecting all of such modifications, such revised Exhibit to include any applicable revisions to the CPT codes and/or definitions (as applicable) of the PROVIDER Core Services then being provided, and the Core Services Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Core Services (together, the “Revisions to Core Services”). PROVIDER and PLAN shall negotiate in good faith and attempt to reach agreement on the Revisions to Core Services. If the parties cannot agree on such adjustment within fifteen (15) days following commencement of negotiations with respect to the preparation of such revised Exhibit 1, then the Revisions to Core Services shall be submitted to the Actuary for analysis and

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calculation, together with each party’s respective proposals therefor. The determination of the Actuary shall be final, binding and non-appealable. The Revisions to Core Services as agreed to by the parties or determined by the Actuary shall, as part of the negotiation or Actuary’s determination, be memorialized in a revised Exhibit 1, which shall be executed by PROVIDER and PLAN, if agreement by the parties is reached, or by the Actuary, if determined thereby. Such revised Exhibit 1 shall (A) constitute, with respect to the remainder of the Term (subject to any additional modifications as provided in this Section 4.5(c)), the PROVIDER Core Services, the CPT codes and/or definitions (as applicable) with respect to such PROVIDER Core Services and the Core Services Payments to be paid by PLAN to PROVIDER with respect to all PROVIDER Core Services, and (B) be attached hereto and deemed for all purposes to have amended, restated and superseded Exhibit 1 in its entirety.
     (d) Change in Economic Circumstances. In the event CMS or any other governmental agency of competent jurisdiction changes the methodology that it uses to reimburse PLAN under the Medicare Advantage program or Medicare benefits or other factors with respect to the Medicare Advantage program (including, without limitation, CMS mandated changes in PLAN’s benefits) are changed such that the economic risks and benefits of either party are changed in a materially adverse manner (other than any modifications subject to Section 4.5(c) above or increases in CMS capitation rates covered by Sections 4.5(a) or (b)), either PLAN or PROVIDER (i.e., whichever party suffers the materially adverse change as compared to the circumstances in place prior to such change) may request, by written notice to the other party, an adjustment to PROVIDER’s compensation. The parties shall first attempt to arrive at an agreement with respect to such adjustment. If the parties cannot agree on such adjustment within fifteen (15) days following the applicable party’s request therefor, then the adjustment shall be submitted to the Actuary for analysis and calculation, together with each party’s respective calculations of the adjustment, if any, that each believes should be made to PROVIDER’s compensation. The Actuary shall calculate the economic impact using relevant cost and utilization data, and shall determine the actuarially sound adjustment to take into account the change(s), if any. The determination of the Actuary shall be final, binding and non-appealable.
     4.6 Injectable Drugs Replacement/Reimbursement. The parties acknowledge that PLAN bears the sole and exclusive, subject to inclusion for purposes of calculating “Deficit” and “Surplus” for purposes of Exhibit 3, financial responsibility for providing Injectable Drugs (as hereinafter defined) to PROVIDER Medicare Members and that the Core Pharmacy Payment does not include any costs, fees or charges associated with providing Injectable Drugs. Accordingly, with respect to each calendar quarter during the Term, PROVIDER shall, at least fifteen (15) days prior to the first day of such calendar quarter (or fifteen (15) days prior to the Effective Date, with respect to any calendar quarter that includes but does not commence on, the Effective Date), deliver to PLAN a schedule of its charges (to be determined by and in the sole discretion of PROVIDER) with respect to the Injectable Drugs that it proposes to dispense during such calendar quarter (the “Injectable Drugs Charges”). PLAN shall, within ten (10) days following its receipt of such schedule, provide written notice to PROVIDER of its election, with respect to such quarter, to either: (i) at no cost to PROVIDER, timely replace PROVIDER’s inventory of each item of Injectable Drugs that is dispensed by PROVIDER to PROVIDER

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Medicare Members during such quarter, or (ii) pay to PROVIDER the Injectable Drugs Charge for each item of Injectable Drugs that is dispensed by PROVIDER to PROVIDER Medicare Members during such quarter. PROVIDER shall provide PLAN, within thirty (30) days following the end of each month, a schedule of Injectable Drugs dispensed during such month and the Injectable Drugs Charges with respect thereto, if applicable. Within thirty (30) days following the end of each calendar quarter, PROVIDER shall provide PLAN a schedule of Injectable Drugs dispensed during such calendar quarter and the Injectable Drugs Charges with respect thereto. PLAN shall effectuate the replacement of PROVIDER’s inventory of Injectable Drugs or the payment to PROVIDER for the applicable Injectable Drugs Charges, in each case, consistent with its election with respect to such prior quarter as hereinabove provided, within thirty (30) days of receipt of PROVIDER’s quarterly schedule. As used in this Agreement, the term “Injectable Drugs” means the prescription drug medications that are excluded from Part D Pharmaceuticals portion of the PROVIDER Core Services, which medications are identified on Exhibit 1-A under the heading “Injectable Drugs.” If so requested by PLAN, PROVIDER will provide PLAN with such records and information relating to the dispensation of the Injectable Drugs dispensed by PROVIDER as PLAN shall reasonably request to permit PLAN to verify the accuracy of the Injectable Drugs Charges (but not information regarding PROVIDER’s costs with respect to such Injectable Drugs).
     4.7 MLR Sharing Arrangement. PLAN and PROVIDER shall be subject to the medical loss ratio (MLR) sharing arrangement set forth in Exhibit 3 with respect to the provision of Services to PROVIDER Medicare Members and PROVIDER HMO Members and shall make all payments required by such arrangement.
5. Advertising and Promotional Activities.
     (a) Advertising Activities. Throughout the Term, PROVIDER (directly or through a third party) shall be responsible for the management of all advertising and other promotional activities (specifically excluding all Sales, Enrollment and Regulatory Compliance Activities (as hereinafter defined)) with respect to (i) PROVIDER as a provider of the Services to the PROVIDER Medicare Members in Approved PLAN Operating Areas and (ii) PLAN’s Clinic Model Provider Medicare plan product offering in the Approved PLAN Operating Areas (the “Advertising Activities”); provided, however, that if CMS or any other governmental authority restricts PROVIDER from engaging in the management of any such Advertising Activities, PROVIDER shall have the right to assign and delegate its rights and obligations under this Section 5 to one or more third parties so long as PROVIDER provides prior written notice thereof to PLAN and PROVIDER remains liable to PLAN hereunder with respect to any failures by any such third parties to comply with PROVIDER’s obligations under this Section 5. PLAN hereby acknowledges and agrees that, throughout the Term, all telemarketing, sales and/or enrollment activities with respect to PLAN’s Clinic Model Provider Medicare plan product offering in the Approved PLAN Operating Areas (and the payment of all commissions and/or broker’s fees with respect thereto), as well as all regulatory oversight with respect thereto (collectively, “Sales, Enrollment and Regulatory Compliance Activities”) shall be the sole and exclusive responsibility of PLAN and shall be conducted (A) in accordance in all material respects with applicable CMS, legal, regulatory, administrative and other requirements and (B) exclusively under the

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“Licensed Marks” (as defined in the License Agreement). The Advertising Activities will include, without limitation, the development and implementation of advertising creative materials, placement of media, direct mail printing and postage, sales collateral materials and other promotions. PLAN shall have the right to review and approve all such Advertising Activities, such approval not to be unreasonably withheld, conditioned or delayed, solely for purposes of determining compliance with applicable state and federal laws and regulations (including, but not limited to, the requirements of CMS). PROVIDER shall conduct the Advertising Activities pursuant to and in accordance with the directions of PLAN with respect to such state and federal compliance, except that Advertising Activities not requiring CMS approval shall not necessitate such approval or be subject to such directions. PROVIDER shall conduct all such Advertising Activities not requiring PLAN’s approval in accordance, in all material respects, with applicable legal, regulatory, administrative and other legal requirements. The Advertising Activities with respect to PLAN will identify PLAN as a subsidiary or division of HealthSpring, Inc., as determined by PLAN. PROVIDER shall provide PLAN, not less frequently than quarterly, a reasonably detailed summary of all Advertising Activities and Advertising Expenses (as defined below), together with retrospective performance reviews or evaluations with respect to the calendar quarter or portion thereof to which such summary relates (each, a “Quarterly Advertising Report”).
     (b) Reimbursable Advertising Amount. With respect to each Contract Year, PLAN shall, within ten (10) business days following delivery of each Quarterly Advertising Report, reimburse PROVIDER for any and all costs and expenses incurred with respect to Advertising Activities by or on behalf of PROVIDER (or its permitted designees and assigns (as provided in sub-section (a) above)) during the quarter to which such Quarterly Advertising Report relates (collectively “Advertising Expenses”); provided, however, that (i) the aggregate of all such reimbursements with respect to any Contract Year shall in no event exceed the Reimbursable Advertising Amount (as hereinafter defined) for such Contract Year, and (ii) “Advertising Expenses” shall in no event include any general or administrative expenses of PROVIDER or of any such designees or assigns (including salaries and similar overhead expenses associated with employees and contractors). The term “Reimbursable Advertising Amount” means, (A) with respect to Contract Year 2007, the difference of (I) $3,850,000 and (II) all Advertising Expenses incurred by PROVIDER and PLAN between January 1, 2007 and the business day immediately preceding the Effective Date, (B) with respect to Contract Year 2008, $3,850,000 plus or minus an amount equal to $3,850,000 multiplied by the percentage increase or decrease, respectively, in the per member Core Non-Pharmacy Payment and Additional Services Capitation Payment for such Contract Year as compared to the preceding Contract Year (as calculated pursuant to Section 4.5), and (C) with respect to each subsequent Contract Year, an amount equal to the Reimbursable Advertising Amount for the immediately preceding Contract Year plus or minus an amount equal to the Reimbursable Advertising Amount for such immediately preceding Contract Year multiplied by the percentage increase or decrease, respectively, in the per member Core Non-Pharmacy Payment and Additional Services Capitation Payment for such Contract Year as compared to the prior Contract Year (as calculated pursuant to Section 4.5); provided, however, that the Reimbursable Advertising Amount with respect to any Contract Year shall in no event exceed the Advertising Cap for such Contract

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Year. The term “Advertising Cap” means, (x) with respect to each of Contract Years 2007 through and including 2012, $5,000,000, (y) with respect to each of Contract Years 2013 through and including 2017, $6,000,000, and (z) with respect to each of Contract Years 2018 through and including 2022 (if applicable), $7,000,000. PROVIDER shall, not later than November 1 of each Contract Year, provide PLAN with an opportunity to review its plan for Advertising Activities for the following Contract Year; provided, however, that except as expressly set forth in subsection (a) above, PLAN shall not have any right to approve, disapprove or modify all or any portion of such plan.
6. PROVIDER Expansion. As of the Effective Date, PROVIDER operates five PROVIDER Medical Centers, all of which are located in Miami-Dade County, Florida. PROVIDER may, at any time, open additional medical centers of such size and at such locations in any Approved PLAN Operating Areas, as amended from time to time, as determined by PROVIDER in its sole discretion (including, without limitation, the “Additional Leon Centers” contemplated to be opened pursuant to the Stock Purchase Agreement (regardless of whether or not such “Additional Leon Centers” are opened within the time periods provided therein)) (collectively, the “Additional Centers”). Provided that an Additional Center shall be of a finish and quality substantially consistent with the PROVIDER Medical Centers then in operation, then such Additional Center shall constitute for all purposes hereunder a PROVIDER Medical Center and shall participate as such under the terms and conditions of this Agreement. The parties acknowledge and agree that, subject to the last sentence of this Section 6, PROVIDER shall have the right, in its sole discretion, to replace (i) any PROVIDER Medical Center (including any Additional Center) with a different PROVIDER Medical Center (including any Additional Center) so long as such replacement center is of a similar size, finish and quality and provides substantially the same services as the PROVIDER Medical Center being replaced or (ii) any Affiliated Provider with a different Affiliated Provider. Each such replacement center shall constitute for all purposes hereunder a PROVIDER Medical Center and each such replacement Affiliated Provider shall constitute for all purposes hereunder an Affiliated Provider, and shall participate as such under the terms and conditions of this Agreement. PROVIDER shall not, at any time during the Term, without the prior written consent of PLAN, terminate the operation of any PROVIDER Medical Center without replacing such PROVIDER Medical Center as hereinabove provided concurrently with such termination, except that, notwithstanding the foregoing, PROVIDER shall in all events have the right, in its sole discretion and without obtaining PLAN’s written consent, to (a) terminate the operation of the PROVIDER Medical Center located in 8888 Coral Way, Miami, FL, 33165 so long as such termination does not occur prior to the completion of both of the “Additional Leon Centers” contemplated to be opened pursuant to the Stock Purchase Agreement (regardless of whether or not such “Additional Leon Centers” are opened within the time periods provided therein) and/or (b) terminate the operation of any number of PROVIDER Medical Centers so long as no such termination results in either (x) after the completion of such “Additional Leon Centers,” PROVIDER operating less than six PROVIDER Medical Centers (regardless of whether or not such “Additional Leon Centers” are opened within the time periods provided therein), or (y) before the completion or in the event of non-completion of such “Additional Leon Centers,” PROVIDER operating less than five (5) PROVIDER Medical Centers.

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7. Exclusivity; PROVIDER HMO.
     7.1 Exclusivity.
     (a) PLAN Exclusivity. Subject to the provisions of Section 7.5, and notwithstanding anything in this Agreement to the contrary (other than the provisions of Section 7.5), PLAN hereby acknowledges and agrees that (i) PROVIDER shall be PLAN’s and its Affiliates’ sole and exclusive Clinic Model Provider in Miami-Dade County, Florida, Monroe County, Florida, Palm Beach County, Florida and Broward County, Florida (collectively, the “Restricted Area”) at all times throughout the Term, such that (without limiting the generality of the foregoing), neither PLAN nor any of its Affiliates shall, at any time during the Term, directly or indirectly, offer or provide, or contract with respect to the offer or provision of, any Clinic Model Provider option other than PROVIDER to any Medicare Advantage members who reside in the Restricted Area and (ii) PLAN shall not offer PROVIDER to any Medicare Advantage members who reside outside of the Approved PLAN Operating Areas. PLAN shall, at all times throughout the Term, offer as options to all Medicare Advantage members residing in Approved PLAN Operating Areas a Clinic Model Provider option. As used in this Agreement, the terms (I) “Affiliate(s)” means, with respect to any person or entity, any person or entity directly or indirectly controlling, controlled by or under common control with such person or entity; and (II) “Control,” “Controlling” or “Controlled by” (whether or not any such term is capitalized) means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of an entity, whether through the ownership of voting securities, by agreement, or otherwise.
     (b) Expansion of Approved PLAN Operating Areas.
     (i) Drag Along Right. If at any time prior to the final Contract Year of the Term, PROVIDER has determined to expand its delivery of the PROVIDER Covered Services to a PLAN Operating Area that is not then an Approved PLAN Operating Area then PROVIDER shall have the right (the “Drag Along Right”), exercisable at any time prior to the commencement of the Final Two Contract Years by providing written Notice to PLAN, to request that PLAN use its commercially reasonable efforts to expand to such PLAN Operating Area as hereinafter provided. Upon PLAN’s receipt from PROVIDER of Notice of PROVIDER’s exercise of its Drag Along Right (which Notice shall specify the applicable PLAN Operating Area(s) into which PROVIDER wishes to expand), PLAN shall use its commercially reasonable efforts to take and/or cause to be taken, at its sole cost and expense, the steps (including the preparation, submission, filing and delivery of appropriate notices, applications, forms and other documents and instruments) that are reasonably necessary or appropriate to become authorized to offer and provide its Clinic Model Provider products and Services to Medicare Advantage members residing in such PLAN Operating Area(s). PROVIDER will provide PLAN with all other information relating to PROVIDER that PLAN may reasonably request to permit PLAN to submit its request to expand into such PLAN Operating Area. Upon PLAN’s receipt of authorization to operate in a new PLAN Operating Area, such PLAN Operating Area(s) shall constitute Approved PLAN Operating Area(s) for all purposes hereunder and Exhibit 4 shall be revised as provided below.

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     (ii) Revisions to Exhibit 4. If PROVIDER timely exercises its Drag Along Right, or if the parties mutually agree to expand the Approved PLAN Operating Areas, then in each case the parties shall prepare and execute a revised Exhibit 4 reflecting all such new PLAN Operating Areas as additions to the Approved PLAN Operating Areas, whereupon such revised Exhibit 4 shall be deemed to have amended, restated and superseded the then current version of Exhibit 4 and shall be deemed to set forth each and all Approved PLAN Operating Areas.
     (c) Non-Competition; PROVIDER HMO. Subject to the provisions of Section 7.5, neither PLAN nor any of its Affiliates shall, during the Term, directly or indirectly, own, control, operate, manage, underwrite, administer and/or have any financial interest in any Clinic Model Provider operating within the Restricted Area (other than an ownership interest of less than 2% of the outstanding equity interests of any entity whose common stock is traded on a national securities exchange or market quotation system). Except for the ownership, control, operation and management of the PROVIDER HMO (as hereinafter defined), which shall be governed by the provisions of this Section 7.1 and Section 10.3 below, neither PROVIDER nor any of its Affiliates shall, during the Term, directly or indirectly, own, control, operate, manage, underwrite, administer and/or have any financial interest in any health maintenance organization, preferred provider product, other health insurance product or any other similar form of health insurance or risk-based or pre-paid health benefit plan, including without limitation, through the operation of a rental network or direct consumer contracting, in the Restricted Area (other than HealthSpring and any of its Affiliates or an ownership interest of less than 2% of the outstanding equity interests of any entity whose common stock is traded on a national securities exchange or market quotation system). Notwithstanding the foregoing, Provider and its Affiliates shall have the right, directly or indirectly, to (a) at any time after the expiration of the five (5) year period immediately following the Effective Date, form and/or own a health maintenance organization licensed in the State of Florida (the “PROVIDER HMO”) and to apply to CMS for a Medicare contract with respect to such PROVIDER HMO for any geographic area outside of the Restricted Area and to operate such PROVIDER HMO anywhere outside the Restricted Area (including in competition with PLAN and its Affiliates), (b) apply to CMS for a Medicare contract with respect to such PROVIDER HMO for all or any portion of the Restricted Area and (c) directly or indirectly market, solicit and enroll (upon becoming eligible), and provide the products and services offered by such PROVIDER HMO to, any and all actual or prospective Medicare participants (including any and all Medicare Advantage members of PLAN or its Affiliates) residing in the Restricted Area (including any and all PROVIDER Medicare Members), and such actions described in clauses (a), (b) and (c) above shall not be deemed a violation of this Agreement; provided, however, that such actions described in clauses (b) and (c) above may only be undertaken (i) at any time from and after the earlier to occur of (A) an HMO Event as provided in Section 10.3 hereof or (B) the date that is the earlier of (I) eighteen months prior to the expiration of the Initial Term if PLAN has duly given written notice to PROVIDER of its intention not to renew the

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Agreement as provided in Section 10.1 (the period commencing on the first day of such eighteen month period and ending on the last day of the Renewal Term, the “Final Thirty Months”), (II) the first day of the penultimate Contract Year during any Renewal Term (the period commencing on such day and ending on the last day of the Renewal Term, the “Final Two Contract Years”), or (III) the first day of the then current ante-penultimate cycle of open enrollment for Medicare participants (i.e., currently running from November 1 through December 31) prior to the expiration of any Renewal Term (the period commencing on such day and ending on the last day of the Term, the “Final Three Enrollment Cycles”), and (ii) subject to compliance by PROVIDER with Sections 7.1(e) and (f).
     (d) PROVIDER Exclusivity; Non-solicitation. Commencing on the Effective Date and continuing until the expiration or earlier termination of this Agreement, neither PROVIDER, its Affiliates nor any of the PROVIDER Medical Centers shall provide the Services, nor shall the Affiliated Providers provide the primary care services identified in Exhibit 1 as part of the PROVIDER Core Services, to any persons residing in the Restricted Area other than to (i) the PROVIDER Medicare Members pursuant to this Agreement and/or (ii) any and all Medicare participants that enroll with the PROVIDER HMO in accordance with this Section 7.1 (the “PROVIDER HMO Members”).
     (e) PROVIDER HMO Members. It is the intention of the parties that, with respect to any and all periods during the Term, PROVIDER and PLAN shall be in substantially the same financial position with respect to one another regarding PROVIDER HMO Members as if such persons were PROVIDER Medicare Members under this Agreement. Accordingly, if the PROVIDER HMO shall during the Final Two Contract Years, the Final Three Enrollment Cycles or the Final Thirty Months (each such period, as applicable, the “Make Whole Period”), commence marketing, soliciting, enrolling or providing its product and services offerings to Medicare participants in the Restricted Area as hereinabove provided, then the PROVIDER HMO shall pay to PLAN, with respect to each month during the Make Whole Period (or portion thereof if the Make Whole Period commences or ends other than on the first or last day of a calendar month, respectively), an amount equal to (i) the applicable Administrative Percentage (as hereinafter defined) multiplied by (ii) the sum of the CMS capitation reimbursement rates for all PROVIDER HMO Members as of the first (1st) day of such calendar month (or portion thereof) (the “PROVIDER Monthly Payment”). The PROVIDER Monthly Payment with respect to each month (or portion thereof) during the Make Whole Period shall be paid by PROVIDER HMO to PLAN on the fifteenth (15th) day of such month (or the next business day if the same shall not fall on a business day) by wire transfer of immediately available funds, in accordance with wire instructions delivered by PLAN to PROVIDER HMO from time to time. The PROVIDER Monthly Payments received by PLAN shall be subject to reconciliation as set forth in Section 7.1(g) below.
     (f) Administrative Percentage. The “Administrative Percentage” shall mean and be calculated as follows:

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     (i) With respect to the period commencing on the first day of the Make Whole Period and ending on December 31 of the penultimate Contract Year of the Term (the “First Measurement Period”), the Administrative Percentage shall equal the difference between 100% minus the MLR (as defined and calculated in Exhibit 3 hereof) actually achieved by PLAN during the ante-penultimate Contract Year of the Term (or, if not then known, the Contract Year immediately prior to such ante-penultimate Contract Year). The parties agree that, as soon as practicable, the Administrative Percentage used in calculating the PROVIDER Monthly Payment with respect to the First Measurement Period shall be calculated using the MLR actually achieved by PLAN during the ante-penultimate Contract Year of the Term.
     (ii) With respect to the period commencing on January 1 of the final Contract Year and ending on the effective day of the expiration or earlier termination of this Agreement (the “Final Measurement Period”), the Administrative Percentage shall equal the difference of 100% minus the MLR actually achieved by PLAN during the ante-penultimate Contract Year (or, if available, the PROVIDER HMO MLR (as hereinafter defined) achieved by the PROVIDER HMO during the First Measurement Period). The parties agree that, as soon as practicable, the Administrative Percentage used in calculating the PROVIDER Monthly Payment with respect to the Final Measurement Period shall be calculated using the PROVIDER HMO MLR achieved by the PROVIDER HMO during the First Measurement Period. As used in this Agreement, the term “PROVIDER HMO MLR” means, with respect to any Contract Year or portion thereof, the percentage obtained by dividing (I) the medical expenses actually incurred only by the PROVIDER HMO (and not PLAN) during such Contract Year or portion thereof with respect to PROVIDER HMO Members, by (II) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year or portion thereof. The PROVIDER HMO MLR shall be calculated in accordance with the “Run Out Period” method described in Section 3 of Exhibit 3.
     (g) PROVIDER Monthly Payment Adjustment. The PROVIDER Monthly Payments received by PLAN shall be reconciled as follows:
     (i) Within thirty (30) days following the 30th day of June of the final Contract Year, PLAN and PROVIDER shall jointly calculate a reconciliation of the PROVIDER Monthly Payments paid to PLAN by the PROVIDER HMO with respect to the First Measurement Period by recalculating the Administrative Percentage used in calculating each and all of such PROVIDER Monthly Payments using the PROVIDER HMO MLR achieved by the PROVIDER HMO during the First Measurement Period.
     (ii) Within thirty (30) days following the 30th day of June of the calendar year immediately following the final Contract Year, the parties shall jointly calculate a reconciliation of the PROVIDER Monthly Payments paid to PLAN by the PROVIDER HMO with respect to the Final Measurement Period by recalculating the Administrative Percentage used in calculating each and all of such PROVIDER Monthly Payments using the PROVIDER HMO MLR achieved by the PROVIDER HMO during the Final Measurement Period.

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     (iii) If the parties are unable to agree on the results of either of the reconciliations provided for in the immediately preceding sub-sections, then either party may, by written notice to the other party, require that such reconciliation be submitted to the Actuary for final determination. Each party shall submit to the Actuary its final proposed calculation of such reconciliation. The Actuary shall be instructed to deliver a determination of such reconciliation within thirty (30) days following such submission, which determination shall be final, binding and non-appealable.
     (iv) To the extent that the results of a reconciliation described above (whether by agreement of the parties or determination by the Actuary) reflect that the payments made to PLAN by the PROVIDER HMO of the PROVIDER Monthly Payments with respect to the applicable measurement period are in excess of the amounts calculated pursuant to such reconciliation, then PLAN shall, within five (5) business days, reimburse to the PROVIDER HMO the full amount of such overpayment. To the extent that the results of a reconciliation described above (whether by agreement of the parties or determination by the Actuary) reflect that the payments to PLAN by the PROVIDER HMO of the PROVIDER Monthly Payments with respect to the applicable measurement period are less than the amounts calculated pursuant to such reconciliation, then the PROVIDER HMO shall, within five (5) business days, pay to PLAN the full amount of such underpayment.
     (h) Remedies. If either party breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 7.1(a), (b), (c) or (d) (collectively, the “Restrictive Covenants”), the non-breaching Party shall have, in addition to, and not in lieu of, any other rights and remedies available to it, including the rights and remedies set forth in Section 12, the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy. In addition, in the event that either party breaches, or threatens to commit a breach of, any of the Restrictive Covenants, the other party shall have the right and remedy to require such breaching party and its Affiliate (as applicable) to account for and pay over to the non-breaching party any profits, monies, accruals, increments or other benefits derived or received by such breaching party or its Affiliates as the result of any transactions constituting a breach of the Restrictive Covenants from the date such breaching party was actually aware or was notified that such breaching party was in breach of any of the Restrictive Covenants.

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7.2 Sale of PLAN.
     (a) Subject to the next sentence of this Section 7.2(a) and Section 7.2(b) below, without first obtaining PROVIDER’s written consent, such consent to be given, withheld, conditioned or delayed in the sole and absolute discretion of PROVIDER, during the Term neither PLAN nor any Affiliate thereof shall in any way consummate, or enter into any definitive agreement (i) with respect to any direct or indirect sale, lease, transfer or other disposition of (A) (I) 50% or more of the capital stock and/or other equity interests in PLAN or (II) such other percentage of the capital stock and/or other equity interests in PLAN as shall permit the transferee to directly or indirectly appoint a majority of the board of directors (or other applicable governing body) of PLAN and/or (B) all or substantially all of the assets of PLAN, including, in each case, by way of acquisition of the debt, equity or assets of PLAN, or by merger, share exchange, reorganization or other business combination, or otherwise, to any person or entity that is not, at such time, an Affiliate of PLAN or (ii) pursuant to which PLAN or its Affiliates grants a third party the right to appoint a majority of the board of directors (or other applicable governing body) of PLAN (each, a “Sale of PLAN”). Notwithstanding the foregoing, however, for all purposes of this Agreement, a Sale of PLAN shall in no event be deemed to include any direct or indirect sale, lease, transfer or other disposition (including by way of acquisition of the debt, equity or assets of HealthSpring (or its successors, or any direct or indirect parent entities of HealthSpring), or by merger, share exchange, reorganization or other business combination, or otherwise) of (a) 50% or more of the voting capital stock of HealthSpring (or its successors, or any direct or indirect parent entities of HealthSpring) or (b) eighty percent (80%) or more of the assets of HealthSpring (or its successors, or any direct or indirect parent entities of HealthSpring) (each, “Sale of HealthSpring”). PLAN shall notify PROVIDER as soon as practicable in writing of any actual or proposed Sale of PLAN. Failure by PROVIDER to consent to a Sale of PLAN, such consent to be effectuated by PROVIDER’s delivery of a written consent to PLAN within thirty (30) days following PLAN’s delivery to PROVIDER of a written request for such consent, shall be deemed to constitute PROVIDER’s denial of such consent unless otherwise agreed to in writing by the parties.
     (b) Right of First Refusal. In the event that, in connection with a Sale of HealthSpring, CMS, DFS, the Agency, DHHS or any other governmental or other regulatory authority of competent jurisdiction shall require that a Sale of PLAN be effectuated, such Sale of PLAN (a “Required Divestiture”) shall not require PROVIDER’s consent, so long as PLAN complies with the following provisions:
     (i) if HealthSpring or its applicable Affiliate (the “Transferor”) receives a bona fide offer (the “Transfer Offer”) to effectuate the Required Divestiture, then PLAN shall deliver a Notice to PROVIDER setting forth and certifying as to the material terms of the Transfer Offer (together with copies of all applicable correspondence and other documents relating thereto) (a “Required Divestiture Notice”), including the purchase price with respect to such Transfer Offer (the “Required Divestiture Purchase Price”). The Required Divestiture Notice shall constitute an irrevocable offer to effectuate a Sale of PLAN to PROVIDER or to any of its Affiliates designated thereby (any or all of them, collectively, the “Purchaser”) pursuant to the terms of this Section 7.2(b). Within thirty (30) days after the giving of a Required Divestiture Notice, the PROVIDER shall give the PLAN a Notice (a “Response Notice”) setting forth whether the PROVIDER has elected to exercise its right of first refusal. The PROVIDER’s failure to timely deliver the Response Notice shall be deemed to constitute the PROVIDER’s irrevocable election not to exercise its right of first refusal solely with respect to such Transfer Offer.

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     (ii) In the event the PROVIDER shall elect to exercise the right of first refusal, the Response Notice shall constitute an irrevocable offer to effectuate a Sale of PLAN and the Purchaser and the Transferor shall as promptly as practicable effectuate a Sale of PLAN to the Purchaser for the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer. The Purchaser and the Transferor will execute and deliver to each other all agreements, documents and instruments and take all actions reasonably necessary to effectuate such Sale of PLAN for the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer.
     (iii) If the PROVIDER does not elect (or is deemed not to have elected) to exercise the right of first refusal, (a) the Transferor shall in no event, directly or indirectly, contract with respect to, or in any way consummate, a Required Divestiture to a third party other than to the offeror of the Transfer Offer for a purchase price equal to the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer, and (b) if the Transferor has not consummated the Required Divestiture to the offeror of the Transfer Offer for a purchase price equal to the Required Divestiture Purchase Price and upon other terms substantially similar to those of the Transfer Offer by the expiration of the one hundred eighty (180) day period immediately following the date that is the earlier of (A) the delivery of a Response Notice electing not to exercise the right of first refusal or (B) the expiration of the period for timely delivery of the Response Notice, then any subsequent proposed Required Divestiture shall again be subject to the applicable provisions of this Section 7.2(b).
     7.3 Sale of PROVIDER. Without first obtaining PLAN’s written consent, such consent to be given, withheld, conditioned or delayed in the sole and absolute discretion of PLAN, during the Term neither PROVIDER nor any Affiliate thereof shall in any way consummate, or enter into any definitive agreement (i) with respect to any direct or indirect sale, lease, transfer or other disposition of (A) (I) 50% or more of the capital stock and/or other equity interests in PROVIDER or (II) such other percentage of the capital stock and/or other equity interests in PROVIDER as shall permit the transferee to directly or indirectly appoint a majority of the board of directors (or other applicable governing body) of PROVIDER and/or (B) all or substantially all of the assets of PROVIDER, including, in each case, by way of acquisition of the debt, equity or assets of PROVIDER, or by merger, share exchange, reorganization or other business combination, or otherwise, to any person or entity that is not (I) a direct or indirect owner of the capital stock of PROVIDER as of the Effective Date, (II) any spouse, sibling, lineal descendant (including by adoption) or ancestor of any of the persons identified in the preceding item (I), (III) any trust, family limited partnership or similar entity created by or for the sole benefit of the persons identified in the preceding items (I) or (II), (IV) any Affiliate of PROVIDER or any of the persons or entities identified in the preceding items (I), (II) or (III), or (ii) pursuant to which PROVIDER or its Affiliates grants a third party the right to appoint a majority of the board of directors (or other applicable governing body) of PROVIDER (each, a

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“Sale of PROVIDER”). PROVIDER shall notify PLAN as soon as practicable in writing of any actual or proposed Sale of PROVIDER. Failure by PLAN to consent to a bona fide Sale of PROVIDER, such consent to be effectuated by PLAN’s delivery of a written consent to PROVIDER within thirty (30) days following PROVIDER’s delivery to PLAN of a written request for such consent, shall be deemed to constitute PLAN’s denial of such consent unless otherwise agreed to in writing by the parties. All references in this Section to PROVIDER or any direct or indirect parent thereof shall include any and all successors thereto.
     (a) Consent by PLAN. In the event that PLAN shall provide its consent with respect to any Sale of PROVIDER, then PROVIDER shall cause that, concurrently with the closing of the Sale of PROVIDER, and as an absolute condition thereto (which condition shall be reflected to the reasonable satisfaction of PLAN in any and all appropriate agreements and other documents entered into by PROVIDER with respect to such Sale of PROVIDER), a lump sum payment be made to PLAN by wire transfer of immediately available funds in the aggregate amount of ten percent (10%) of the cash value of the purchase price and any and all other consideration, whether immediately payable, deferred, contingent or otherwise, and whether payable in cash, equity, in kind, discharge of indebtedness or any other manner, with respect to such Sale of PROVIDER.
     (b) Non-consent by PLAN. In the event that PLAN does not provide its consent with respect to any proposed Sale of PROVIDER, PLAN (or an Affiliate of PLAN designated by PLAN) shall have the right, but not the obligation, upon delivery of written notice of exercise to PROVIDER within thirty (30) days of such refusal, to acquire PROVIDER on substantially the same terms as such denied proposed Sale of PROVIDER, provided, however, that the purchase price and any and all other consideration, whether immediately payable, deferred, contingent or otherwise, and whether payable in cash, equity, in kind, discharge of indebtedness or any other manner, with respect to such proposed Sale of PROVIDER shall be discounted with respect to PLAN’s acquisition by ten percent (10%).
     7.4 Remedies. If either party breaches, or threatens to commit a breach of, any of the covenants set forth in Sections 7.2 or 7.3, as applicable, the non-breaching Party shall have, in addition to, and not in lieu of, any other rights and remedies available to it, the right and remedy to have such covenants specifically enforced by any court of competent jurisdiction, it being agreed that any breach or threatened breach of such covenants would cause irreparable injury to the non-breaching party and that money damages would not provide an adequate remedy.
     7.5 Affiliate of PLAN Exclusion. Notwithstanding anything contained herein to the contrary, the obligations of Affiliates of the PLAN under the provisions of Section 7.1, shall not apply to (i) any Affiliate of PLAN that becomes an Affiliate of PLAN as a result of (x) any Sale of PLAN (as defined in Section 7.2) that is consented to by PROVIDER or (y) any Sale of HealthSpring (as defined in Section 7.2) or (ii) any entity or person that owns, directly or indirectly, any capital stock and/or other equity interest in HealthSpring, or to any Affiliate of any such entity or person (other than HealthSpring and its direct and indirect subsidiaries).

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8. Credentialing and Provision of Services.
     8.1 PROVIDER Physicians and PROVIDER Non-Physician Providers. PROVIDER shall provide to PLAN the names of all PROVIDER physicians and PROVIDER non-physician providers proposed to provide Services under this Agreement from time-to-time. PROVIDER hereby represents and warrants that each such PROVIDER physician and PROVIDER non-physician provider is an employee of, or is otherwise engaged by, PROVIDER. PROVIDER shall enter into a written agreement with respect to each such physician and non-physician provider whom it employs or otherwise engages, which agreement shall include, without limitation, a provision which shall provide: (i) that, in rendering Services to PROVIDER Medicare Members, each such physician or non-physician provider, as applicable, shall comply with all the policies and procedures of PLAN (including, without limitation, Utilization Review and Quality Improvement Programs), as such policies and procedures may be amended by PLAN from time-to-time; (ii) that (a) such provider shall not take any action to cause or attempt to cause any PROVIDER Medicare Member to terminate his/her relationship with PLAN or PROVIDER or to convert any PROVIDER Medicare Member from PLAN to any other managed care or insurance company other than PROVIDER HMO in accordance with Section 7.1. above; and (b) PLAN shall be an intended third party beneficiary of such non-solicitation clause; (iii) such terms as may be required by state or federal law or regulation for agreements with physicians or non-physicians, as applicable, who render health care goods and services to the public (including, without limitation, individuals entitled to benefits under Medicare); and (iv) notification requirements similar in scope to those binding upon PROVIDER pursuant to Section 8.8 of this Agreement. PROVIDER shall provide PLAN with a copy(ies) of its standard Physician Agreement(s) upon request by PLAN, and shall notify PLAN of any material changes made thereto.
     8.2 Credentialing. PROVIDER, the PROVIDER physicians, the PROVIDER Medical Centers, the Affiliated Providers and PROVIDER non-physician providers shall be required to comply with PLAN credentialing standards and successfully complete PLAN’s credentials application and process, as applicable. PROVIDER, the PROVIDER physicians, the PROVIDER Medical Centers, the Affiliated Providers and PROVIDER non-physician providers shall further cooperate with PLAN as necessary to conduct credentialing according to PLAN’s recredentialing process. PROVIDER shall have the right to utilize PLAN participating physicians and non-physician providers of its choosing to provide any and all Services; provided, that, PLAN retains the right to terminate the participation under this Agreement of any PROVIDER physician or PROVIDER non-physician provider if such provider does not comply with PLAN’s credentialing criteria and such noncompliance has not been cured by PROVIDER within the greater of (i) any cure period which may be set forth in any applicable National Committee on Quality Assurance (“NCQA”) accreditation standard or state or federal laws and regulations or which may be granted by the applicable state or federal agency; or (ii) the cure period set forth in Section 10.2 of this Agreement subsequent to PROVIDER’s receipt of written notice of noncompliance from PLAN (the “Compliance Notice”). PLAN may also terminate participation under this Agreement of any PROVIDER Medical Center or Affiliated Provider upon sending a Compliance Notice to PROVIDER in the event PLAN determines in good faith that the continued participation of such PROVIDER Medical Center or Affiliated Provider would jeopardize the health, welfare or safety of PROVIDER Medicare Members or PLAN’s NCQA accreditation would be jeopardized by such PROVIDER Medical Center’s or Affiliated Provider’s continued participation, subject, in the case of termination relating to NCQA accreditation, to PROVIDER’s opportunity to within the greater of (i) any cure period which

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may be set forth in any applicable NCQA accreditation standard or state or federal laws and regulations or which may be granted by the applicable state or federal agency; or (ii) the cure period set forth in Section 10.2 of this Agreement subsequent to PROVIDER’s receipt of such Compliance Notice. In the case of such termination due to PLAN’s good faith determination that continued participation of the PROVIDER Medical Center or Affiliated Provider would jeopardize the health, welfare or safety of PROVIDER Medicare Members, PROVIDER shall, absent an emergency, have thirty (30) days after receipt of the Compliance Notice to cure the deficiency(ies) and an additional thirty (30) days so long as PROVIDER has commenced and is diligently pursuing efforts to cure such deficiency(ies) within the first thirty (30) days. The Compliance Notice shall specify the deficiencies noted by PLAN with regard to such PROVIDER Medical Center(s) or Affiliated Provider(s) and/or any PROVIDER physician or non-physician provider. If the Compliance Notice affects a PROVIDER physician or PROVIDER non-physician provider, such physician or provider shall also receive from PLAN a copy of the Compliance Notice. Without limiting any remedy available to it hereunder, PLAN reserves the right to suspend any PROVIDER physician or PROVIDER non-physician provider for which PROVIDER, the PROVIDER physician or non-physician provider has received a Compliance Notice until the non-compliance has been cured or the cure period has expired (“Suspension Period”) in the event such non-compliance, in PLAN’s good faith judgment, represents a threat to any PROVIDER Medicare Member’s health, safety or welfare. Neither a PROVIDER physician nor a PROVIDER non-physician provider that has been so suspended by PLAN shall provide health care goods and services to PROVIDER Medicare Members during any Suspension Period through any PROVIDER Medical Center or Affiliated Provider. PLAN reserves the right to audit PROVIDER’s credentialing files, upon reasonable prior notice by PLAN, during regular business hours and at PLAN’s sole cost and expense, and PROVIDER shall, to the extent necessary and appropriate, make such files available to the Florida Department of Financial Services (“DFS”), the Florida Agency for Health Care Administration (the “Agency”), CMS, United States Department of Health and Human Services (“DHHS”), and any other regulatory authority with jurisdiction over PLAN, PROVIDER, the PROVIDER physicians or non-physician providers.
     8.3 Member Grievances. PROVIDER, the PROVIDER physicians and PROVIDER non-physician providers shall comply with the terms of PLAN’s Medicare grievance and appeals procedures, including expedited appeals, whereby PROVIDER Medicare Members’ complaints relating to PROVIDER physicians and PROVIDER may be filed and addressed, including the gathering and forwarding of information on appeal to PLAN, if necessary; provided, however, that any such procedure shall permit PROVIDER to take reasonable steps necessary to address a grievance or appeal (including, without limitation, initiating disciplinary actions) with PROVIDER physicians or PROVIDER non-physician providers prior to PLAN taking corrective action to the extent Florida law and NCQA standards (if applicable) permit such a delegation of authority by a health maintenance organization. PROVIDER shall provide written notice to PLAN of all grievances and appeals received by PROVIDER from PROVIDER Medicare Members within three (3) business days of such receipt, including those grievances and appeals relating to PROVIDER physicians, PROVIDER non-physician providers or the care rendered thereby.

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     8.4 Use of PROVIDER Roster. PROVIDER consents to PLAN’s publication of each PROVIDER physician’s and PROVIDER non-physician provider’s name, office address, and area of practice in PLAN’s roster of participating providers and in its advertising, marketing, and promotional materials used to solicit prospective PROVIDER Medicare Members; provided, however, that PLAN’s use of such information and any and all such advertising, marketing and promotional materials shall be conducted, prepared and used, as applicable, in accordance with all applicable state and federal laws, rules and regulations. PROVIDER shall notify PLAN within three (3) business days of any change to PROVIDER’s roster of physicians or non-physician providers, including the office addresses of such physicians and non-physician providers.
     8.5 Encounter Data. PROVIDER shall provide PLAN, on a monthly basis, with patient encounter reports setting forth the Services furnished to PROVIDER Medicare Members. All encounter data shall be coded to the highest level of specificity in accordance with CMS requirements. PROVIDER shall certify the completeness and truthfulness of such data. PROVIDER shall provide PLAN with any other information and/or reports pertaining to such Services that PLAN may from time-to-time reasonably request. PROVIDER shall further maintain all medical records, patient files, or other documentation as may be reasonably required by PLAN with respect to PROVIDER Medicare Members. PROVIDER shall provide PLAN and its agents, NCQA, and any state or federal agency with jurisdiction over PLAN, to the extent permitted by applicable law and to the extent necessary or appropriate, with access to and copies of all such records promptly upon PLAN’s reasonable request during the Term and for a period of ten years subsequent to its expiration or termination.
     8.6 Independent Medical Judgment. Nothing in this Agreement, including, without limitation, the participation by PROVIDER, the PROVIDER physicians and PROVIDER non-physician providers in the Utilization Management Review and Quality Improvement Programs and other PLAN polices and programs is deemed to, or shall be construed to, interfere with or in any way affect the obligation of any PROVIDER physician and PROVIDER non-physician provider to exercise independent medical judgment in rendering all health care services to PROVIDER Medicare Members. PLAN does not direct, nor does it control the rendition of PROVIDER physicians’ or PROVIDER non-physicians’ medical services or their exercise of independent medical judgment.
     8.7 Participation. PROVIDER shall appoint a medical director as an advisor to PLAN and a point of contact for PLAN in the event of a dispute between a PROVIDER physician and PLAN over whether a Service other than a PROVIDER Covered Service should be authorized. In the event of any such dispute or decision as to whether to authorize the provision of Services to PROVIDER Medicare Members, PLAN shall consult with the medical director appointed by PROVIDER.
     8.8 Required Notifications. PROVIDER shall notify PLAN within three (3) business days of Provider obtaining knowledge of any inquiries, investigations, lawsuits, pre-suit notices, complaints, or disciplinary actions which PROVIDER knows have been initiated or taken by any person or entity, or any state or federal regulatory agency based upon any action or inaction of (i) PROVIDER or any of its officers, directors, owners, managers or employees or (ii) any health care providers with which PROVIDER directly or indirectly contracts. PLAN shall promptly notify PROVIDER of any inquiries, investigations, lawsuits, or disciplinary actions which PLAN knows have been initiated or taken by any person or entity, or any state or federal regulatory agency based upon any action or inaction of PLAN or any of its officers, directors, owners, managers which could reasonably be expected to have an adverse effect upon PROVIDER.

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     8.9 Adequacy and Accessibility of Provider Panel. PROVIDER shall ensure that it employs or otherwise engages a sufficient number of PROVIDER physicians and PROVIDER non-physician providers to provide the PROVIDER Covered Services to the PROVIDER Medicare Members consistent with PROVIDER’s practices as of the Effective Date. PROVIDER shall ensure that the PROVIDER physicians shall comply with the following standards for provider accessibility: emergency cases must be seen immediately, during normal business hours; urgent cases must be seen within twenty-dour (24) hours of notification; routine symptomatic cases must be seen within five working days of notification; and routine non-symptomatic cases should be seen within thirty (30) days of notification. PROVIDER shall assure that a PROVIDER physician is on-call at all times for each PROVIDER Medical Center and each Affiliated Provider during all times when the office is closed.
     8.10 Notice of Policies and Procedures. PLAN shall provide PROVIDER with copies of its programs, policies and procedures applicable to PROVIDER (including, without limitation, any and all amendments, supplements, updates and other modifications thereto). PLAN shall provide PROVIDER with notice of material changes to its programs, policies and procedures in advance of the applicability of such changes to PROVIDER.
     8.11 Remediation Actions.
     (a) In the event that the DFS, CMS or any other applicable regulatory or government body notifies PLAN of any material breach, non-compliance, default, deficiency or other event requiring remediation by PLAN with respect to its operation of a health maintenance organization in any of the Approved PLAN Operating Areas, PLAN shall promptly provide to PROVIDER copies of any and all notices, correspondences and other documentation from or to the applicable regulatory or government body concerning the subject matter thereof, as well as a reasonably detailed action plan to be implemented by PLAN in order to fully remedy such breach, non-compliance, default, deficiency or event. PLAN agrees to promptly implement such action plan and to otherwise take any and all reasonable actions and steps necessary, desirable and/or appropriate to remedy such breach, non-compliance, default, deficiency or event.
     (b) In the event that the DFS, CMS or any other applicable regulatory or government body notifies PROVIDER of any material breach, non-compliance, default, deficiency or other event requiring remediation by PROVIDER with respect to its operation of the PROVIDER Medical Centers, PROVIDER shall promptly provide to PLAN copies of any and all notices, correspondences and other documentation from or to the applicable regulatory or government body concerning the subject matter thereof, as well as a reasonably detailed action plan to be implemented by PROVIDER in order to fully remedy such breach, non-compliance, default, deficiency or event. PROVIDER agrees to promptly implement such action plan and to otherwise take any and all reasonable actions and steps necessary, desirable and/or appropriate to remedy such breach, non-compliance, default, deficiency or event.

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9. Insurance.
     9.1 Liability Insurance. PROVIDER shall purchase and maintain, during the Term, a claims made policy of professional liability insurance (“Claims Made Insurance”) covering PROVIDER and each PROVIDER physician and PROVIDER non-physician provider employed or otherwise engaged by PROVIDER, naming PLAN as an additional insured, in an amount which is commercially reasonable for providers of medical services of the type provided by PROVIDER, and in any event not less than that required by Florida law. PROVIDER shall cause its insurer or insurers to issue to PLAN a certificate reflecting such coverage and shall make commercially reasonable efforts to require such insurer or insurers to provide prior written notice to PLAN of any modification of such coverage or the cancellation or proposed cancellation thereof for any cause.
     9.2 Other Insurance. PROVIDER shall purchase and maintain, during the Term, workers’ compensation insurance and general liability insurance at such levels as may be reasonably required to insure against foreseeable incidents and claims which may arise as a result of the Services performed hereunder. Further, PROVIDER shall provide PLAN with written notice within ten (10) business days of PROVIDER receiving notice or otherwise becoming aware of any adverse changes or proposed adverse changes in the amount of coverage, value of the assets set aside for such coverage, policy terms, claims made under the policy, or cancellation of such coverage. This provision shall survive the termination or expiration of this Agreement regardless of the cause giving rise thereto.
10. Term and Termination.
     10.1 Term. The initial term of this Agreement (the “Initial Term”) shall commence on the Effective Date and continue without interruption (unless earlier terminated as provided in Section 10.2) until December 31, 2017. Thereafter, (A) in the event that PLAN shall have given PROVIDER written notice of non-renewal at least eighteen months (18) prior to the expiration of the Initial Term, this Agreement shall automatically renew for one additional one (1) year term (unless earlier terminated as provided in Section 10.2) commencing immediately upon the expiration of the Initial Term, on the same terms, conditions and provisions as contained herein, together with any authorized and approved amendments hereto, or (B) in the event that PLAN shall not have given PROVIDER written notice of non-renewal at least eighteen months (18) prior to the expiration of the Initial Term, this Agreement shall automatically renew for one additional five (5) year term (unless earlier terminated as provided in Section 10.2) commencing immediately upon the expiration of the Initial Term, on the same terms, conditions and provisions as contained herein, together with any authorized and approved amendments hereto, (each of the renewal terms described in the preceding clauses (A) or (B), a “Renewal Term”) (the Initial Term, together with the applicable Renewal Term, are collectively referred to herein as the “Term”).

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     10.2 Termination. Notwithstanding anything contained herein to the contrary, the parties acknowledge and agree that (i) this Agreement may only be terminated by the mutual written agreement of the parties or upon a Termination Event (as hereinafter defined) and (ii) in the event of any breach by either PLAN or PROVIDER of any of their respective obligations under this Agreement, whether monetary or non-monetary, then, unless such breach constitutes a Termination Event, the non-breaching party shall not have the right to terminate this Agreement, but shall be entitled to sue for damages or injunctive relief. This Agreement may be terminated unilaterally by PROVIDER as provided in Sections 10.2(a) or unilaterally by PLAN as provided in Section 10.2(b) (each party’s respective “Termination Events”).
     (a) Termination Events of PROVIDER. The following constitute the only Termination Events for the benefit of PROVIDER:
     (i) Covered Services Payments. The failure of PLAN to make the Covered Services Payments as provided in Section 4.1 or Section 4.2, in each case, if such breach remains uncured after ten (10) business days following PLAN’s receipt of Notice from PROVIDER of such breach and its intention to terminate with respect thereto.
     (ii) Loss of PLAN Licensure or Medicare Contract. PLAN’s license or other authorization to operate a health maintenance organization in the Approved PLAN Operating Areas is revoked, suspended, modified or not renewed and/or PLAN’s Medicare contract with respect to the Approved PLAN Operating Areas is terminated, not renewed or modified and, in each case, such revocation, suspension, modification, non-renewal or termination (x) results in PLAN being unable to serve greater than 50% of the Adjusted Members at the time of such revocation, suspension, modification, non-renewal or termination and (y) such breach remains uncured after sixty (60) calendar days following PLAN’s receipt of Notice from PROVIDER of such breach and its intention to terminate with respect thereto, or if such breach cannot reasonably be cured within such sixty (60) calendar day period and PLAN has commenced and is diligently pursuing efforts to cure such breach, the expiration of an additional sixty (60) calendar day period (i.e., 120 days total).
     (b) Termination Events of PLAN. The following constitute the only Termination Events for the benefit of PLAN:
     (i) Voluntary Closure of PROVIDER Medical Centers. Subject to Section 12.3, any breach by PROVIDER of the last sentence of Section 6 (other than a breach described in Section 10.2(b)(ii)), unless such breach is cured within sixty (60) calendar days following receipt of Notice from PLAN of such breach and its intention to terminate with respect thereto, or if such breach cannot reasonably be cured within such sixty (60) calendar day period and PROVIDER has commenced and is diligently pursuing efforts to cure such breach, the expiration of an additional sixty (60) calendar day period (i.e., 120 days total).
     (ii) Involuntary Closure of PROVIDER Medical Centers. Subject to Section 12.3, any breach by PROVIDER of the last sentence of Section 6 where the termination of operation of the PROVIDER Medical Center(s) giving rise to

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such breach is required by applicable legal, regulatory, statutory, administrative or similar authority (including any revocation or non-renewal of the applicable license(s) to operate such PROVIDER Medical Center(s)) and (x) results in PROVIDER being unable to deliver the PROVIDER Covered Services to greater than 50% of the Adjusted Members at the time of such termination and (y) such breach remains uncured after sixty (60) calendar days following PROVIDER’s receipt of Notice from PLAN of such breach and its intention to terminate with respect thereto, or if such breach cannot reasonably be cured within such sixty (60) calendar day period and PROVIDER has commenced and is diligently pursuing efforts to cure such breach, the expiration of an additional sixty (60) calendar day period (i.e., 120 days total).
     10.3 HMO Events. Notwithstanding anything set forth in the Stock Purchase Agreement to the contrary, in the event PROVIDER terminates this Agreement under Section 10.2(a) (each, an “HMO Event”), PROVIDER may cause, directly or indirectly, the PROVIDER HMO to, directly or indirectly, market, solicit and enroll (upon becoming eligible), and provide the product and services offering of such PROVIDER HMO to, any and all actual or prospective Medicare participants, including, but not limited to, any and all PLAN Medicare Advantage members (including, without limitation, PROVIDER Medicare Members), regardless of whether they reside in or outside of the Restricted Areas. Notwithstanding anything in this Agreement to the contrary, upon the occurrence of an HMO Event, no such marketing, solicitation, enrollment, provision or other activities by or on behalf of the PROVIDER HMO shall be subject to the provisions of 7.1(e), (f) or (g) (including, but not limited to, the obligation to pay the PROVIDER Monthly Payments to PLAN with respect to periods following the HMO Event) or otherwise require any make whole or other compensation of PLAN by PROVIDER or PROVIDER HMO with respect to periods following the HMO Event.
     10.4 Additional Effects of Termination. Except as expressly provided herein, termination pursuant to a Termination Event shall not preclude the non-breaching party from pursuing any and all remedies available to it hereunder in law or at equity as a consequence of such breach or any other breach. Unless otherwise required by law, upon termination of this Agreement, each party shall promptly pay to the other any amounts payable hereunder that accrued prior to termination of this Agreement. In addition, upon any expiration or earlier termination of this Agreement, any and all rights and obligations of the parties under this Agreement shall immediately terminate and be of no further force or effect, except that the rights and obligations of the parties under the following provisions shall survive any expiration or termination of this Agreement in accordance with their respective terms: Sections 4.7 (including Exhibit 3), the second sentence of Section 7.1(h), 10.2, 10.3, 10.4, 10.6, 11.9, 11.15, 12, 13.8, 13.9, 13.12, 13.13, 13.14 and 13.15.
     10.5 Referral to Participating Providers. PROVIDER physicians and PROVIDER non-physician providers shall use their best efforts to refer PROVIDER Medicare Members only to PLAN participating hospitals or other PLAN participating providers in accordance with the policies and procedures of PLAN or, with respect to PROVIDER HMO Members, to PROVIDER HMO participating hospitals or other PROVIDER HMO participating providers, unless PROVIDER shall have received the prior written approval of PLAN. PLAN may from time to time amend the list of PLAN participating hospitals and providers; provided, however,

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that PLAN shall use its commercially reasonable efforts to maintain participating hospital agreements with Mercy Hospital, Hialeah Hospital, Kendall Regional Hospital, and Palmetto Hospital, or any successors of any such hospital (the “Preferred Hospitals”), for so long as PLAN is able to obtain commercially reasonable terms and rates with the Preferred Hospitals. It is the intention of PROVIDER that PROVIDER HMO will enter into participating provider agreements with the Preferred Hospitals for elective services. Even if PLAN is unable to continue to be able to contract with the Preferred Hospitals on commercially reasonable terms and rates for all PLAN members, PLAN shall use good faith efforts to enter into participating provider agreements with the Preferred Hospitals for the purpose of allowing PROVIDER Medicare Members to access them as participating providers. In the event that a Preferred Hospital nonetheless refuses to enter into a participating provider agreement with PLAN, or terminates such an agreement with PLAN, as a result of which PROVIDER Medicare Members are denied access to such Preferred Hospital as a participating provider, then PROVIDER shall have the right to participate with PLAN in its negotiations with such Preferred Hospital to attempt to reach a mutually acceptable agreement. Subject to the foregoing, PROVIDER shall reimburse PLAN for any costs incurred by PLAN for medical services, other than emergency, urgent care or any other medical services that do not ordinarily require PLAN authorization, rendered to PROVIDER Medicare Members by a non-participating hospital or provider to whom the PROVIDER physician or PROVIDER non-physician provider referred by written referral authorization a PROVIDER Medicare Member without PLAN’s prior authorization.
     10.6 Coordination of Benefits; Subrogation. With respect to the Services provided to PROVIDER Medicare Members that are subject to this Agreement, notwithstanding the payment provisions above, PLAN retains any and all rights whatsoever for third party liability subrogation cases, rights of reimbursement from workers’ compensation and any and all rights in connection with the coordination of benefits with another health maintenance organization or other third party payor. PROVIDER HMO retains such rights with respect to PROVIDER HMO Members. PROVIDER shall inform PLAN, at the time PROVIDER obtains such information (before, during, or after Services are rendered), of the existence of any of the above referenced conditions as it relates to the Services that PROVIDER is providing to PROVIDER Medicare Members. In addition, with respect to the PROVIDER Covered Services provided to PROVIDER Medicare Members hereunder, PROVIDER shall inform PLAN upon receipt of any payment (other than any patient co-payments) received from any parties other than PLAN or PROVIDER HMO for Services provided to PROVIDER Medicare Members or to PROVIDER HMO Members, respectively, refunding all such monies to PLAN and shall not interfere with the attempts by PLAN to recover monies for which another party may be liable under one of the above outlined conditions; provided, however, that the immediately preceding clause shall not apply to payments for Services provided to the PROVIDER HMO Members during the period following the occurrence of an HMO Event.
     10.7 Collection of Information. PROVIDER shall collect from PROVIDER Medicare Members information regarding the existence of any of the conditions referred to in Section 10.6 above as it relates to the Services that PROVIDER is providing to PROVIDER Medicare Members, and shall timely forward such information to PLAN.

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11. Additional Medicare Advantage Requirements. In addition to certain provisions of this Agreement set forth above required for Medicare Advantage plans, additional Medicare Advantage requirements are set forth below:
     11.1 Compliance with Medicare Advantage Administrative Policies and Procedures. This Section 11 shall supersede any term or condition of this Agreement with which it conflicts. PROVIDER shall cooperate and shall cause PROVIDER physicians and PROVIDER non-physician providers to cooperate in any external review conducted by applicable federal or state agencies, or independent quality review and improvement organizations, in connection with the PLAN Medicare Advantage Plan. PROVIDER shall pay the costs, if any, in connection with any such review.
     11.2 Access to Services. PROVIDER Medicare Members may directly access (through self-referral and without a referral from primary care physicians and other physicians) mammography screening and influenza vaccines. Cost sharing may not be imposed upon influenza and pneumococcal vaccines. Additionally, PROVIDER Medicare Members may choose direct access to a health care specialist who is a PROVIDER physician for women’s routine and preventative health care services as provided in the PLAN Medicare Advantage Plan.
     11.3 Timeliness of Initial Assessment. PROVIDER shall comply with PLAN policies and procedures relating to effective and continuing patient care and quality review, specifically including, but not limited to, an initial assessment of each PROVIDER Medicare Member’s health care needs within 90 days of the effective date of enrollment (subject to patient cooperation).
     11.4 Treatment Plan for Certain Medical Conditions. PROVIDER shall comply with PLAN’s policies and procedures with regard to the identification of PROVIDER Medicare Members with complex or serious medical conditions; assessment of those medical conditions, including the use of medical procedures to diagnose and monitor such PROVIDER Medicare Members on an on-going basis; and establishment and implementation of a treatment plan appropriate to those conditions, with an adequate number of direct access visits to specialists to accommodate the treatment plan.
     11.5 Subcontracting. PROVIDER shall not subcontract for the performance of Services under this Agreement without the prior written consent of PLAN, which shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, PROVIDER may subcontract the performance of the primary care services identified in Exhibit 1 as part of the PROVIDER Core Services to one or more medical centers, individual physicians or physician groups (each, an “Affiliated Provider”). A subcontract with an Affiliated Provider shall be consistent with the terms and conditions of this Agreement and include an express agreement by the Affiliated Provider (i) to perform the obligations of PROVIDER under this Agreement, (ii) that following payment by PLAN to PROVIDER in accordance with the terms and conditions of this Agreement, PROVIDER is solely responsible, and PLAN has no responsibility or liability for, any amounts owed to an Affiliated Provider for Services provided to PROVIDER Medicare Members by such Affiliated Provider; and (iii) that following payment by PLAN to PROVIDER in accordance with the terms and conditions of this Agreement, PLAN has no responsibility or liability as a result of nonpayment or other breach by PROVIDER under

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its subcontract with the Affiliated Provider. PROVIDER agrees to oversee the Affiliated Provider’s performance of its obligations under such subcontract and to be accountable to PLAN and the PROVIDER Medicare Members for the negligent performance or nonperformance of any obligation under such subcontract related to the provision of Services to PROVIDER Medicare Members. Each Affiliated Provider must meet PLAN’s credentialing requirements as provided in Section 8 as a condition precedent to Affiliated Provider’s status as an Affiliated Provider under this Agreement. PROVIDER shall furnish PLAN with copies of the first page and signature page of such subcontracts within ten (10) days of execution of this Agreement and ten (10) days of execution of any subsequent subcontracts by PROVIDER. Each such subcontractor shall meet PLAN’s credentialing requirements as provided in Section 8, prior to the subcontract becoming effective.
     11.6 Compliance With Other Federal Laws. Each party hereby represents and warrants that it is currently in compliance, and covenants that it remain in compliance, in each case, in all material respects, at all times during the Term, with any and all laws and regulations applicable to the subject matter of this Agreement, including, without limitation, all applicable laws and regulations related to Medicare Advantage and/or otherwise applicable to recipients of federal funds and applicable laws and regulations relating to the ownership and/or operation of medical clinics. Without limiting the generality of the foregoing, PROVIDER shall comply with the following federal laws and regulations: Title VI of the Civil Rights Act of 1964, the Age Discrimination Act of 1975, the American with Disabilities Act, and the Rehabilitation Act of 1973, and PLAN shall comply with the terms of its authorizations and permits from DFS and the Agency and the terms and conditions of PLAN’s contract with CMS with respect to the Approved PLAN Operating Areas. Upon request, PLAN shall provide to PROVIDER a true, correct and complete copy of its contract with CMS. It is assumed for purposes of this Agreement that PROVIDER and PLAN receive federal funds.
     11.7 Member Advice. PLAN agrees that it will not prohibit or otherwise restrict any PROVIDER physician or PROVIDER non-physician provider acting within such PROVIDER physician or PROVIDER non-physician provider’s lawful scope of practice, from advising, or advocating on behalf of a PROVIDER Medicare Member about:
     (a) The PROVIDER Medicare Member’s health status, medical care, or treatment options, including the provision of sufficient information to the individual to provide an opportunity to decide among all relevant treatment options;
     (b) The risk, benefits, and consequences of treatment and no treatment; or
     (c) The opportunity for the individual to refuse treatment and to express preferences about future treatment decisions.
     11.8 Hold Harmless. PROVIDER agrees that in no event, including but not limited to nonpayment by PLAN, the insolvency of PLAN or breach of this Agreement, shall PROVIDER or a PROVIDER physician or PROVIDER non-physician provider bill, charge, collect a deposit from, seek compensation, remuneration or reimbursement from, or have any recourse against a PROVIDER Medicare Member or a person other than PLAN acting on behalf of such PROVIDER Medicare Member for Services provided pursuant to this Agreement. This

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Agreement does not prohibit PROVIDER from collecting co-payments, as specifically provided in the PLAN Medicare Advantage Plan, nor does this Agreement prohibit PROVIDER and any PROVIDER Medicare Member from entering into an agreement for the provision of non-PROVIDER Covered Services and payment for such services as long as PROVIDER has clearly informed the PROVIDER Medicare Member in writing in advance of providing non-PROVIDER Covered Services that PLAN will not cover or continue to cover a specific service or services. Under no circumstance will PLAN be liable for non-payment to PROVIDER for a non-PROVIDER Covered Service rendered to a PROVIDER Medicare Member. PROVIDER further agrees that:
     (a) this provision shall survive the termination of this Agreement regardless of the cause giving rise to termination and shall be construed to be for the benefit of PROVIDER Medicare Members; and
     (b) this provision supersedes any oral or written contrary agreement now existing or hereafter entered into between PROVIDER and PROVIDER Medicare Members or persons acting on their behalf.
     Any modification, addition, or deletion of or to the provision of this Section 11.8 shall be effective on a date no earlier than fifteen (15) days after the DFS has received written notice of and has approved such change.
     11.9 Confidentiality and Accuracy of Medicare Advantage Member Records. For any medical records or other health and enrollment information maintained by PROVIDER and its subcontractors with respect to PROVIDER Medicare Members, PROVIDER shall:
          (a) Safeguard the privacy of any information that identifies a particular PROVIDER Medicare Member. Information from, or copies of, records may be released only to authorized individuals, and unauthorized individuals must not gain access to or alter such records. Original medical records must be released only in accordance with federal or state laws, court orders, or subpoenas;
          (b) Maintain all such records and information in an accurate and timely manner;
          (c) Allow timely access by PROVIDER Medicare Members to the records and information that pertain to them; and
          (d) Abide by all federal and state laws regarding confidentiality and disclosure for mental health records, medical records, other health information, and Member information.
     11.10 Access to Records. PROVIDER agrees and shall cause each PROVIDER physician and PROVIDER non-physician provider to agree that:
          (a) The Secretary of the DHHS, the Comptroller General, or their designees, have the right to inspect, evaluate, and audit any pertinent contracts, books, documents, papers and records of PROVIDER and PROVIDER physicians and PROVIDER non-physician providers involving transactions relating to the Medicare Advantage contract between CMS and PLAN; and

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          (b) DHHS’s or the Comptroller General’s right to inspect, evaluate, and audit any pertinent information for any particular contract period will exist through ten years from the final date of the applicable CMS/PLAN contract period or from the date of completion of any audit, whichever is later.
     11.11 Federal Funds. Because PLAN is receiving federal payments under its contract with CMS, PLAN is subject to certain laws that are applicable to individuals and entities receiving federal funds. PLAN is under a duty to inform such payees, and PLAN hereby informs PROVIDER, that payments received from the PLAN Medicare Advantage Plan are, in whole or in part, federal funds.
     11.12 Non-Discrimination. In carrying out obligations under these Medicare Advantage provisions, PROVIDER shall not discriminate against any PROVIDER Medicare Member on the basis of race, color, religion, sex, national origin, age, health status, participation in any government program (including Medicare), source of payment, membership in a health maintenance organization, marital status or physical or mental handicap, nor shall PROVIDER knowingly contract with a person or entity which discriminates against any PROVIDER Medicare Member on any such basis.
     11.13 Advance Directives. In compliance with the Patient Self-Determination Act, as amended and to the extent applicable, and other applicable laws, PROVIDER shall document the existence of an advance directive in a prominent place in all applicable PROVIDER Medicare Member’s patient records.
     11.14 Professional Standards. PROVIDER shall provide PROVIDER Covered Services to PROVIDER Medicare Members in a manner consistent with professionally recognized standards of health care.
     11.15 Continuation of Benefits. Upon termination of this Agreement, PROVIDER and each PROVIDER physician and PROVIDER non-physician provider shall continue to provide those PROVIDER Covered Services then being provided under this Agreement by PROVIDER to PROVIDER Medicare Members until the period ends for which CMS has paid a premium to PLAN for such Member under the Medicare Advantage contract; and if a PROVIDER Medicare Member is hospitalized on the date PLAN’s Medicare Advantage contract with CMS terminates, or PLAN is insolvent during the period of such hospitalization, and a PROVIDER physician is caring for such Member during the period of hospitalization, the PROVIDER physician shall continue to provide such PROVIDER Covered Services as the physician is required to provide under this Agreement, if any, until the PROVIDER Medicare Member’s discharge.
     11.16 Excluded Persons. PROVIDER agrees that it shall not employ any management staff or hire any agents who have been convicted of criminal offenses related to their involvement in Medicaid, Medicare, or any other social service plan under Title XX of the Social Security Act.

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     11.17 Development of Programs. PLAN shall provide PROVIDER with an opportunity to review and comment upon the Utilization Review and Quality Improvement Programs and other medical policies and procedures implemented by PLAN. PROVIDER shall, and shall cause the PROVIDER Physicians, PROVIDER non-physician providers and the Affiliated Providers, to comply with such Utilization Review and Quality Improvement Programs and other medical policies and procedures implemented by PLAN from time to time.
     11.18 Accountability to CMS. PLAN maintains full responsibility for adhering to and otherwise complying with the terms and conditions of its contract with CMS. Such compliance depends to a great extent on the cooperation, assistance, collaboration and support of PROVIDER, the PROVIDER physicians, the PROVIDER non-physician providers and the Affiliated Providers. PROVIDER agrees, and shall its commercially reasonable best efforts to cause such PROVIDER physicians, PROVIDER non-physician providers and Affiliated Providers to, provide such cooperation, assistance, collaboration and support.
12. Special Damages; Guaranty. PLAN and PROVIDER have discussed the potential losses, costs and damages that PLAN could incur, including the harm to the ongoing business of PLAN, and PROVIDER expressly hereby acknowledges and agrees that it has reasonable notice of the special damages the PLAN may incur, in each case, in the event of a breach by PROVIDER or any of its Affiliates of Sections 7.1(c), 7.1(d), or 7.3 (exclusive of Section 7.3 (b) (Non-consent by PLAN)), or a breach by PROVIDER constituting a Termination Event under Section 10.2(b) (regardless whether this Agreement is terminated by PLAN) (in each case, a “Special Damages Breach”). Accordingly and notwithstanding anything in this Agreement to the contrary, in addition to any remedies available to PLAN in law or at equity, the parties hereto confirm, acknowledge, and agree that PLAN shall be entitled to seek recovery against PROVIDER for incidental, indirect, special, and consequential damages and damages for loss of profits, loss of revenue, loss of business or assets and diminution of value, in each case, to the extent suffered or incurred in connection with, arising out of or otherwise relating to a Special Damages Breach. A Guaranty Agreement, dated as of the Effective Date, in the form attached hereto as Exhibit 6, with respect to the obligations of PROVIDER under this Section 12, has been executed and delivered by PLAN and the guarantors set forth therein.
13. Miscellaneous Provisions.
     13.1 Additional Representations and Warranties of the Parties. Each party hereby represents and warrants to the other party that it has all necessary permissions, permits, franchises, authorizations and other corporate or other organizational or legal authority and power to enter into and perform its obligations under this Agreement, and this Agreement constitutes a legal, valid, and binding obligation enforceable against such party in accordance with its terms, except as such obligation may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other laws affecting or relating to the rights of creditors generally, and/or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law. Each party hereby represents and warrants to the other party that no agreement, contract, easement, instrument, mortgage, encumbrance, or other document or grant of rights to which such party is currently a party conflicts with its obligations or the other party hereto’s rights under this Agreement, and such representing party’s entry into and performance of this Agreement will not cause any default under any of the foregoing.

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     13.2 Relationship of the Parties. The parties to the Agreement are independent legal entities. Except as expressly set forth in this Agreement, nothing herein shall be construed or deemed to create between them any relationship of employer and employee, principal and agent, partnership, joint venture or any relationship other than that of independent parties. No party hereto, nor the respective agents or employees of any party, shall be required to assume or bear a responsibility for the acts or omissions, or any consequences thereof, of any other party, or its agents or employees under this Agreement.
     13.3 Force Majeure. The failure of either party hereto to perform its obligations under this Agreement shall be excused and shall not constitute a breach of this Agreement during the period that such failures are occasioned by any of the following events of force majeure: acts of God, floods, fires, storms, strikes, lockouts, disputes with workmen, riots, insurrections, war or acts of terrorism that prevent or delay the performance of the obligations herein contained and similar events beyond the reasonable control of such party, but only during such period and to the extent such prevention or delay is caused by the force majeure event.
     13.4 Amendment. No amendment, restatement or other modification to this Agreement shall be effective unless in writing and executed by PLAN and PROVIDER.
     13.5 Assignment. Except as provided in Sections 5(a) and 11.5, neither party may sell, assign, delegate, or otherwise transfer, whether directly, indirectly, by operation of law, by merger or otherwise, this Agreement or its obligations or rights hereunder, without the prior written consent of the other party. Any such purported sale, assignment, delegation or other transfer shall be void and of no force or effect.
     13.6 Waiver of Breach. The waiver by either party of a breach or violation of any provision of this Agreement shall not be deemed a waiver of any other breach of the same or different provision.
     13.7 Severability. In the event any provision of this Agreement is rendered invalid or unenforceable by any act of Congress or of the Florida Legislature or by any regulation promulgated by officials of the United States or the applicable Florida state agency, or declared null and void by any court of competent jurisdiction, the remainder of the provisions of this Agreement shall remain in full force and effect.
     13.8 Confidentiality. Any and all non-public information disclosed by any party to another party to this Agreement in relation to this Agreement, whether communicated orally or in any physical form, related to a party’s business shall be deemed the “Confidential Information” of the party disclosing the Confidential Information, regardless of whether such information is designated as such at the time of disclosure. In accordance with the following provisions, each party shall, and shall use commercially reasonable efforts to cause each of its contractors and agents to, hold the other party’s Confidential Information in trust and confidence and such information shall be used only for the purposes contemplated herein, and not for any other purpose.

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          (a) A party shall use the Confidential Information received from the other parties solely in relation to this Agreement. No other rights are implied or granted under this Agreement.
          (b) Confidential Information supplied by one party to another party shall not be reproduced in any form except for internal use or with the prior written authorization of the party furnishing the Confidential Information.
          (c) The parties shall use all reasonable efforts to protect the confidentiality of the Confidential Information received from each other with the same degree of care used to protect their own Confidential Information and that of their Affiliates from unauthorized use or disclosure by its agents and employees. The parties shall not release, publish, reveal or disclose, directly or indirectly, Confidential Information to any other person or entity without the prior written consent of the other, except that such Confidential Information may be used by or disclosed to the parties’ directors, officers, lawyers, accountants and other professional consultants as may be reasonably required in relation to this Agreement, provided that all such persons shall be directed and required to maintain the disclosed Confidential Information in confidence at all times thereafter. Such disclosure shall not relieve the parties of their obligations under this Agreement.
          (d) All Confidential Information, unless otherwise specified in writing, shall remain the exclusive property of the party providing the Confidential Information, shall be used by the party receiving the Confidential Information only for the purpose permitted under this Agreement, and shall be returned to the party furnishing the Confidential Information (including all whole or partial copies thereof) promptly upon termination of this Agreement.
          (e) The term “Confidential Information” does not include information which: (i) is now or hereafter in the public domain through no fault of the party receiving the Confidential Information; or (ii) is obligated to be produced by the party which was furnished the Confidential Information or any of its affiliates under order of a court of competent jurisdiction, unless made the subject of a confidentiality agreement or order in connection with such proceeding.
          (f) The provisions of this Section 13.8 are necessary for the protection of the business and goodwill of the respective parties and are considered by the parties to be reasonable for such purpose.
          (g) Without limiting other possible remedies of the parties for breaches of their respective obligations under this Agreement, the parties agree that the breach or threatened breach of this Agreement (including under Section 7 or this Section 13.8) may cause irreparable harm to the non-breaching party and the non-breaching party may not have an adequate remedy at law, and therefore the non-breaching party shall be entitled to injunctive or other equitable relief to enforce the Agreement without obligation to post a bond.
     13.9 Notice. All notices, demands, requests and other communications required or permitted hereunder (each, a “Notice”) shall be in writing, and shall be (i) personally delivered; (ii) sent by a nationally recognized overnight delivery service; (iii) facsimile machine, with

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electronic confirmation of successful transmission; or (iv) sent by certified or registered mail, return receipt requested. All Notices personally delivered shall be deemed effective when actually delivered as documented in a delivery receipt. All Notices sent by a nationally recognized overnight delivery service shall be deemed effective and received one (1) business day following delivery by the sender to such delivery service. All Notices sent by certified or registered mail, return receipt requested, shall be deemed effective and received five (5) days after having been deposited in the United States mail. All Notices sent by facsimile transmission with electronic confirmation of successful transmission shall be deemed effective and received at the time of transmission, provided, however, that the party giving such facsimile Notice sends a copy of such Notice to the other party using any of the other methods permitted hereunder. Any Party may designate a change of address, or require that Notices be provided to additional persons, upon written Notice to and receipt by the other Party. All Notices shall be sent to the addressee at its address set forth following its name below:

If to PLAN:	Leon Medical Centers Health Plans, Inc.
c/o HealthSpring, Inc.
9009 Carothers Parkway
Building B, Suite 501
Franklin, Tennessee 37067
Attn: Chief Executive Officer
Facsimile: (615) 291-7011

with copies to:	HealthSpring, Inc.
9009 Carothers Parkway
Building B, Suite 501
Franklin, Tennessee 37067
Attn: General Counsel
Facsimile: (615) 291-7011

Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn.: J. James Jenkins, Jr,
Facsimile: (615) 742-2736

If to PROVIDER:

Leon Medical Centers, Inc.
11501 SW 40th Street
Miami FL 33165
Attn: Benjamin Leon, Jr., Co-Chief Executive Officer
and Stuart Eiseman, Co-Chief Executive Officer

with copy to:	Bilzin Sumberg Baena Price & Axelrod LLP
2500 Wachovia Financial Center
200 South Biscayne Boulevard
Miami, Florida 33131
Attn: Samuel C. Ullman
Facsimile: (305) 351-2299

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     13.10 Headings. The headings of the sections contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
     13.11 Interpretation. When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” When a reference is made in this Agreement to a certain number of days, such reference shall be deemed to refer to “calendar” days unless the reference expressly indicates that the reference is being made with respect to business days. As used in this Agreement, the masculine, feminine or neuter gender and the singular or plural number shall be deemed to include the others whenever the context so requires. References to Sections refer to sections of this Agreement, unless the context requires otherwise. Words such as “herein,” “hereinafter,” “hereof,” “hereby” and “hereunder” and the words of like import refer to this Agreement, unless the context requires otherwise. All references in this Agreement to PLAN, PROVIDER, HealthSpring or any other entity shall include any and all successors thereto. To the extent that the form and/or substance of any reports or other documents referenced in this Agreement in connection with the calculation of any terms hereof (including the Covered Services Payments and the Adjusted Members) are amended, restated or succeeded by any other reports, in each case, such that such calculations would vary if effectuated following such amendments, restatements or successions, then the parties shall promptly negotiate in good faith with respect to any necessary revisions to the provisions to this Agreement so as to maintain the intent of such provisions as written prior to the effectuation of such amendments, restatements or successions. Any disputes with respect to such revisions that cannot be resolved within fifteen (15) days following commencement of the negotiations with respect thereto shall be submitted to the Actuary for final resolution in accordance with the provisions of Section 4.5(a).
     13.12 Governing Law; Jurisdiction; Jury Trial Waiver. This Agreement, and any dispute, controversy or claim arising out of or relating to this Agreement or a breach thereof shall be governed by, and construed in accordance with the laws of the State of Florida. Each of the parties hereto irrevocably consents to the exclusive jurisdiction of any federal court located within Miami-Dade County in the State of Florida in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein (except with respect to any matters required or permitted hereunder to be submitted to the Actuary), agrees that process may be served upon them in any manner authorized by the laws of the State of Florida for such persons and waives and covenants not to assert or plead any objection that they might otherwise have to such jurisdiction and such process. The parties hereto hereby irrevocably waive any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby, whether now existing or hereafter arising, and whether sounding in contract, tort or otherwise; provided, however, that no such waiver shall apply to any lawsuit or proceeding brought by PLAN against PROVIDER in which PLAN alleges fraudulent conduct by PROVIDER and/or its Affilaites, in which case, such lawsuit or proceeding shall be adjudicated with any and all applicable jury trial rights. The parties hereto agree that any of

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them may file a copy of this paragraph with any court of competent jurisdiction as written evidence of the knowing, voluntary and bargained-for agreement among the parties irrevocably to waive trial by jury (except as hereinabove provided) and that any action or proceeding whatsoever between them relating to this Agreement or the transactions contemplated hereby shall instead be tried in a court of competent jurisdiction by a judge sitting without a jury (except as hereinabove provided).
     13.13 Third-Party Beneficiaries. This Agreement shall not be construed to create any third-party beneficiaries, except for PLAN’s being a third-party beneficiary under Section 8.1, PROVIDER Medicare Members being third party beneficiaries of Section 11.8 (Member Hold Harmless), and the PROVIDER HMO being a third-party beneficiary of PLAN’s obligations hereunder.
     13.14 Entire Agreement. All Exhibits to this Agreement and all attachments hereto are incorporated by reference into and made part of this Agreement. This Agreement and any amendments, exhibits, attachments, and schedules hereto as are now incorporated, or as may be added from time-to-time pursuant to the terms of this Agreement, constitute the entire understanding and agreement of the parties hereto and supersede any prior written or oral agreement pertaining to the subject matter hereof.
     13.15 Prevailing Party. In the event of a dispute between the parties hereto arising out of or in connection with this Agreement, the losing party in any action, claim or suit shall promptly pay to the prevailing party all reasonable attorneys’ and paralegals’ fees and costs, at trial and at all appellate levels, incurred by or on behalf of such prevailing party.
     13.16 Participation in Drafting. Each party acknowledges that it has been represented by counsel in connection with the negotiation and drafting of this Agreement and the other agreements and documents to be executed by the parties in connection herewith. Accordingly, in the event an ambiguity or question of intent or interpretation arises, this Agreement and the other agreements and documents to be executed by the parties in connection herewith shall be construed as if drafted jointly by PLAN, on the one hand, and PROVIDER, on the other hand, and no presumption or burden of proof shall arise favoring or disfavoring either party by virtue of the authorship of any of the provisions of this Agreement and the other agreements and documents to be executed by the parties in connection herewith.
     13.17 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby, and the consummation thereof, may be executed in one or more counterparts, all of which shall be considered one and the same document and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart. Delivery by facsimile or e-mail transmission in PDF format to counsel for the other party of a counterpart executed by a party shall be deemed to meet the requirements of the previous sentence and to constitute good and effective delivery for all purposes. The individual signing on behalf of the named party personally warrants and represents that he or she is the duly authorized agent of that party with the authority to execute this Agreement on behalf of such party.
[SIGNATURES ON FOLLOWING PAGE]

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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers or agents, effective as of the Effective Date.

LEON MEDICAL CENTERS	LEON MEDICAL CENTERS, INC.,
HEALTH PLANS, INC.,	a Florida corporation
a Florida corporation

By:	By:

Name :	Name: Benjamin Leon, Jr.

Title:	Title: Chief Executive Officer

[Signature Page to Medical Services Agreement.]

EXHIBIT 3
MLR SHARING ARRANGEMENT
1. Definitions.
     1.1 “Deficit” means, with respect to each Contract Year, the product obtained by multiplying (i) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year, by (ii) the MLR Deficit, if any, for such Contract Year.
     1.2 “MLR” means, with respect to any calendar year or Contract Year, as applicable, the percentage obtained by dividing (i) the aggregate medical expenses (including the cost of Part D Pharmaceuticals and Injectable Drugs) actually incurred by PLAN and by the PROVIDER HMO during such calendar year or Contract Year with respect to the PROVIDER Medicare Members and the PROVIDER HMO Members, respectively, by (ii) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year (including, without limitation, during any portion thereof). With respect to all calculations of the MLR in this Agreement, (A) reinsurance and stop-loss coverage for catastrophic claims costs and premiums and payments for disease management services shall be treated as an increase in medical expenses, and (B) reinsurance and stop-loss coverage for catastrophic claims recoveries, subrogation and coordination of benefits recoveries shall be treated as a reduction in medical expenses.
     1.3 “MLR Benchmark” means, (i) with respect to Contract Years 2007, 2008 and 2009, eighty percent (80.0%), (ii) with respect to Contract Years 2010 and 2011, eighty and one-half percent (80.5%), and (iii) with respect to all subsequent Contract Years, eighty one percent (81.0%).
     1.4 “MLR Deficit” means, with respect to each Contract Year, the positive difference, if any, between the actual MLR with respect to such Contract Year minus the MLR Benchmark for such Contract Year.
     1.5 “MLR Surplus” means, with respect to each Contract Year, the positive difference, if any, between the MLR Benchmark for such Contract Year minus the actual MLR with respect to such Contract Year.
     1.6 “Surplus” means, with respect to each Contract Year, the product obtained by multiplying (i) the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year, by (ii) the MLR Surplus, if any, for such Contract Year.
2. Medical Loss Ratio Formula. With respect to each Contract Year, the following shall apply:

     (a) to the extent that the MLR Surplus is greater than 0% but is 5% or less, then 50% of the Surplus calculated using the MLR Surplus within such range shall be retained by PLAN and 50% of such Surplus shall be paid by PLAN to PROVIDER;
     (b) to the extent that the MLR Surplus is greater than 5%, then 100% of the Surplus calculated using the MLR Surplus above such 5% shall be retained by PLAN (after risk sharing and payment by PLAN to PROVIDER for the corridor set forth in (a) above);
     (c) to the extent that the MLR Deficit is greater than 0% but is 5% or less, then 50% of the Deficit calculated using the MLR Deficit within such range shall be paid by PROVIDER to PLAN; and
     (d) to the extent that the MLR Deficit is greater than 5%, then no payment of any Deficit calculated using the MLR Deficit above such 5% shall be made by PROVIDER to PLAN (after risk sharing and payment by PROVIDER to PLAN for the corridor set forth in (c) above).
     Notwithstanding the foregoing, in no event will the aggregate amount of all Surplus payments by PLAN or Deficit payments by PROVIDER with respect to any one Contract Year exceed 2.5% multiplied by the sum of the CMS capitation reimbursement rates for all Medicare Advantage members that constituted PROVIDER Medicare Members and all Medicare Advantage members that constituted PROVIDER HMO Members during such Contract Year (including, without limitation, during any portion thereof).
3. Run Out Periods and Payment of Surplus and Deficit.
     (a) Payment of Surplus and Deficit. With respect to each Contract Year or portion thereof, all Surplus and Deficit payments among the parties shall be made as follows:
     (i) Immediately following the expiration of the three (3) calendar month period immediately following the applicable measurement period (e.g., each Contract Year, the First Measurement Period, the Final Measurement Period, or any portion thereof (if any of the foregoing shall commence or end other than on the first or last day, respectively, of a calendar month)), the parties shall estimate the amount of any Surplus or Deficit payable with respect to such measurement period so as to reflect any (i) claims incurred by PLAN with respect to such measurement period that have not been reported (“IBNR”) as of the end of such three month period, (ii) claims incurred by PLAN with respect to such measurement period that have been reported but are pending or otherwise unpaid (“Pending Claims”) as of the end of such three month period, and (iii) claims incurred by PLAN with respect to such measurement period that have been paid (“Paid Claims”) as of the end of such three month period (such estimate, the “First Estimated Surplus or Deficit”). PLAN or PROVIDER, as applicable shall pay 80% of any First Estimated Surplus or Deficit payable with respect to such Contract Year, by wire transfer of immediately available funds, within three (3) business days following the determination thereof (whether by the parties or the Actuary);

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     (ii) Immediately following the expiration of the six (6) calendar month period immediately following the applicable measurement period, the parties shall estimate the amount of any Surplus or Deficit payable with respect to such measurement period so as to reflect any IBNR, Pending Claims and Paid Claims as of the end of such six (6) month period (such estimate, the “Second Estimated Surplus or Deficit”). The difference between (A) the amount of the Second Estimated Surplus or Deficit payable with respect to such Contract Year, and (B) the amount of the First Estimated Surplus or Deficit paid pursuant to the immediately preceding item (i) shall be paid by the applicable party, by wire transfer of immediately available funds, within three (3) business days following the determination thereof (whether by the parties or the Actuary) (the “Interim Settlement Amount”); and
     (iii) Immediately following the expiration of the eighteen (18) calendar month period immediately following the applicable measurement period, the parties shall calculate the actual MLR achieved with respect to such measurement period (i.e., so as to reflect all Pending Claims and Paid Claims as of the end of such eighteen (18) month period but not IBNR), as well as the amount of any Surplus or Deficit payable with respect to such measurement period (the “Final Settlement”). The difference between (A) the amount of the Surplus or Deficit payable with respect to such Contract Year, as determined pursuant to the Final Settlement for such Contract Year (whether by the parties or the Actuary), and (B) the amount of the Second Estimated Surplus or Deficit shall be paid by the applicable party, by wire transfer of immediately available funds, within three (3) business days following the determination of the Final Settlement.
     (b) Actual MLR Calculation. For avoidance of doubt, for purposes of the calculation of the MLR and the PROVIDER HMO MLR actually achieved for the applicable measurement period as required under Section 3(a)(iii), no IBNR existing as of the end of the eighteen month period that is the subject of any Final Settlement shall be reflected in such MLR or PROVIDER HMO MLR.
     (c) Monthly Reports. Within thirty (30) days following the end of each calendar month, PLAN shall provide to PROVIDER its estimate and calculations with respect to whether, as of the date of such estimate, there exists a Surplus or a Deficit for such Contract Year. Such monthly reports shall be for informational purposes only and shall not be deemed probative or supportive in any way of either party’s calculation of the MLR, PROVIDER HMO MLR, First or Second Estimated Surplus or Deficit, the Interim Settlement Amount or the Final Settlement.
4. Disputes; Actuary. With respect to all calculations of MLR, Surplus and Deficit, the parties shall first attempt to make all such calculations jointly and agree on the results thereof. If the parties are unable to agree on the results of the calculations of MLR, Surplus or Deficit (including each of their respective components), then either party may, by written notice to the other party, require that such calculations be submitted to the Actuary for final determination. Each party shall submit to the Actuary its final proposed calculation of such Surplus or Deficit. The Actuary shall be instructed to deliver a determination of such reconciliation within thirty (30) days following such submission, which determination shall be final, binding and non-appealable.

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